Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated November 3, 2009

by and among

Precision Acquisition, LLC,

MasTec, Inc.,

Precision Pipeline LLC,

Precision Transport Company, LLC,

PPL Management, Inc.,

Michael Daniel Murphy,

Steven R. Rooney,

Angela D. Murphy,

and

Karen K. Rooney

TABLE OF CONTENTS

1. PURCHASE AND SALE OF UNITS.	2

1.1 Purchase and Sale of Units	2
1.2 Purchase Price	2
1.3 Purchase Price Allocation	2
1.4 Estimate of Purchase Price	3
1.5 Payment of Closing Date Purchase Price	3
1.6 Escrow	4
1.7 Allocation of Payments	4
1.8 Post-Closing Purchase Price Adjustment	5
1.9 Closing	7
1.10 Earn-Out	10
1.11 Collection and Assignment of Actual Uncollected Receivables	15
1.12 Reimbursement for and Assignment of Uncollected Retainage	16

2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	16

2.1 Organization; Predecessors	16
2.2 Capitalization of the Companies; Title to Units	17
2.3 Organization, Power and Authorization	18
2.4 Authorization of Governmental Authorities	18
2.5 Noncontravention	18
2.6 Financial Statements	19
2.7 Absence of Undisclosed Liabilities	20
2.8 Absence of Certain Developments	20
2.9 Assets	22
2.10 Accounts Receivable	23
2.11 Backlog	23
2.12 Real Property	23
2.13 Tangible Personal Property	25
2.14 Intellectual Property	25
2.15 Legal Compliance; Illegal Payments; Permits	27
2.16 Inventories	29
2.17 Employee Benefit Plans	29
2.18 Environmental Matters	33
2.19 Contracts	34
2.20 Affiliate Transactions	37
2.21 Customers and Suppliers	37
2.22 Customer Warranties	38
2.23 Capital Expenditures and Investments	38
2.24 Employees	39
2.25 Litigation; Governmental Orders	40
2.26 Insurance	41
2.27 Banking Facilities	41
2.28 Powers of Attorney	41

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2.29 No Brokers	41
2.30 Securities Law Matters	41
2.31 Surety Bonds	42
2.32 Transport Operations	43
2.33 PPL	43

3. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MASTEC	43

3.1 Organization	43
3.2 Power and Authorization	43
3.3 Authorization of Governmental Authorities	43
3.4 Noncontravention	44
3.5 No Brokers	44
3.6 Securities Law Compliance	44
3.7 MasTec Financial Statements	44
3.8 MasTec Material Adverse Effect	44
3.9 No Actual Knowledge of Certain Breaches	44

4. PRE-CLOSING COVENANTS	44

4.1 Access and Investigation	44
4.2 Operation of the Companies and their Businesses	45
4.3 Commercially Reasonable Efforts; Notification; Hart-Scott-Rodino Act Filings	48
4.4 Acquisition Proposals	49
4.5 Bank Accounts; Powers of Attorney	50
4.6 Notice and Cure	50
4.7 Consultation	51
4.8 Cooperation Regarding: Financing	51
4.9 Interim Financial Statements	51
4.10 Termination of Certain Employees	52
4.11 Assistance	52
4.12 Guarantees by Sellers	52
4.13 Consents for Assumption of Debt	52
4.14 Confidentiality	52

5. POST-CLOSING COVENANTS	53

5.1 Confidentiality	53
5.2 Restrictive Covenants	54
5.3 Cooperation Regarding Financial Statements	57
5.4 Litigation Support	57
5.5 Access to Books and Records	57
5.6 LLC Indemnification Provisions	58
5.7 Employment and Benefit Arrangements	58
5.8 Warranty Repairs	59
5.9 Workers’ Compensation Insurance	59
5.10 Lien Releases and Termination Statements	59

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6. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	59

6.1 Sellers’ and the Companies’ Performance	59
6.2 No Actions	60
6.3 No Claim Regarding Units or Sale Proceeds	60
6.4 No Prohibition	60
6.5 No Material Adverse Effect	60
6.6 HSR Act	60
6.7 Escrow Agreement	61
6.8 Third-Party Consents	61
6.9 Financing	61

7. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE	61

7.1 Buyer’s Performance	61
7.2 No Prohibition	61
7.3 HSR Act	62
7.4 No MasTec Material Adverse Effect	62

8. TERMINATION	62

8.1 Termination Events	62
8.2 Effect of Termination	63

9. INDEMNIFICATION	63

9.1 Indemnification by the Sellers	63
9.2 Indemnity by the Buyer and MasTec	65
9.3 Time for Claims	65
9.4 Third Party Claims	66
9.5 Sellers’ Representative	68
9.6 Knowledge and Investigation	68
9.7 Remedies Cumulative	68
9.8 Right of Setoff	68
9.9 Companies’ Indemnification Obligations	68
9.10 Time of Payment of Claims	69
9.11 Insurance and Other Sources of Reimbursement	69
9.12 Purchase Price Adjustment	69
9.13 Effect of Computation of Actual Net Working Capital	70
9.14 Satisfaction of Indemnity Claims	70
9.15 Limitations on Liability	70
9.16 Exclusive Remedy	70
9.17 Allocation of Purchase Price Is Not Agreement of Losses	71

10. TAX MATTERS	71

10.1 Representations and Obligations Regarding Taxes	71
10.2 Covenants With Respect To Taxes	72

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10.3 Indemnification for Taxes	74

11. MISCELLANEOUS	77

11.1 Notices	77
11.2 Sellers’ Representative	79
11.3 Publicity	80
11.4 Succession and Assignment; No Third-Party Beneficiary	81
11.5 Amendments and Waivers	81
11.6 Further Assurances	81
11.7 Entire Agreement	81
11.8 Schedules; Listed Documents, etc	82
11.9 Counterparts; Execution	82
11.10 Survival	82
11.11 Severability	82
11.12 Headings	82
11.13 Construction	82
11.14 Governing Law	83
11.15 Jurisdiction; Venue; Service of Process	83
11.16 Waiver of Jury Trial	83
11.17 Expenses	84
11.18 Specific Performance	84
11.19 Spousal Consent	84
11.20 Joint and Several	84
11.21 Legal Representation	85
11.22 Disclaimer	85

12. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION	86

12.1 Definitions	86
12.2 Glossary of Other Defined Terms	98
12.3 Rules of Construction	101

Exhibits:

Exhibit A	Form of Closing Certificate
Exhibit B	Escrow Agreement
Exhibit C	Final Closing Statement
Exhibit D	Form of Headquarters Lease
Exhibit E	Form of General Release
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Principals Employment Agreement
Exhibit H	Form of CAC Representation Letter
Exhibit I	Form of Gardere Representation Letter

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SCHEDULES

1.2	Allocation of the Purchase Price among the Sellers
1.3	Purchase Price Allocation
1.5.1(f)	Buyer’s Expenses
1.9.2(a)(vii)	Payoff Letters
2.1.1	Jurisdictions in which Company is qualified to transact business
2.1.2	Predecessor Status, etc.
2.2.2	Ownership of Units
2.2.3	Encumbrances, Etc.
2.2.4	Debt
2.4	Authorization of Governmental Authorities
2.5	Noncontravention
2.6.1	Financial Statements
2.6.2	Compliance with GAAP
2.7	Absence of Undisclosed Liabilities
2.8	Certain Developments
2.9.1	Ownership of Assets
2.9.2	Sufficiency of Assets
2.10	Accounts Receivable
2.11	Backlog
2.12	Real Property
2.12.2	Real Property Consents
2.14	Intellectual Property
2.15.3	Permits
2.16	Inventories
2.17(a)	Employee Benefit Plans
2.17(c)	Employee Benefit Plan Administration
2.17(e)	Employee Benefit Plan Actions, Suits and Claims
2.17(g)	Employee Benefit Plans Increases in the Expenses of Maintaining
2.17(h)	Employee Plan Compensation Subject to 409A of the Code
2.17(i)	Certain Matters with Respect to Employee Benefit Plans
2.18	Environmental Matters
2.19	Contracts
2.19.3	Breach
2.19.4	Bids
2.20	Affiliate Transactions
2.21	Customers and Suppliers
2.22	Customer Warranty Claims
2.23	Capital Expenditures and Investments
2.24	Employees
2.24.3	Actions Relating to Employees
2.25	Litigation
2.26	Insurance
2.27	Banking Facilities
2.28	Powers of Attorney

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2.31	Surety Bonds
2.32	Transport Operations
2.33	PPL
4.10	Transferred Employees
9.1.5	Certain Indemnification Matters
9.11	Insurance to be maintained by the Companies following Closing
10	Taxes
10.1.1	Tax Returns
10.1.2	Tax Clearances
10.1.3	Tax Audits and Disputes
10.1.4	Ventures Taxed as Partnerships
10.1.6	Treatment of Income From Prior Periods
10.1.9	Withholding Taxes
12.1	Precision GAAP

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated November 3, 2009, as amended or otherwise modified (the “Agreement”), by and among Precision Acquisition, LLC, a Wisconsin limited liability company (the “Buyer”), MasTec, Inc., a Florida corporation (“MasTec”), Precision Pipeline LLC, a Wisconsin limited liability company (“Precision”), Precision Transport Company, LLC, a Wisconsin limited liability company (“Transport” and, together with Precision, the “Companies” and each individually, a “Company”), PPL Management, Inc., a Wisconsin corporation (“PPL”), Michael Daniel Murphy, an individual resident in the State of Wisconsin (“Murphy”), Steven R. Rooney, an individual resident in the State of Wisconsin (“Rooney”, and, together with Murphy, the “Transport Sellers”, and the Transport Sellers, together with PPL, the “Sellers”), Murphy and Rooney as the Sellers’ representatives (collectively, the “Sellers’ Representative”), and Angela D. Murphy, an individual resident in the State of Wisconsin (“Mrs. Murphy”), and Karen K. Rooney, an individual resident in the State of Wisconsin (“Mrs. Rooney”), each of Mrs. Murphy and Mrs. Rooney solely with respect to Sections 11.19 and 11.20 and with respect to no other provision of this Agreement.

RECITALS

WHEREAS, the Sellers are the record and beneficial owners of 100% of the issued and outstanding membership interests in Precision (the “Precision Units”);

WHEREAS, the Transport Sellers are the record and beneficial owners of 100% of the issued and outstanding membership interests in Transport (the “Transport Units” and, together with the Precision Units, the “Units”);

WHEREAS, Precision is Transport’s only customer, and Transport’s sole business is the provision of carrier services with the use of certain drivers, trucks, trailers and motor vehicles for the purpose of transporting Precision’s Equipment to jobsites (the “Transport Business”);

WHEREAS, PPL employs the Transferred Employees and desires to as of the Closing Date terminate its employment of the Transferred Employees and Precision desires to employ the Transferred Employees as of the Closing Date;

WHEREAS, Mrs. Murphy is the spouse of Murphy and Mrs. Rooney is the spouse of Rooney and each of Mrs. Murphy and Mrs. Rooney is entering into this Agreement to waive all rights they have with respect to the Units, the Businesses and the Companies, including all rights pursuant to the Wisconsin Marital Property Law, and for each of them to be jointly and severally liable with her respective spouse for all of such spouse’s obligations under this Agreement; and

WHEREAS, the Buyer desires to purchase the Precision Units and the Transport Units from the Sellers and the Transport Sellers, respectively, and the Sellers and the Transport Sellers desire to sell all of the Precision Units and the Transport Units, respectively, to the Buyer upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer, MasTec, the Sellers, Mrs. Murphy and Mrs. Rooney hereby agree as follows:

1.	PURCHASE AND SALE OF UNITS.

1.1 Purchase and Sale of Units. At the Closing, subject to the terms and conditions of this Agreement, the Sellers and the Transport Sellers will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Sellers and the Transport Sellers, the Precision Units and the Transport Units, respectively, free and clear of any and all Encumbrances other than restrictions on the transfer of securities arising under federal and state securities laws and Encumbrances created by the Buyer.

1.2 Purchase Price. The aggregate purchase price for the Units (the “Purchase Price”) shall be paid to the Sellers and CAC as set forth on Schedule 1.2 and is equal to:

1.2.1 the Cash Purchase Price; plus

1.2.2 the Earn-Out Payments; and

1.2.3 Subject to adjustment as provided in this Section 1.

1.3 Purchase Price Allocation. The parties agree that the Contemplated Transactions will be governed by Revenue Ruling 99-6 for federal, state and local income tax purposes. The Purchase Price plus the liabilities of the Companies assumed, or taken subject to, by the Buyer (together with the Purchase Price, the “Allocated Purchase Price”) shall be allocated among the Companies’ Assets and the covenants set forth in Section 5.2.1 in accordance with the Code (and any similar provision of state or local law, as appropriate) as set forth on Schedule 1.3 (the “Allocation”), including those fair market values set forth in the appraisal attached to Schedule 1.3. Sellers and Buyer shall each report the federal, state, local and other Tax consequences of the Contemplated Transactions, including the preparation and filing of Form 8594, consistent with the Allocation. Buyer and Sellers agree that the Purchase Price reflects the fair market value of the Companies’ Assets, and the Allocated Purchase Price will be allocated among the Assets and the covenants set forth in Section 5.2.1 as described in this Section 1.3. Buyer and Sellers will act in good faith and reasonably cooperate with each other to agree on the final Allocation on or before the thirtieth (30th) day after the Closing Date consistent with Schedule 1.3, will cooperate with each other in the preparation of such forms, and will furnish each other with a copy of the final version of Form 8594 at least ten (10) days before the filing date thereof. Notwithstanding the foregoing, if the amount contained in the Allocation in respect of the covenants set forth in Section 5.2.1 exceeds Five Hundred Thousand Dollars ($500,000), then, on or prior to April 10, 2010, Buyer shall pay to Sellers, as set forth on Schedule 1.2, an amount equal to (x) the amount of such excess multiplied by (y) 0.265. For example: if One Million Dollars ($1,000,000) is allocated to the covenants set forth in Section 5.2.1, then the amount of the excess would be Five Hundred Thousand Dollars ($500,000), and the amount payable by Buyer to Sellers, as set forth on Schedule 1.2, would be $500,000 multiplied by 0.265, which equals $132,500.

1.4 Estimate of Purchase Price. At least five (5) Business Days prior to the Closing Date, the Sellers shall prepare in accordance with Precision GAAP and deliver to Buyer the Sellers’ good faith reasonable estimate of the Companies’ consolidated balance sheet as of the Effective Date (the “Estimated Closing Balance Sheet”) and a certificate (substantially in the form of Exhibit A) executed by both the chief executive officer and vice president of finance of each Company (the “Closing Certificate”) setting forth Sellers’ estimate of each of the following as set forth on the Estimated Closing Balance Sheet:

1.4.1 all Debt (the “Estimated Indebtedness”);

1.4.2 the net book value of the PP&E (the “Estimated PP&E”); and

1.4.3 Net Working Capital (the “Estimated Net Working Capital”).

Following receipt of the Closing Certificate, Sellers shall permit Buyer and its Representatives at all reasonable times and upon reasonable notice to review the Sellers’, the Companies’ and their accountants’ working papers relating to the Estimated Closing Balance Sheet and Closing Certificate as well as the Sellers’ and the Companies’ accounting books and records relating to the determination of the Estimated Closing Balance Sheet and Closing Certificate, and Sellers shall make reasonably available their Representatives responsible for the preparation of the Estimated Closing Balance Sheet and the Closing Certificate in order to respond to the inquiries of the Buyer. Prior to the Closing, the parties shall act reasonably in resolving in good faith any disagreements concerning the computation of any of the items on the Estimated Closing Balance Sheet and Closing Certificate; provided that it is acknowledged and agreed that if any disagreements cannot be resolved, then the Closing shall occur on the basis of the Closing Certificate provided by Sellers, and that any unresolved disagreements shall be deferred for resolution pursuant to the post-closing purchase price adjustment process described in Section 1.8.

1.5 Payment of Closing Date Purchase Price. At Closing, the Buyer shall:

1.5.1 pay to the Sellers and CAC as set forth on Schedule 1.2 in cash (the “Cash Purchase Price”) an amount equal to:

(a) One-Hundred-Fifty Million Dollars ($150,000,000); minus

(b) if the Estimated PP&E is less than Forty-Four Million Dollars ($44,000,000), the difference between Forty-Four Million Dollars ($44,000,000) and the Estimated PP&E; minus

(c) the Estimated Indebtedness; provided that if the Estimated PP&E is in excess of Forty-Four Million Dollars $44,000,000 (the amount of such excess, if any, an “Estimated PP&E Surplus”), then Estimated Indebtedness shall be deemed automatically reduced, without any action by the parties, by an amount equal to the lower of (x) the Estimated PP&E Surplus and (y) Twenty Million Dollars ($20,000,000); minus

(d) if the Estimated Net Working Capital is less than Nine Million Dollars ($9,000,000), the difference between Nine Million Dollars ($9,000,000) and the Estimated Net Working Capital; plus

(e) if the Estimated Net Working Capital is greater than Nine Million Dollars ($9,000,000), the difference between the Estimated Net Working Capital and Nine Million Dollars ($9,000,000); and minus

(f) those Buyer’s Expenses set forth on Schedule 1.5.1(f) as delivered by Buyer to the Sellers’ Representative at or prior to Closing;

provided, however, that Buyer shall, out of the Cash Purchase Price to be paid to the Sellers, deposit in the Escrow Account on behalf of the Sellers pursuant to Section 1.6 below (such deposit, the “Escrow Fund”), comprising Fifteen Million Dollars ($15,000,000) in cash from the Cash Purchase Price; and, provided further, Sellers authorize Buyer to pay out of the Cash Purchase Price all Closing Date Seller Expenses in accordance with such instruction as Sellers’ Representative may give to Buyer and any Closing Date Seller Expenses so paid will not be reflected in the Actual Closing Balance Sheet or Actual Net Working Capital.

1.5.2 Method of Cash Payments. All cash payments made under this Section 1.5 shall be made by wire transfer of immediately available funds to one or more accounts designated by the recipient in writing no fewer than two (2) Business Days immediately preceding the scheduled Closing Date.

1.6 Escrow. To provide for an escrow account or accounts to secure and to serve as a fund in respect of the indemnification obligations of Sellers under this Agreement, Buyer, Sellers and JP Morgan Chase Bank, National Association, as Escrow Agent, (the “Escrow Agent”), at Closing shall enter into an Escrow Agreement substantially in the form of Exhibit B (the “Escrow Agreement”). At the Closing, Buyer shall deposit the Escrow Fund with the Escrow Agent to be held in an account or accounts (the “Escrow Account”), which shall bear interest on the Escrow Fund, pursuant to the terms of the Escrow Agreement. Except with respect to amounts that have been previously paid from the Escrow Account to Buyer pursuant to the Escrow Agreement, and except with respect to claims pursuant to Section 1.8 and indemnity claims made in accordance with Section 9 or Section 10 on or before the eighteen (18) month anniversary of the Closing Date (the “Escrow Period”), all amounts (in excess of all pending claims) in the Escrow Account (with any interest or other earnings paid thereon) shall be distributed to Sellers in accordance with the Escrow Agreement on the first Business Day after the expiration of the Escrow Period; provided that with respect to any pending claim, promptly following resolution of such pending claim, the amount, if any, of such pending claim which has not been paid, which is not payable to any Buyer Indemnified Person pursuant to Section 1.8, Section 9.1 or Section 10 in connection with such resolution, and which is not required to remain in the Escrow Account to satisfy other pending claims shall be paid to the Sellers.

1.7 Allocation of Payments. As among Sellers and CAC, any Purchase Price payable to Sellers or CAC, payments payable to Sellers from the Escrow Account or otherwise payable to Sellers or CAC under this Section 1, shall be paid as set forth on Schedule 1.2.

1.8 Post-Closing Purchase Price Adjustment.

1.8.1 As soon as practicable but in no event more than one hundred twenty (120) days following the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative: (a) a consolidated balance sheet of the Companies as of the Effective Date prepared in accordance with Precision GAAP (the “Closing Balance Sheet”); and (b) a certificate substantially in the form of Exhibit C executed by MasTec’s Chief Financial Officer (the “Final Closing Statement”) setting forth each of the following as set forth on the Closing Balance Sheet: (i) the actual net book value of PP&E (the “Actual PP&E”); (ii) the actual aggregate amount of the Companies’ Debt (the “Actual Indebtedness”); (iii) the actual Net Working Capital (“Actual Net Working Capital”); and (iv) the amount of all Receivables included in Actual Net Working Capital included in the Closing Balance Sheet which were not collected on or prior to the ninetieth (90th) day after the Closing Date (the “Actual Uncollected Receivables”).

1.8.2 The Sellers and their accountants shall complete their review of the Closing Balance Sheet and Final Closing Statement within 30 days after delivery thereof by the Buyer. During such review period, Buyer shall provide Sellers’ Representative with access to all books and records reasonably requested by Sellers’ Representative to review the Closing Balance Sheet and the Final Closing Statement and any work papers prepared by Buyer or its accountants in connection with such calculations, and Buyer shall make reasonably available its Representatives responsible for the preparation of the Closing Balance Sheet and Final Closing Statement in order to respond to the inquiries of Sellers’ Representative. If the Sellers object to the Closing Balance Sheet or Final Closing Statement for any reason, the Sellers’ Representative shall, on or before the last day of such 30-day period, so inform the Buyer in writing (a “Sellers’ Objection”), setting forth a specific description of the basis of the Sellers’ determination and the adjustments to the Closing Balance Sheet or Final Closing Statement that the Sellers believe should be made. To the extent any disagreement therewith is not described in a Sellers’ Objection received by the Buyer on or before the last day of such 30-day period, then all items described on the Closing Balance Sheet and Final Closing Statement delivered by the Buyer to the Sellers’ Representative shall be deemed agreed, final and binding on the parties.

1.8.3 If the Sellers’ Representative timely delivers a Sellers’ Objection to the Buyer and the Sellers’ Representative and the Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Sellers’ Objection within thirty (30) days following the Buyer’s receipt of the Sellers’ Objection, then they shall jointly retain the CPA Firm, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 1.8, and only with respect to those items in the Sellers’ Objection on which the Buyer and the Sellers’ Representative have not agreed, whether and to what extent, if any, the Cash Purchase Price requires adjustment. The Buyer and the Sellers’ Representative shall instruct the CPA Firm to deliver its written determination to the Buyer and the Sellers’ Representative no later than 30 days after submitting the matter to it for resolution. At the time of retention of the CPA Firm, the Buyer shall specify in writing to the CPA Firm and the Sellers’ Representative the amount of Buyer’s computation of the Cash Purchase Price (the “Buyer’s Position”), and the Sellers’ Representative shall specify in writing to the CPA Firm and to the Buyer the amount of the Sellers’ computation of the Cash Purchase Price (the “Sellers’ Position”). The CPA Firm’s determination shall be conclusive and binding upon the Buyer and the Sellers. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by the Buyer or the Sellers’ Representative at the time the CPA Firm is retained or less than the smallest value claimed for the item by the Buyer or the Sellers’ Representative at such time. The scope of the disputes to be resolved by the CPA Firm is limited to whether the preparation of the Closing Balance Sheet and the calculation of Actual PP&E, Actual Indebtedness and Actual Net Working Capital were done in a manner consistent with Precision GAAP and otherwise in accordance with this Agreement, and the CPA Firm is not to make any other determination unless jointly requested in writing by the Sellers’ Representative and the Buyer. The fees and disbursements of the CPA Firm and the reasonable attorneys’ fees and expenses of the parties relating to the disputes submitted to the CPA Firm (collectively, the “Purchase Price Dispute Expenses”) shall be borne (i) jointly and severally by the Sellers in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to Sellers’ Position minus the Cash Purchase Price determined by the CPA Firm, and the denominator of which is equal to Sellers’ Position minus Buyer’s Position and (ii) by Buyer in that proportion equal to a fraction (expressed as a percentage) equal to one (1) minus the fraction described in clause (i). For example, if the Sellers’ Position is that the Cash Purchase Price should be $175,000,000 and the Buyer’s Position is that the Cash Purchase Price should be $174,000,000, the CPA Firm determines that the Cash Purchase Price should be $174,600,000 and the Purchase Price Dispute Expenses are $50,000, then (i) the Sellers shall pay $20,000 (40%) of the Purchase Price Dispute Expenses and (ii) the Buyer shall pay $30,000 (60%) of the Purchase Price Dispute Expenses. The Buyer and the Sellers shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Balance Sheet, Final Closing Statement and the Sellers’ Objection and all other items reasonably requested by the CPA Firm in connection therewith.

1.8.4 The Closing Balance Sheet, PP&E, Debt and Net Working Capital, as agreed to (or deemed to have been agreed to) between Buyer and Sellers’ Representative or as determined by the CPA Firm, as applicable, shall be conclusive and binding on all of the parties hereto and shall be deemed the “Actual Closing Balance Sheet”, “Actual PP&E”, “Actual Indebtedness”, “Actual Net Working Capital” and “Actual Uncollected Receivables”, respectively, for all purposes herein.

(a) Upon completion of the calculation of the Actual Closing Balance Sheet, Actual PP&E, Actual Indebtedness and Actual Net Working Capital in accordance with this Section 1.8, the Cash Purchase Price shall be recalculated, and the following adjustments (the “Purchase Price Adjustment”) made:

(i) If the Cash Purchase Price calculated using the Actual PP&E, Actual Indebtedness and Actual Net Working Capital shown on the Actual Closing Balance Sheet is greater than the Cash Purchase Price calculated using the Estimated PP&E, Estimated Indebtedness and Estimated Net Working Capital shown on the Estimated Closing Balance Sheet, then the Buyer shall pay such difference to the Sellers and CAC as set forth on Schedule 1.2 by wire transfer in immediately available funds within two (2) Business Days thereafter to the accounts designated by the Sellers’ Representative.

(ii) If the Cash Purchase Price calculated using the Actual PP&E, Actual Indebtedness and Actual Net Working Capital shown on the Actual Closing Balance Sheet is less than the Cash Purchase Price calculated using the Estimated PP&E, Estimated Indebtedness and Estimated Net Working Capital shown on the Estimated Closing Balance Sheet, then within (2) Business Days thereafter the amount of such difference will be (A) paid to the Buyer, jointly and severally by the Sellers, or (B) at Buyer’s election, by withdrawal of such amount from the Escrow Fund (and in the case of clause (B), the Buyer and Sellers’ Representative will, during such two (2) Business Day period, deliver to the Escrow Agent a joint written instruction to make such distribution).

1.9 Closing.

1.9.1 Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of the Units contemplated by this Agreement shall take place at a closing (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) to be held at the offices of Greenberg Traurig, P.A., located at 1221 Brickell Avenue, Miami, Florida 33131 at 10:00 a.m. Miami time, on the third (3rd) Business Day following the date on which all of the conditions set forth in Section 6 and Section 7 shall have been satisfied or waived (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing). Upon consummation, the Closing will be deemed for all purposes, to have taken place as of 12:01 a.m. on the Effective Date (except in the case of income Tax Returns, in which case, the Closing Date). By agreement of the Buyer and the Sellers’ Representative, the Closing may take place by delivery of the items to be delivered at Closing by facsimile or other electronic transmission. Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.9.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. All deliveries by the parties at Closing shall be deemed to have occurred simultaneously, and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived.

1.9.2 Deliveries at Closing. At the Closing:

(a) Deliveries by Sellers. Sellers will deliver, or cause to be delivered, to Buyer:

(i) the Escrow Agreement executed by Sellers;

(ii) assignments of the Units, duly endorsed by each Seller (as to such Seller’s Units) for unconditional and irrevocable transfer to Buyer;

(iii) a receipt for the Closing Date Purchase Price;

(iv) a certificate signed by the Sellers, certifying to the fulfillment of the conditions specified in Section 6.1.1 and Section 6.1.2;

(v) an affidavit from each Seller certifying the non-foreign status of each Seller and that no Seller is a disregarded entity, dated as of the Closing Date and in form and substance required under Section 1.1445-2(b)(2) of the Treasury Regulations;

(vi) resignations of those officers and managers of the Companies (solely with respect to such offices and positions as managers, and not with respect to employment) as requested by Buyer at or at any time prior to Closing;

(vii) executed payoff letters, releases, or other similar instruments providing for the repayment in full of all Debt of the Companies set forth on Schedule 1.9.2(a)(vii) and the release of all Encumbrances granted with respect thereto, together with all instruments, documents and UCC financing statements relating thereto;

(viii) a written consent executed by all of the directors and shareholders of PPL authorizing its execution and delivery of this Agreement and performance of the Contemplated Transactions;

(ix) a written consent executed by all of the members of Precision authorizing its execution and delivery of this Agreement and the performance of the Contemplated Transactions, including the admission of Buyer as the sole member of Precision, effective upon Closing;

(x) a written consent executed by all of the members of Transport authorizing its execution and delivery of this Agreement and the performance of the Contemplated Transactions, including the admission of Buyer as the sole member of Transport, effective upon Closing;

(xi) a compact disc (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the datasite maintained by Merrill Corporation on behalf of the Company as of Closing (the “Data Room”);

(xii) a real estate lease for the Headquarters Facility (the “Headquarters Lease”), substantially in the form of Exhibit D between Precision and Precision Land Company, LLC, a Wisconsin limited liability company owned 50% by Murphy and 50% by Rooney (“LandCo”) executed by Precision and LandCo;

(xiii) a general release (a “General Release”) substantially in the form of Exhibit E executed by each Seller, Mrs. Murphy and Mrs. Rooney;

(xiv) the registration rights agreement substantially in the form of Exhibit F (the “Registration Rights Agreement”), executed by the Sellers and CAC;

(xv) the employment agreements substantially in the form of Exhibit G between Precision and each of Murphy and Rooney (the “Principals Employment Agreements”), executed by the parties thereto;

(xvi) the representation letter, substantially in the form of Exhibit H, executed by CAC; and

(xvii) the representation letter substantially in the form of Exhibit I, executed by Gardere.

(b) Deliveries by Buyer. Buyer will deliver:

(i) to the Sellers:

1 the Escrow Agreement, executed by Buyer and MasTec;

2 the Cash Purchase Price less the Escrow Fund;

3 the Registration Rights Agreement, executed by MasTec;

4 reasonable documentation of Buyer’s Expenses; and

5 a certificate signed by the Buyer, certifying to the fulfillment of the conditions specified in Section 7.1.1 and Section 7.1.2; and

(ii) to the Escrow Agent, the Escrow Fund.

(c) Other Action by Precision and PPL. PPL shall pay all cash held by it on the Closing Date to Precision net of amounts necessary to satisfy all base salary and benefits and withholding Taxes payable to or in respect of Transferred Employees accrued for the period after the last payment therefor by PPL through and including the Closing Date and PPL shall thereafter make such payments to the appropriate payees in a timely fashion.

1.10 Earn-Out.

1.10.1 In addition to the Closing Date Purchase Price, and as additional consideration for the purchase of the Units, the Buyer shall pay to the Sellers and CAC as set forth on Schedule 1.2, contingent payments (the “Earn-Out Payments”) as determined pursuant to this Section 1.10 at the times, in the manner and to the extent Earn-Out Payments are earned pursuant to the following terms:

(a) with respect to the Companies’ consolidated 2009 Earn-Out Period EBITDA, 40% of the Companies’ consolidated 2009 Earn-Out Period EBITDA will be paid to the Sellers;

(b) with respect to the Companies’ consolidated 2010 Earn-Out Period EBITDA, 30% of the amount (if any) by which the Companies’ consolidated 2010 Earn-Out Period EBITDA exceeds $35,000,000 will be paid to the Sellers;

(c) with respect to the Companies’ consolidated 2011 Earn-Out Period EBITDA, 30% of the amount (if any) by which the Companies’ consolidated 2011 Earn-Out Period EBITDA exceeds $35,000,000 will be paid to the Sellers;

(d) with respect to the Companies’ consolidated 2012 Earn-Out Period EBITDA, 30% of the amount (if any) by which the Companies’ consolidated 2012 Earn-Out Period EBITDA exceeds $35,000,000 will be paid to the Sellers;

(e) with respect to the Companies’ consolidated 2013 Earn-Out Period EBITDA, 30% of the amount (if any) by which the Companies’ consolidated 2013 Earn-Out Period EBITDA exceeds $35,000,000 will be paid to the Sellers; and

(f) with respect to the Companies’ consolidated 2014 Earn-Out Period EBITDA, 30% of the amount (if any) by which the Companies’ consolidated 2014 Earn-Out Period EBITDA exceeds $29,166,667 will be paid to the Sellers.

(g) Notwithstanding the foregoing, if the Companies’ consolidated EBITDA for any Earn-Out Period is negative (any such Earn-Out Period, a “Negative EBITDA Earn-Out Period”), taking into account the adjustment to such EBITDA resulting from a prior Negative EBITDA Earn-Out Period as set forth in this subsection 1.10.1(g), the Companies’ consolidated EBITDA for the subsequent Earn-Out Period shall be reduced by the amount by which EBITDA for the Negative EBITDA Earn-Out Period was less than zero. For example, if the 2009 Earn-Out Period is a Negative EBITDA Earn-Out Period in which the Companies’ consolidated EBITDA is negative $1 million and if the 2010 Earn-Out Period is a Negative EBITDA Earn-Out Period in which the Companies’ consolidated EBITDA (excluding any reduction for the negative EBITDA for the 2009 Earn-Out Period) is negative $2 million, then the Companies’ consolidated EBITDA for the 2011 Earn-Out Period shall be reduced by $3 million as a result of the negative $2 million of EBITDA in the 2010 Earn-Out Period and the negative $1 million of EBITDA in the 2009 Earn-Out Period.

1.10.2 For purposes of this Section 1.10, “Earn-Out Period” shall mean the period commencing on January 1 and ending of December 31 of the relevant year, provided, that (i) the “Earn-Out Period” for 2009 shall commence on the Effective Date and end on December 31, 2009, and (ii) the “Earn-Out Period” for 2014 shall commence on January 1, 2014 and end one day prior to the five year anniversary of the Effective Date.

1.10.3 For purposes of this Section 1.10, “EBITDA” means for any Earn-Out Period the sum of (a) the consolidated net income or loss generated by the Companies’ consolidated operations as they exist on the Effective Date and as they may grow or contract after the Effective Date in the normal course of business through internal growth and acquisitions made by Buyer or Precision with the prior written consent of Sellers’ Representative (“Approved Acquisitions”) and not through acquisitions other than Approved Acquisitions (which acquisitions which are not Approved Acquisitions the Buyer and its Affiliates may make in their sole discretion so long as such acquisitions are kept separate from the Companies) or other extraordinary transactions (the “Existing Operations”), as reflected in the Companies’ consolidated EO Financial Statements for the Earn-Out Period, after deduction (to the extent included in the consolidated net income of the Companies and without duplication) of all costs, expenses, interest, taxes, depreciation, amortization, and other proper charges (including (i) the cost of any bonuses or incentive payments earned with respect to the applicable period (excluding any Earn-Out Payment), (ii) the cost of any equity granted to employees of the Companies, or other derivative securities granted during the applicable period, valued in accordance with Statement of Financial Accounting Standards No. 123(R) and (iii) all interest and amortization with respect to the Companies’ Debt, including all Debt reflected on the Closing Date Balance Sheet) plus (b) all (i) interest expense (including imputed interest in capital lease payments), (ii) federal, state, or local income taxes and state franchise taxes to the extent based upon net income and not revenue (including any payments under tax-sharing arrangements with the Buyer or its Affiliates), (iii) depreciation expense, (iv) amortization expense and (v) any non-cash impairment charges, in each case of (i) through (v) as attributable to the Existing Operations, but only to the extent deducted in determining the amount in clause (a). For the determination of EBITDA, the Buyer will cause to be prepared for each Earn-Out Period a set of financial statements reflecting the consolidated financial position and the consolidated results of operations (“EO Financial Statements”). Each of the EO Financial Statements shall be prepared in accordance with Precision GAAP and with (A) no deduction of any expenses relating to or arising out of this Agreement or the Contemplated Transactions (including any fees and expenses related to the financing of the Contemplated Transactions or any amortization of goodwill), (B) no deduction for any management fees or general overhead expenses, (C) any purchases of any goods or services from either or both of the Companies by the Buyer or any of its Affiliates to be adjusted to reflect the lowest amount that the Companies would have realized if dealing with an independent party in an arm’s-length commercial transaction at the best price and best other terms (from the customer’s perspective) for such goods or services provided to any Person by the Companies (D) any costs for goods, services or benefits (including insurance and employee-welfare benefits) provided to the Companies by the Buyer or any Affiliate of the Buyer to not exceed the Buyer’s or such Affiliate’s actual cost of furnishing such goods, services or benefits and (E) no deduction for any Loss to the extent that the Buyer has received indemnification from the Sellers pursuant to this Agreement and which payment is not subject to any dispute.

1.10.4 The Buyer will pay to the Sellers the Earn-Out Payment with respect to a specific Earn-Out Period, if any Earn-Out Payment is owed, no later than the March 31st next succeeding such Earn-Out Period (or ninety (90) days after the 2014 Earn-Out Period). If Sellers’ Representative delivers an Earn-Out Objection pursuant to Section 1.10.6 and it is ultimately determined pursuant to Section 1.10.6 that an additional amount for a particular Earn-Out Period is payable to Sellers, Buyer shall, within three (3) Business Days after the CPA Firm’s determination is delivered to the Buyer and the Sellers’ Representative, pay the such additional amount. Each Earn-Out Payment will be made, at the Buyer’s option (i) in cash in immediately available funds or (ii) in the common stock, par value $0.10 per share, of MasTec (“MasTec Common Stock”), valued at the average closing price of the MasTec Common Stock as reported by the New York Stock Exchange (or as quoted on such other principal U.S. exchange or over-the-counter market on which MasTec Common Stock is then traded) for the ten (10) trading days prior to the applicable payment date or (iii) in any combination of cash or MasTec Common Stock. If Buyer issues MasTec Common Stock for some, or any portion, of any Earn-Out Payment, such shares, at the time of their issuance, will be: (i) validly authorized shares and (ii) registered for resale pursuant to an effective registration statement that has been filed with the SEC which registration statement will remain effective as set forth in the Registration Rights Agreement.

1.10.5 Except as set forth in Section 1.10.11, the Sellers will be entitled to the Earn-Out Payments, if earned, whether or not Rooney or Murphy remain employed by the Buyer or its Affiliates, including the Companies following the Closing; provided that nothing in this Agreement (other than, for clarity, the Principals Employment Agreements attached hereto) constitutes an agreement or understanding to employ Rooney or Murphy for a term of years or otherwise guarantee Rooney’s or Murphy’s employment with the Buyer or any of its Affiliates, including the Companies following the Closing.

1.10.6 On or prior to March 31st of each calendar year immediately following the expiration of each Earn-Out Period (other than with respect to the 2014 Earn-Out Period, which will be calculated on or before the last day of the third month following the last day of the 2014 Earn-Out Period), the Buyer will calculate the Earn-Out Payment, if any, for such period and provide the Sellers’ Representative with the Buyer’s calculation of the Earn-Out Payment and a copy of the EO Financial Statements for the Earn-Out Period. For sixty (60) days following Buyer’s delivery of the Earn-Out Payment calculation to the Sellers’ Representative (the “Earn-Out Review Period”), the Sellers may review the Earn-Out Payment calculation and other documentation. During the Earn-Out Review Period, the Buyer shall provide Sellers’ Representative with access to all books and records and any work papers utilized by Buyer or its accountants in preparing the EO Financial Statements and calculating the proposed Earn-Out Payments, and to the Buyer’s personnel involved in preparing the EO Financial Statements and calculating the proposed Earn-Out Payments, as reasonably requested to review the Buyer’s calculation of the Earn-Out Payment. If the Sellers object to the amount of the Earn-Out Payment for any reason, the Sellers’ Representative shall, on or before the last day of the Earn-Out Review Period, so inform the Buyer, in writing (an “Earn-Out Objection”), setting forth a specific description of the basis of the Sellers’ objection and the adjustments to the Earn-Out Payment that the Sellers believe should be made. To the extent any disagreement therewith is not described in an Earn-Out Objection received by the Buyer on or before the last day of the Earn-Out Review Period, then the Earn-Out Payment calculation prepared by the Buyer and delivered to the Sellers’ Representative shall be deemed agreed, final and binding on the parties. If the Sellers’ Representative timely delivers an Earn-Out Objection to the Buyer, and the Buyer and the Sellers’ Representative are unable to resolve all of their disagreements with respect to the Earn-Out Payment within thirty (30) days after the end of the Earn-Out Review Period, then the Buyer and the Sellers’ Representative shall jointly retain the CPA Firm, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 1.10, and only with respect to those specific adjustments in the Earn-Out Objection on which the Buyer and the Sellers’ Representative have not agreed, whether and to what extent, if any, the Earn-Out Payment amount requires adjustment. The Buyer and the Sellers’ Representative shall instruct the CPA Firm to deliver its written determination to the Buyer and the Sellers’ Representative no later than 30 days after submitting the matter to it for resolution. At the time of retention of the CPA Firm, Buyer shall specify in writing to the CPA Firm and the Sellers’ Representative the amount of Buyer’s computation of the Earn-Out Payment (the “Buyer’s Earn-Out Position”), and the Sellers’ Representative shall specify in writing to the CPA Firm and to the Buyer the amount of the Sellers’ computation of the Earn-Out Payment (the “Sellers’ Earn-Out Position”). The CPA Firm’s determination shall be conclusive and binding upon the parties. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by Buyer or the Sellers’ Representative at the time the CPA Firm is retained or less than the smallest value claimed for the item by the Buyer or the Sellers’ Representative at such time. The scope of the disputes to be resolved by the CPA Firm is limited to whether the calculation of the Earn-Out Payment was done in a manner consistent with Precision GAAP (as modified by Section 1.10.3) and in accordance with this Agreement, and the CPA Firm is not to make any other determination unless jointly requested in writing by the Sellers’ Representative and Buyer. The fees and disbursements of the CPA Firm and the reasonable attorneys’ fees and expenses of the parties relating to the disputes submitted to the CPA Firm (collectively, the “Earn-Out Dispute Expenses”) shall be borne (i) jointly and severally by the Sellers in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to Sellers’ Earn-Out Position minus the Earn-Out Payment determined by the CPA Firm, and the denominator of which is equal to Sellers’ Earn-Out Position minus Buyer’s Earn-Out Position and (ii) by Buyer in that proportion equal to a fraction (expressed as a percentage) equal to one (1) minus the fraction described in clause (i). For example, if the Sellers’ Earn-Out Position is that the Earn-Out Payment should be $5,000,000 and the Buyer’s Earn-Out Position is that the Earn-Out Payment should be $4,000,000, the CPA Firm determines that the Earn-Out Payment should be $4,600,000 and the Earn-Out Dispute Expenses are $50,000, then (i) the Sellers shall pay $20,000 (40%) of the Earn-Out Dispute Expenses and (ii) the Buyer shall pay $30,000 (60%) of the Earn-Out Dispute Expenses. The Buyer and the Sellers shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of the Earn-Out Payment and all other items reasonably requested by the CPA Firm in connection therewith.

1.10.7 Following the Closing Date, the Buyer will continue to operate the Companies during the period for which the Sellers are entitled to Earn-Out Payments substantially as previously operated, as one or more separate entities that continue to own and conduct the Existing Operations, subject to the business requirements of the Buyer and its Affiliates taken as a whole. The Buyer will be permitted, following the Closing Date, to make changes at its sole discretion to the operations, corporate organization, personnel, accounting practices, and other aspects of the Companies and the Businesses so long as such changes are made in good faith, in the best interests of the Companies, the Buyer, and their respective Affiliates or to conform to standard practices applicable generally to other Buyer Affiliates, and not with the specific intent of reducing amounts that otherwise would be payable to the Sellers.

1.10.8 By no later than November 30th of each calendar year containing an Earn-Out Period, the Companies and the Sellers’ Representative will prepare and present to MasTec’s Chief Operating Officer an annual budget along with the proposed capital allocation requirements (collectively, the “Annual Budget”) for the next succeeding year. MasTec’s Chief Operating Officer will be entitled to review and propose revisions to the Annual Budget, and, subject to the Sellers’ Representative’s acceptance of the proposed revisions, the Companies shall operate in accordance with such revised Annual Budget (the “Revised Annual Budget”). If the Sellers’ Representative has a reasonable basis to believe that the proposed Revised Annual Budget is insufficient to allow the Companies to pursue a material portion of identified Precision Business (“Identified Excluded Business”), then the Sellers’ Representative may provide projections for such Identified Excluded Business, together with the corresponding additional capital allocations omitted from the proposed Revised Annual Budget, to MasTec’s Chief Executive Officer for review. MasTec’s Chief Executive Officer will review Sellers’ Representative’s projections for such Identified Excluded Business, together with the proposed additional capital allocations, and will determine whether such Identified Excluded Business, together with the corresponding increase in capital allocations, should be incorporated as part of the Revised Annual Budget. If Sellers’ Representative is dissatisfied with the Chief Executive Officer’s proposed revisions to the Revised Annual Budget, taking into consideration such Identified Excluded Business and the corresponding increase in capital allocations requested by Sellers’ Representative, then upon the Sellers’ Representative’s request, the Chief Executive Officer shall submit his determination, Sellers’ Representative’s projections for such Identified Excluded Business and the corresponding increase in capital allocations related thereto to MasTec’s Board of Directors, or to the appropriate committee thereof, (the “Board”), for its consideration. The Board shall have an opportunity to review the Annual Budget, the proposed Revised Annual Budget and to receive a presentation by Sellers’ Representative, setting forth the reasons why the Sellers disapprove of the proposed Revised Annual Budget. The determination of the Board, which shall include its requested revisions to the Revised Budget, shall become the approved Annual Budget (the “Approved Annual Budget”) and shall be accepted, final and binding upon MasTec’s Chief Executive Officer and Chief Operating Officer and the Sellers.

1.10.9 Affiliated Transactions. From the Effective Date through the last day of the 2014 Earn Out Period, Buyer shall permit Precision to continue conducting business with K&M Equipment, Inc., an Illinois corporation, Midwest Underground, Inc., a Wisconsin corporation, and Indianhead Pipeline Services, LLC, a Wisconsin limited liability company, provided that such Persons provide services to Precision (i) at prices less than or equal to the lowest bid submitted to Precision by an unaffiliated third Person and (ii) in a manner consistent with or comparable to similar services provided by unaffiliated third Persons.

1.10.10 Limited Transferability of Earn-Out. Without the Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion, the Sellers’ and CAC’s rights to receive Earn-Out Payments, if any, are personal to the Sellers and CAC and shall not, in whole or in part, be sold, transferred, assigned or otherwise conveyed or pledged or encumbered or have Encumbrances created with respect to them; provided, however, that a Seller may transfer such right to a Member of the Immediate Family of such Seller, in each case subject to the transferee’s agreeing in writing to the terms and conditions of this Section 1.10 and with a copy of such written agreement being promptly provided to Buyer.

1.10.11 Forfeiture of Earn-Out Payments. It is the intent of the parties that Earn-Out Payments will be paid to Sellers and CAC only for such periods during which Sellers are in compliance with their obligations pursuant to Section 5.2. Accordingly, should at any time following the Closing Date any Seller breach its obligations pursuant Section 5.2 (a “Restrictive Covenant Breach”), then during the continuance of such Restrictive Covenant Breach (the “Noncompliance Period”), no Earn-Out Payments shall be earned by or payable to Sellers or CAC. If a Restrictive Covenant Breach is cured, then Buyer’s obligation to make Earn-Out Payments in accordance with Section 1.10 shall resume commencing on the next succeeding day, but no amounts shall be payable with respect to the Noncompliance Period. If a Noncompliance Period covers less than the whole of one or more Earn-Out Periods (each such Earn-Out Period, a “Hybrid Earn-Out Period”), then the amount of the Earn-Out Payments for the portion of each Hybrid Earn-Out Period which is not included in the Noncompliance Period (the “Compliance Period”) shall be determined as set forth in Section 1.10.1 without amendment, except that only the Companies’ consolidated EBITDA generated during the Compliance Period shall be counted and all EBITDA generated during the Noncompliance Period shall be disregarded. If MasTec’s Chief Executive Officer, Chief Operating Officer or General Counsel has actual knowledge of any Restrictive Covenant Breach he shall promptly cause Buyer and/or MasTec to give notice to the Sellers’ Representative of such Restrictive Covenant Breach.

1.11 Collection and Assignment of Actual Uncollected Receivables. If at any time prior to the one (1) year anniversary of the Closing Date any Actual Uncollected Receivables shall be collected by either Company, then the relevant Company shall pay to Sellers and CAC as set forth on Schedule 1.2 an amount equal to such collections less all reasonable collection costs related to all Actual Uncollected Receivables which have not been previously deducted from any payment pursuant to this Section 1.11. If upon the one (1) year anniversary of the Closing Date any Actual Uncollected Receivables remain uncollected, and Rooney or Murphy continues to be employed by Precision or any of its Affiliates on such date, then the relevant Company shall assign all of its rights to such Actual Uncollected Receivables to the Sellers’ Representative. If neither Rooney nor Murphy is employed by Precision or any of its Affiliates at such time, then the relevant Company shall hold such Actual Uncollected Receivables and, if collected, will pay to Sellers and CAC as set forth on Schedule 1.2 such amounts collected less all reasonable collection costs. Notwithstanding the foregoing, the Companies shall make such efforts to collect such Actual Uncollected Receivables only as either such Company deems reasonable in its discretion, taking into account the detrimental impact such collection efforts could have on the Businesses.

1.12 Reimbursement for and Assignment of Uncollected Retainage. On or after March 31, 2011 (the “Uncollected Retainage Determination Date”), Buyer shall determine the amount of retainage included in Actual Net Working Capital not collected by the Companies on or prior to the Uncollected Retainage Determination Date (“Uncollected Retainage”). On or prior to the fifth (5th) day following delivery by Buyer to the Sellers’ Representative of notice of the Uncollected Retainage, the Sellers, jointly and severally, shall pay to Buyer an amount equal to the Uncollected Retainage. If, upon the Uncollected Retainage Determination Date, Rooney or Murphy continues to be employed by Precision or any of its Affiliates, then the relevant Company shall assign all of its rights to such Uncollected Retainage to the Sellers’ Representative. If neither Rooney nor Murphy is employed by Precision or any of its Affiliates at such time, then the relevant Company shall hold such Uncollected Retainage and, if collected, will pay to Sellers as set forth on Schedule 1.2 such amounts collected less all reasonable collection costs. Notwithstanding the foregoing, the Companies shall make such efforts to collect such Uncollected Retainage only as either such Company deems reasonable in its discretion, taking into account the detrimental impact such collection efforts could have on the Businesses.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Sellers hereby jointly and severally represent and warrant to the Buyer as follows as of the date hereof (except when an earlier date is specified):

2.1 Organization; Predecessors.

2.1.1 Organization. Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wisconsin with full power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each Company is duly qualified or licensed as a foreign limited liability company to do business and is in good standing in every jurisdiction in which the conduct of its business, and the ownership or lease of its properties, require it to be so qualified or licensed, except for failures to be so qualified or licensed and in good standing that do not have a Material Adverse Effect; all of such jurisdictions are listed on Schedule 2.1.1. Except as set forth on Schedule 2.1.1, neither Company has any Subsidiaries, holds any Investments or has any obligation to make any Investments in any Person. PPL is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin. Contained in the Data Room are true, accurate and complete copies of (x) the Organizational Documents of the Companies and PPL and (y) except as set forth on Schedule 2.1.1, the minute books of the Companies and PPL which contain records of all meetings held of, and other actions taken by, their members, managing members shareholders, board of directors and any committees appointed by its members, managing members, board of directors or shareholders for which minutes were taken and recorded.

2.1.2 Predecessors. Schedule 2.1.2 sets forth a true, accurate and complete list of (a) any Person that has ever merged with or into either Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) has ever been acquired by either Company, (c) any Person all or substantially all of whose assets have ever been acquired by either Company and (d) any prior names of the Companies or any Person described in clauses (a) through (c) (each such Person, a “Predecessor”).

2.2 Capitalization of the Companies; Title to Units.

2.2.1 Units. The Precision Units are the only outstanding Equity Securities of Precision. The Transport Units are the only outstanding Equity Securities of Transport. All of the Units have been issued and paid for in accordance with the terms of the Organizational Documents of Precision and Transport, as the case may be. The Units are not subject to, nor were any of them issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. Neither Company has violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any Units or other Equity Securities. Except the Units, there are no bonds, debentures, notes, other Debt or Equity Securities of either Company with voting rights on any matters on which members of either Company may vote.

2.2.2 Ownership. The Units are held of record and beneficially owned by the Sellers free and clear of all Encumbrances, other than restrictions on the transfer of securities arising under federal and state securities laws, as set forth on Schedule 2.2.2. The Sellers have the full right, power and authority to transfer and deliver to the Buyer valid title to the Units, free and clear of all Encumbrances, other than restrictions on the transfer of securities arising under federal and state securities laws and Encumbrances created by the Buyer. Immediately following the Closing, the Buyer will be the record and beneficial owner of the Units, and will have good and marketable title to the Units, free and clear of all Encumbrances, other than restrictions on the transfer of securities arising under federal and state securities laws and Encumbrances created by the Buyer. The assignments, endorsements, membership interest powers and other instruments of transfer delivered by the Sellers to the Buyer at Closing will be sufficient to transfer the Sellers’ entire interest, legal and beneficial, in the Units to the Buyer. The Companies do not maintain membership interest ledgers (or similar registers).

2.2.3 Encumbrances, etc. There are no outstanding agreements to which either Company is a party or by which it is bound obligating such Company to issue, deliver or sell, or cause to be issued, delivered or sold Equity Securities of such Company. There are no outstanding obligations of either Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any Units or other Equity Securities of such Company. There are no unit-appreciation rights, membership interest-based performance units, “phantom” membership interest unit rights or other Contractual Obligations (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of either Company or either Business or the Assets or calculated in accordance therewith or to cause either Company to file a registration statement under the 1933 Act, or which otherwise relate to the registration of any securities of either Company. Except as set forth on Schedule 2.2.3, there are no voting trusts, proxies or other Contractual Obligations to which either Company or any Seller is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any Units of or other membership or similar interests in either Company. Except as set forth on Schedule 2.2.3, there are no existing Contractual Obligations between any Seller on the one hand, and any other Person, on the other hand, regarding the Units.

2.2.4 Debt; Guarantees. The Companies have no Debt except as set forth on Schedule 2.2.4. For each item of Debt, Schedule 2.2.4 correctly sets forth the debtor, the principal amount of the Debt as of September 30, 2009 or the remaining lease payments as of such date, the creditor, the maturity date and the collateral, if any, securing the Debt. Except as set forth on Schedule 2.2.4, neither Company has any Liability in respect of a Guarantee of any Liability of any other Person other than the other Company.

2.3 Organization, Power and Authorization. Each Seller and each Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any Seller or any Company in connection with the consummation of the Contemplated Transactions (the “Company Agreements”) and to consummate the Contemplated Transactions. The execution and delivery by each of PPL and the Companies of this Agreement and the Company Agreements and the consummation by each of PPL and the Companies of the Contemplated Transactions have been authorized by its respective board of directors and shareholders or members, as the case may be, and no other authorization on the part of PPL or the Companies or any other Person is necessary to authorize the execution and delivery of this Agreement and the Company Agreements by PPL or the Companies or the consummation by PPL or the Companies of the Contemplated Transactions. This Agreement has been and each Company Agreement will be at or prior to Closing duly executed and delivered by the Sellers and the Companies, and this Agreement constitutes and the Company Agreements will constitute legal, valid and binding obligations of the Sellers and the Companies, Enforceable against the Sellers and the Companies in accordance with its and their terms, except as limited by the Enforceability Exceptions.

2.4 Authorization of Governmental Authorities. Except for compliance with the HSR Act and as disclosed on Schedule 2.4, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) execution, delivery and performance by the Sellers and the Companies of this Agreement and the Company Agreements or (b) the consummation of the Contemplated Transactions by the Sellers and the Companies.

2.5 Noncontravention. Except as disclosed on Schedule 2.5, none of the execution, delivery and performance by the Sellers or the Companies of this Agreement or the Company Agreements nor the consummation of the Contemplated Transactions will:

(a) violate any provision of any Legal Requirement applicable to the Sellers or either Company;

(b) conflict with, result in a material breach or violation of, default under, or give rise to a right for any third-party to accelerate, terminate or obtain any prepayment penalty under (in any such case, with or without notice, lapse of time or both) any Contractual Obligation of any Seller or either Company;

(c) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset, other than any Encumbrances created by the Buyer;

(d) result in a breach or violation of, or default under, the Organizational Documents of either Company or PPL; or

(e) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of either Company or the Sellers.

2.6 Financial Statements.

2.6.1 Financial Statements. Attached to Schedule 2.6.1 is a copy of the audited balance sheets of the Companies, LandCo and PPL as of December 31, 2008, 2007 and 2006 and the related audited statements of income and cash flows of the Companies, LandCo and PPL for the fiscal years then ended, which audited statements are accompanied in each case by any notes thereto and the report of the independent registered certified public accounting firm (collectively, the “Audited Financials”, and together with the Interim Financials and the other financial statements provided pursuant to Section 4.9, the “Financials”). Except as set forth on Schedule 2.6.1, since September 30, 2009 (the “Most Recent Balance Sheet Date”), (i) neither Company has distributed, sold or otherwise disposed of any property or other Assets other than in the Ordinary Course of Business, and (ii) neither Company has made or granted any cash or non-cash distributions or dividends. Except as set forth on Schedule 2.6.1, there are no extraordinary items of income or expense of the Companies, LandCo or PPL during the periods covered by the Financial Statements.

2.6.2 Compliance with Precision GAAP, etc.

(a) Except as set forth on Schedule 2.6.2, the Financials have been prepared in accordance with Precision GAAP, consistently applied (subject, in the case of Interim Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of footnotes that, if presented, would not differ materially from those included in the Audited Financial Statements). The Financials fairly present, in all material respects, in accordance with Precision GAAP the financial position of the Companies, LandCo and PPL as at the respective dates thereof and the results of the operations of the Companies, LandCo and PPL for the respective periods covered thereby. Except as set forth on Schedule 2.6.2, Precision’s utilization of the percentage of completion methodology for the recognition of revenues is in conformity with Precision GAAP. Except as set forth on Schedule 2.6.2, the gross profit and gross profit percentage of jobs currently in process have been estimated in good faith in the Ordinary Course of Business and without any intent to shift profits or revenues from the period in which they should be recognized in accordance with GAAP. Except as set forth on Schedule 2.6.2, the gross profit and gross profit percentage of all jobs currently in process have been properly recognized on a collective basis in accordance with Precision GAAP. Precision maintains adequate internal controls to ensure the proper recording of all assets, Liabilities and transactions in Precision’s records and books of account and to safeguard the Company’s assets.

(b) Except as set forth on Schedule 2.6.2, the books of account, minute books, member record books, and other records of each Company have been maintained in accordance with sound business practices since such Company’s formation. At the Closing, all of those books and records of each Company will be in the possession, or under the control of, such Company.

2.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.7, the Companies have no Liabilities except for (a) Liabilities reflected or reserved in the Most Recent Balance Sheet or described in the notes to the Audited Financials, (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, (c) Liabilities under any of the transaction documents relating to any of the Contemplated Transactions and (d) Liabilities not required to be presented on a balance sheet prepared in accordance with GAAP.

2.8 Absence of Certain Developments. Except as set forth on Schedule 2.8, since the Most Recent Balance Sheet Date through the date hereof, the Businesses have been conducted only in the Ordinary Course of Business in all material respects and:

(a) neither Company has (i) amended its Organizational Documents, (ii) admitted any Person as a member or (iii) issued, sold, granted or otherwise disposed of any Equity Security;

(b) neither Company has become liable in respect of any Guarantee nor has it incurred, assumed or otherwise become liable in respect of any Debt or made any loans, advances or capital contributions to or Investments in any Person (except for travel advances in the Ordinary Course of Business);

(c) neither Company has sold, leased, licensed, transferred or otherwise disposed of any of its Assets, except Inventory and excess or obsolete PP&E, which has been replaced by all substitute PP&E necessary to continue to operate the Businesses in the Ordinary Course of Business;

(d) neither Company has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(e) neither Company has made or committed to make any capital expenditure except expenditures, which in the aggregate are no more than Two Hundred Fifty Thousand Dollars ($250,000) and which were incurred in the Ordinary Course of Business;

(f) except for cash distributions identified on Schedule 2.6.1, neither Company has (i) made any declaration, setting aside or payment of any distribution with respect to, or any repurchase, redemption or other acquisition of, any Equity Security or (ii) entered into, or performed, any transaction with, or for the benefit of, the Sellers or any Affiliate of the Sellers;

(g) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting any Business or any material Asset;

(h) neither Company has increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent other than in the Ordinary Course of Business, (ii) any managing member of such Company or (iii) the Sellers or any Affiliate of the Sellers;

(i) neither Company has entered into any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis other than in the Ordinary Course of Business or otherwise providing Compensation or other benefits to any Person other than in the Ordinary Course of Business and other than the retention of Gardere Wynne Sewell LLP (“Gardere”);

(j) neither Company has made any change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit other than in the Ordinary Course of Business, except such creditors, if any, as listed on Schedule 2.21, the claims of which are being contested in good faith;

(k) neither Company has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(l) neither Company has terminated or closed any Facility, business or operation;

(m) no customer or supplier required to be disclosed on Schedule 2.21 has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be) or notified either Company or any Seller of any intention to do any of the foregoing (other than change orders, which are immaterial to the Companies’ revenue from the project to which they relate or upon completion of the project or projects pursuant to the terms of existing Contractual Obligations) or otherwise threatened in writing to cancel, terminate or materially alter (including any reduction in the rate or amount of sales or purchases, as the case may be) its relationship with either Company;

(n) no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (ii) has provided any notice of cancellation or any other indication that it plans to cancel any Liability Policy or raise the premiums or materially alter the coverage under any Liability Policy;

(o) neither Company has adopted any Employee Plan or increased any benefits under any Employee Plan;

(p) except as contemplated pursuant to this Agreement, neither Company has modified or cancelled any material third-party Debt or written up or written down any of its material Assets or revalued its Inventory;

(q) neither Company has failed to make any scheduled capital expenditures or investments or failed to pay trade accounts payable or any other Liability when due, except to such creditors, if any, as listed on Schedule 2.21, the claims of which are being contested in good faith;

(r) neither Company has failed to reasonably maintain or properly repair any of its material Assets;

(s) neither Company has acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or acquired any capital asset or related capital assets with a fair market value in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(t) neither Company has threatened, commenced or settled any Action;

(u) neither Company has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.8; and

(v) no event or circumstance has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

2.9 Assets.

2.9.1 Ownership of Assets. Each Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable (except as limited by the Enforceability Exceptions) leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such Assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business and Assets owned by PPL (the “PPL Assets” and, collectively with all of the foregoing with respect to the Companies, the “Assets”). Except as disclosed on Schedule 2.9.1, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

2.9.2 Sufficiency of Assets. Except as disclosed on Schedule 2.9.2, the Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct the Businesses as now conducted and contemplated to be conducted through December 31, 2010, including to perform the work required for the Backlog.

2.10 Accounts Receivable. Except as disclosed on Schedule 2.10, all Accounts Receivable, unbilled invoices, costs in excess of billings, work in process and other amounts, excluding retainage (“Receivables”), reflected on the Most Recent Balance Sheet and in the records and books of account of the Companies since the Most Recent Balance Sheet Date through the Closing Date as being due to the Companies have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations to the respective Company and are not subject to any contests, claims, counterclaims or setoffs. Except as disclosed on Schedule 2.10, there has been no material adverse change since the Most Recent Balance Sheet Date in the amount or collectability of the Receivables due either Company. Except as set forth on Schedule 2.10, as of September 30, 2009, (i) no account debtor or note debtor is delinquent for payments in excess of Fifty Thousand Dollars ($50,000) or for more than ninety (90) days, (ii) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to either Company for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) to the Sellers’ Knowledge, no account debtor or note debtor is insolvent or bankrupt.

2.11 Backlog. Schedule 2.11 sets forth a true, accurate and complete list of, on a contract-by-contract basis, the Contractual Obligations underlying the Companies’ Backlog, including the specific amount of Backlog as of September 30, 2009 attributable to each such Contractual Obligation, together with a description of the remaining work to be performed under each such uncompleted Contractual Obligation. The Backlog amounts set forth on Schedule 2.11, both individually and in the aggregate, constitute the Sellers’ best reasonable estimates of such amounts. Since the Most Recent Balance Sheet Date, the aggregate amount of Backlog, as adjusted for reductions resulting from the performance of work pursuant to such Contractual Obligations, has not been reduced by more than 5%. Except as set forth on Schedule 2.11, contained in the Data Room are true, accurate and complete copies or summaries of each written Contractual Obligation listed on Schedule 2.11, in each case, as amended or otherwise modified and in effect.

2.12 Real Property.

2.12.1 The Companies own no real property. Schedule 2.12 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by either Company (such leased real property is referred to as the “Real Property”), and specifies the lessor(s) of such Real Property, and identifies each lease (or in the case of a sublease, the underlying leases (“Underlying Leases”) or in the case of the lease for the Headquarters Facility, a summary of the rental arrangement as no written lease currently exists) or any other Contractual Obligation under which such Real Property is leased by any Company (the “Real Property Leases”). Except as described on Schedule 2.12 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property, and there is no Person (other than the Companies and/or any lessee(s) of the Real Property specifically identified on Schedule 2.12) in possession of the Real Property. With respect to each Real

Property Lease that is a sublease, Schedule 2.12 describes each of the Underlying Leases, if any. Except as set forth on Schedule 2.12, the Companies have valid leasehold interests in and to the Real Property and any and all Facilities located thereon, free and clear of all Encumbrances except for Permitted Encumbrances.

2.12.2 The Real Property Leases do not impose restrictions on any portion of either Business that interfere in any material respect with such Business. Neither the Companies nor any Seller is obligated to pay any leasing or real estate brokerage commission as a result of the Contemplated Transactions. There is no pending or, to the Sellers’ Knowledge, threatened eminent domain taking affecting any of the Real Property. Contained in the Data Room are true, correct and complete copies of all of the Real Property Leases and Underlying Leases. Except as set forth on Schedule 2.12.2, no consents or approvals are required to be obtained under the Real Property Leases and/or the Underlying Leases in connection with the Contemplated Transactions, including from the landlord(s) thereunder.

2.12.3 To Sellers’ Knowledge, no Facility currently existing on the Real Property encroaches upon, and no Facility under construction on the Real Property will encroach upon, the real property or easement estate of any other Person. To Sellers’ Knowledge, no facility of any other Person encroaches upon the Real Property or any easement estate appurtenant to the Real Property. Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated. To Sellers’ Knowledge, each Facility is in good repair and operating condition, normal wear and tear excepted, with all required maintenance having been regularly performed and free from structural defects. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road, in each case, to the extent necessary for the conduct of the Businesses.

2.12.4 Except as set forth on Schedule 2.12, to the Sellers’ Knowledge, all Permits necessary in connection with the present use and operation of, the Real Property by the Companies and their lawful occupancy thereof have been issued by the appropriate Governmental Authorities. To the Sellers’ Knowledge, all such Permits will continue in full force and effect immediately after giving effect to the Contemplated Transactions. Except as set forth on Schedule 2.12, to the Sellers’ Knowledge, the Real Property and its current use, occupancy and operation by the Companies and the Facilities located thereon do not (a) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Legal Requirement or (b) otherwise violate or conflict with any covenants, conditions, restrictions or other Contractual Obligation, including the requirements of any applicable Encumbrances thereto. Except as set forth on Schedule 2.12, no Company nor any Predecessor: (x) to Sellers’ Knowledge is in violation of any Legal Requirement relating to Real Property which would adversely affect the Companies’ use of the Real Property, including setback requirements, zoning restrictions and ordinances, building, life, access, safety, health and fire codes and ordinances affecting the Real Property; or (y) has received notice of any eminent domain, condemnation or similar proceeding pending or, to the Sellers’ Knowledge, threatened, or any Governmental Order relating thereto. To the Sellers’ Knowledge, the Real Property is not located within any flood plain or subject to any similar type of restriction for which any Permits necessary to the use thereof have not been obtained.

2.13 Tangible Personal Property. All of the fixtures and other improvements to the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (a) are adequate and suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (c) have no material defects (whether patent or latent) and (d) have been maintained in all material respects in accordance with the commercially reasonable standards of any manufacturer or any other governmental or regulatory entities.

2.14 Intellectual Property.

2.14.1 Schedule 2.14 identifies: (a) all registered Intellectual Property which has been issued to or is otherwise owned by either Company or that relates to or is otherwise used by either Company in the Businesses; and (b) each Contractual Obligation pursuant to which either Company or any Seller has granted or has been granted rights to any Intellectual Property or to which any of them is otherwise bound to any third party, excluding however “shrink wrap,” “click through” or other standard agreements for commercially available, unmodified third party Software (“Commercial Software”). Neither Company has any pending application for registration which such Company has made or otherwise owns with respect to any Intellectual Property. True, accurate and complete copies or summaries of all such Contractual Obligations, as amended or otherwise modified and in effect, are contained in the Data Room, together with true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. All such Contractual Obligations are in full force and effect. To the Sellers’ Knowledge, there does not exist any claim, allegation, or basis for any claim or allegation, that any Intellectual Property owned or otherwise used by either Company is invalid or unenforceable or that such Company’s rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration. Schedule 2.14 also identifies each trade name, trade dress and unregistered trademark or service mark used by either Company or in connection with either Business or the Company Technology.

2.14.2 A Company is the sole owner of all rights, title and interest in and to all Intellectual Property with respect to, or has the right to use as specified on Schedule 2.14, all the Company Technology free and clear of any Encumbrances (other than Permitted Encumbrances) other than those contained in the Contractual Obligations identified in Schedule 2.14. Each Company has the right to use all other Technology and Intellectual Property used in its Business as currently conducted and as currently contemplated to be conducted through December 31, 2010. The Intellectual Property identified on Schedule 2.14 constitutes all registered Intellectual Property that is used in the Businesses and all registered Intellectual Property necessary for the conduct of the Businesses as currently conducted and as currently contemplated through December 31, 2010. No Seller has any ownership or other interest in any registered Intellectual Property used in either Business.

2.14.3 To the Sellers’ Knowledge, no Company nor any Predecessor (a) has, nor has the conduct of either Business, interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Intellectual Property rights of third parties or (b) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution or other violation or conflict (including any claim that it must obtain a license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Company Technology, or, with respect to any other Technology used in the Business, that it must obtain a license that it does not already possess or refrain from using same). To the Sellers’ Knowledge, there does not exist any basis for any such claim or allegation. To the Sellers’ Knowledge, no third party has interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Company Technology or any of the Company’s other Intellectual Property. No claim or legal proceeding involving any Intellectual Property by or against either Company is pending or, to the Sellers’ Knowledge, has been threatened. Except as otherwise specified on Schedule 2.14, and except for licenses to Commercial Software, neither Company is bound by any Contractual Obligation containing any covenant or other provision relating to Intellectual Property that in any way limits or restricts the ability of any such Company to use, exploit, assert, or enforce any of the Intellectual Property owned by either Company or conduct its Business as currently conducted and as currently contemplated to be conducted through December 31, 2010.

2.14.4 Except for that Software described on Schedule 2.14, the Company Software constitutes all the Software necessary to conduct the Businesses as currently conducted by the Companies and as currently contemplated to be conducted through December 31, 2010.

2.14.5 With respect to each item of the Company Technology or other Technology or Intellectual Property owned by either Company, and except as set forth on Schedule 2.14:

(a) a Company possesses all right, title, and interest in and to such item, or has the valid and Enforceable (subject to the Enforceability Exceptions) right to use same, free and clear of any Encumbrance (other than Permitted Encumbrances), except for Contractual Obligations identified on Schedule 2.14;

(b) to Sellers’ Knowledge, such item is not subject to any outstanding Governmental Order, and no Action is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of such item, nor, to the Sellers’ Knowledge, is there any basis for such a challenge; and

(c) no Company has agreed to nor otherwise has a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

2.14.6 Schedule 2.14 identifies each item of Technology that is used by either Company pursuant to any license, sublicense or other Contractual Obligation except for agreements for Commercial Software (the “Licenses”). Except as disclosed on Schedule 2.14 and the Licenses, there are no royalties or other compensation payable for the use of any such Technology. Contained in the Data Room are true, accurate and complete copies or summaries of all of the Licenses, if any, in each case, as amended or otherwise modified and in effect, and each of such Licenses is in full force and effect, is valid and enforceable in accordance with its terms and to the Sellers’ Knowledge no party thereto is in material breach of any of the terms thereof. With respect to each such item identified on Schedule 2.14: (a) to Sellers’ Knowledge such item is not subject to any outstanding Governmental Order, and no Action is pending or threatened which challenges the legality, validity or enforceability of such item, nor, to the Sellers’ Knowledge, is there any basis for such a challenge and (b) neither any Seller nor either Company has granted any sublicense or similar right with respect to any License covering such item.

2.14.7 Each Company has taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which such Company has any right, title or interest and otherwise to maintain and protect all such Trade Secrets.

2.15 Legal Compliance; Illegal Payments; Permits.

2.15.1 Compliance. Except as set forth on Schedule 2.15, The Companies and PPL are and have been in compliance with:

(a) their respective Organizational Documents and, to the Sellers’ Knowledge, there is no basis which could constitute a failure to comply; and

(b) all material Legal Requirements and, to the Sellers’ Knowledge, there is no basis which could constitute a failure to comply.

2.15.2 Anti-Corruption. No agent, Affiliate, employee or other Person associated with or acting on behalf of either Company or PPL directly or indirectly, has (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to unlawfully obtain favorable treatment in securing business, (ii) to unlawfully pay for favorable treatment for business secured, (iii) to unlawfully obtain special concessions or for special concessions already obtained or (iv) for any other illegal purpose or (b) established or maintained any fund or asset for the benefit of either Company or PPL that has not been recorded in the books and records of such Company or PPL.

2.15.3 Permits. Except as disclosed on Schedule 2.15.3, the Companies or PPL have been granted all Permits under all Legal Requirements necessary for the conduct of the Businesses. Schedule 2.15.3 describes each Permit affecting, or relating to, the Assets or either Business, including the holder of such Permit, together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 2.15.3, (a) the Permits are in full force and effect, (b) neither Company or PPL is in material breach or violation of, or default under, any such Permit, and, to the Sellers’ Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default, (c) the Permits will continue to be in full force and effect, on identical terms following the consummation of the Contemplated Transactions, and (d) each Company has properly and validly completed in all material respects all filings and registrations that are required for the operation of its Business. There is no investigation or Action pending or, to Sellers’ Knowledge, threatened that would result in the termination, revocation, suspension or restriction of any Permit or the imposition of any fine, penalty or other sanctions for violation of any Legal Requirement relating to any Permit.

2.15.4 Additional Compliance Representations.

(a) No petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of, (i) any Seller, or either Company, (ii) any partnership in which any Seller or either Company was a general partner at or within two years before the Closing Date, or (iii) any corporation or business association of which either Rooney or Murphy was an executive officer at or within two years before the Closing Date.

(b) No Seller, within the last five (5) years, nor either Company has been convicted in a criminal proceeding (excluding traffic violations and other immaterial or minor offenses), no Seller nor either Company is a named subject of a pending criminal proceeding and, to the Sellers Knowledge, no Seller nor either Company is a named subject or target of a pending criminal investigation.

(c) No Seller nor either Company has been the subject of any Governmental Order not subsequently reversed, suspended or vacated, permanently or temporarily enjoining such Seller or such Company from, or otherwise limiting such Seller’s or such Company’s involvement or right to engage in, any of the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the Commodity Futures Trading Commission, or as an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities laws or federal commodities laws.

(d) No Seller nor either Company has been found by a Governmental Authority in a civil action or by the Securities and Exchange Commission (“SEC”) to have violated any securities Law, which judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

(e) No Seller nor either Company has been found by a Governmental Authority in a civil action or by the Commodities Futures Trading Commission to have violated any federal commodities law, which judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

(f) No Seller nor either Company has been involved in any of the following matters: (a) making any unlawful political contribution; (b) the disbursement or receipt of funds of either Company outside the normal system of accountability; (c) unlawful payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or any transaction which has as its intended effect the transfer of assets of any Seller or either Company for the purpose of effecting such payment; (d) the intentionally improper or inaccurate recording of payments and receipts on the books of either Company; or (e) any other matters of a similar nature involving unlawful or noncompliant disbursements of assets of either Company.

2.16 Inventories. Except as disclosed on Schedule 2.16, the Companies maintain sufficient Inventory in the Ordinary Course of Business to conduct their respective Businesses consistent with past practices. Except as disclosed on Schedule 2.16, the Inventory of the Companies reflected on the Most Recent Balance Sheet and in the records and books of account of the Companies since the Most Recent Balance Sheet Date are of a quality and a quantity usable or saleable, as the case may be, in the Ordinary Course of Business. Except as disclosed on Schedule 2.16, each Company has sole custody and control of and maintains adequate insurance coverage on all materials, supplies, parts or other assets delivered to such Company by or on behalf of its customers for use in connection with projects such Company is undertaking for such customers (the “Customer Assets”); no material Customer Asset has been damaged, lost, stolen, or otherwise suffered a material diminution in value from the time of receipt by either Company; and neither Company has received notice of any claim, loss, or damage related to the Customer Assets.

2.17 Employee Benefit Plans.

(a) Schedule 2.17(a) contains, a true, accurate and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, each a “Multiemployer Plan”), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, plans provided in collective bargaining agreements, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, oral or written, under which (i) any current or former employee, director or consultant of either Company (the “Company Employees”) or Transferred Employee has any present or future right to benefits and which are contributed to, sponsored by or maintained by either Company or PPL or (ii) either Company or PPL has had, has or may have any actual or contingent present or future material liability or obligation. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Employee Plans”; provided, however, Schedule 2.17(a) does not set forth all Employee Plans that are Multiemployer Plans.

(b) With respect to each Employee Plan other than a Multiemployer Plan, the Sellers have made available to Buyer in the Data Room a true, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any contracts or agreements relating to any Employee Plan other than a Multiemployer Plan, including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments related thereto; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by either Company to the Company Employees or PPL to the Transferred Employees concerning the extent of the benefits provided under a Employee Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Employee Plans at any time within the twelve months immediately following the date hereof; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) reviewed financial statements, (C) actuarial valuation reports and (D) any non-discrimination testing results.

(c) Except as set forth on Schedule 2.17(c), (i) each Employee Plan other than a Multiemployer Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws; (ii) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code, other than a Multiemployer Plan, has been established and maintained in the form of a prototype plan with respect to which the sponsor has received an opinion letter from the Internal Revenue Service relating to the form of the plan document upon which the relevant Company, PPL or Controlled Group member that maintains the plan may rely, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause such Employee Plan to not be considered a qualified plan under Section 401(a) of the Code; (iii) no event has occurred and to the Sellers’ Knowledge or with respect to any Multiemployer Plan Sellers’ Internal Knowledge, no condition exists that would reasonably be expected to subject either Company or PPL, either directly or by reason of its affiliation with any entity that at any time within the current or any of the 5 previous calendar years, is or was a member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), to any Tax, fine, Encumbrance (other than Permitted Encumbrances), penalty or other Liability imposed by ERISA, the Code or other applicable Laws; (iv) for each Employee Plan (other than a Multiemployer Plan) with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in Liability has occurred with respect to any Employee Plan (other than a Multiemployer Plan); (vi) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or failure to make at least the minimum contributions required under Section 302 of ERISA, Sections 430 or 431 of the Code, or Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Plan other than a Multiemployer Plan; (vii) no Employee Plan other than a Multiemployer Plan has had benefit reductions under Section 436 of the Code or is or is expected to be in “at risk status” within the meaning of Section 430(i)(4) of the Code, and no Employee Plan other than a Multiemployer Plan has, or is expected to have, an “adjusted funding target attainment percentage”, as defined in Section 436 of the Code, that is less than 60%; (viii) there is no present intention that any Employee Plan other than a Multiemployer Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any Employee Plan other than a Multiemployer Plan at any time within the twelve months immediately following the date hereof; (ix) no Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002); and (x) neither Company nor PPL has incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of either Company or PPL, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(d) No Employee Plan other than a Multiemployer Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither Company nor PPL has any obligation to contribute, and has not incurred any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan other than a Multiemployer Plan.

(e) Except as set forth on Schedule 2.17(e), with respect to each Employee Plan other than a Multiemployer Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to the Sellers’ Knowledge threatened; (ii) to the Sellers’ Knowledge no facts or circumstances exist that could give rise to any such actions, suits or claims; (iii) no written or oral communication has been received by Sellers, the Companies or PPL from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Contemplated Transactions; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service (the “IRS”) or other governmental agencies are pending, in progress or to the Sellers’ Knowledge threatened (including any routine requests for information from the PBGC).

(f) Except as set forth on Schedule 2.17(f), no Employee Plan or Legal Requirement exists that, as a result of the execution of this Agreement, approval of this Agreement by the Companies’ respective members, or the Contemplated Transactions would (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, (iii) limit or restrict the right of either Company to merge, amend or terminate any of the Employee Plans, (iv) cause either Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Employee Plans which would not be deductible under Section 280G of the Code.

(g) Except as set forth on Schedule 2.17(g), there has been no amendment to, written interpretation of or announcement (whether or not written) by either Company or PPL relating to, or any change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h) Except as set forth in Schedule 2.17(h), no compensation under any Employee Plan subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional tax under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in the gross income of any participants or beneficiaries by reason of Section 409A(b) of the Code.

(i) Except as specified on Schedule 2.17(i), with respect to each Multiemployer Plan: (i) all contributions required to be made with respect to employees of the relevant Company or PPL, or any member of their respective Controlled Groups, have been timely paid; (ii) neither the relevant Company nor PPL, nor any member of their respective Controlled Groups, has or is expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan

(whether by reason of the Contemplated Transactions or otherwise); (iii) to the Sellers’ Internal Knowledge, no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 431 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan and no such plan is or is expected to be in “endangered status” or “critical status” within the meaning of Section 432 of the Code; (iv) neither the relevant Company, PPL nor any member of their respective Controlled Groups, has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability against any of them; (v) the Sellers have made available to Buyer in the Data Room, true, correct and complete copies of (A) all information that has been provided to the relevant Company, PPL, or any members of their respective Controlled Groups, regarding assessed or potential withdrawal liability under any Multiemployer Plan, and (B) the most recent actuarial report or other information received from a Multiemployer Plan regarding its funding status, financial condition, or related matters; (vi) the rules contained in Sections 4203(b) and 4208(d)(1) of ERISA, which relate to employers in the building and construction industry, would apply in determining whether any complete withdrawal or partial withdrawal from any Multiemployer Plan has occurred; and (vii) neither the relevant Company, PPL nor any member of their respective Controlled Groups, has any actual or contingent liability under Section 4204 of ERISA.

2.18 Environmental Matters. Except as set forth on Schedule 2.18:

2.18.1 The Companies have complied with, and are in compliance with, in all material respects all Environmental Laws, including with respect to the conduct of the Businesses at jobsites and other locations. Except as set forth on Schedule 2.18, the Companies have not received, orally or in writing, any actual or threatened order, notice, report or other communication of any actual or potential violation or failure by the Company to comply with any Environmental Laws.

2.18.2 Neither the Companies nor the Sellers have received any notice, orally or in writing, that there are any pending or, threatened claims or Encumbrances resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) owned or operated by the Companies.

2.18.3 The Companies have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or exposed any Person to, any Contaminants, or owned or operated any property or facility that is or has been contaminated by any Contaminants, so as to give rise to any current or future Liability of either of the Companies pursuant to any Environmental Laws.

2.18.4 Except as set forth on Schedule 2.18, the Companies have not assumed, undertaken or otherwise become subject to, or provided any indemnity with respect to, any Liability pursuant to any Environmental Laws of any other Person.

2.18.5 Other than in compliance with all applicable Legal Requirements, the Companies have not manufactured, sold, marketed, installed or distributed products or items containing asbestos, silica or other Contaminants and do not have any Liability with respect to the presence or alleged presence of Contaminants in any product or item or at or upon any property or Facility.

2.18.6 Contained in the Data Room are true, accurate and complete copies of all environmental audits, reports, assessments and other documents in the Companies’ or Sellers’ possession or under their reasonable control that materially bear on environmental, health or safety Liabilities relating to the past or current operations, Facilities or properties of the Businesses.

2.18.7 Notwithstanding anything to the contrary in Section 2.18, the storage or use of minimal quantities of Contaminants on the Real Property or in the Businesses shall not be a breach of the representations and warranties in Section 2.18; provided that, such materials are of a type and are used and stored only in a quantity normally used or stored in connection with the occupancy of the Companies’ facilities and the operations of the businesses in the industry in which the Companies operate (including fuel, paint, cleaning fluids and supplies normally used in the Businesses), and such materials are being and have been held, stored and used in compliance in all material respects with all Environmental Laws.

2.19 Contracts.

2.19.1 Contracts. Except as disclosed on Schedule 2.19 or as contemplated by this Agreement, neither Company nor PPL is bound by or a party to:

(a) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for either an aggregate or annual payments to or by the Companies and/or PPL in the aggregate in excess of One Hundred Thousand Dollars ($100,000);

(b) (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of Fifty Thousand Dollars ($50,000), under which any Equipment is held or used by either Company or PPL;

(c) any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements) that is not included on Schedule 2.14;

(d) any Contractual Obligation relating to the acquisition or disposition of (i) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset with a value of One Hundred Thousand Dollars ($100,000) or more;

(e) any Contractual Obligation under which either Company or PPL is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory and excess or obsolete PP&E, which has been replaced by all substitute PP&E necessary to continue to operate the Businesses), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

(f) any Contractual Obligation (other than each Company’s Organizational Documents) concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(g) any Contractual Obligation (or group of related Contractual Obligations) (i) under which either Company or PPL has created, incurred, assumed or guaranteed any Debt or (ii) under which either Company or PPL has permitted any Asset to become subject to an Encumbrance other than Permitted Encumbrances;

(h) any Contractual Obligation under which any other Person has guaranteed any Debt of either Company or PPL;

(i) any Contractual Obligation to purchase goods or services exclusively from a given Person or Persons or purchase a minimum amount of goods or services from a given Person or Persons, or all or a portion of the supply of certain goods or services utilized by either Company or PPL from a given Person or Persons;

(j) any Contractual Obligation involving any obligation on the part of either Company, PPL, Rooney or Murphy to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other lawful commercial activity (including in any geographic region) or any such Contractual Obligation for either Company’s or PPL’s benefit from any other Person(s);

(k) any Contractual Obligation under which either Company or PPL is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of this Agreement or the Contemplated Transactions;

(l) any Contractual Obligation under which either Company or PPL is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions) other than the obligations of the Companies under Contractual Obligations with CAC and Gardere which will be terminated as of the Closing Date;

(m) any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance or other plan or arrangement for the benefit of either Company’s or PPL’s current or former members, officers or employees, consultants or independent contractors;

(n) any Contractual Obligation providing for the employment or consultancy (including on an independent contractor basis) with an individual (or in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, member, employee or consultant (other than an Employee Plan and the Contractual Obligations with CAC and Gardere);

(o) any agency, dealer, distributor, sales representative, marketing, handler, third party service provider, or other similar agreement (other than the Contractual Obligations with CAC and Gardere);

(p) any Contractual Obligation under which either Company or PPL has advanced (other than travel allowances in the Ordinary Course of Business) or loaned an amount to any of its Affiliates or employees;

(q) any settlement, conciliation or similar Contractual Obligations imposing an obligation on either Company or PPL after the Closing Date;

(r) any Contractual Obligation that limits the ability of either Company, PPL or any of their Affiliates to incur any Debt or to Guarantee any Debt or other obligation of any Person, or that limits the amount of any Debt that either Company or PPL may incur or Guarantee, or prohibits it from granting any Encumbrance (other than Permitted Encumbrances) on any Asset to secure any Debt incurred or Guaranteed (other than Contractual Obligations which will be terminated as of the Closing); or

(s) any Contractual Obligation not otherwise disclosed on Schedule 2.19 and (A) pursuant to which the Companies and/or PPL have an aggregate future liability to any Person in excess of One Hundred Thousand ($100,000), (B) entered into other than in the Ordinary Course of Business or other than on arms-length terms, or (C) that is material to the conduct or operation of either Business.

Contained in the Data Room are true, accurate and complete copies, in all material respects, of each written Contractual Obligation (or to the extent no such copy exists, an accurate description) listed on Schedule 2.19, in each case, as amended or otherwise modified and in effect.

2.19.2 Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 2.2.4 (Debt), Schedule 2.12 (Real Property Leases), Schedule 2.14 (Intellectual Property), Schedule 2.17(a) (Employee Benefit Plans), Schedule 2.19 (Contracts), Schedule 2.21 (Customers and Suppliers) or Schedule 2.26 (Insurance) (each, a “Disclosed Contract”) is Enforceable (subject to any Enforceability Exceptions) against the relevant Company and, to the Sellers’ Knowledge, each other party to such Contractual Obligation, and is in full force and effect, and subject to getting the consents set forth in Schedule 2.5, will continue to be so Enforceable and in full force and effect on identical terms, and subject to getting the consents set forth in Schedule 2.5, the consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events other than acts or events by the Companies or Buyer after the Closing) result in any payment or payments being due from either Company or PPL to any Person following the consummation of the Contemplated Transactions.

2.19.3 Breach, etc. Except as set forth on Schedule 2.19.3, neither Company, PPL nor, to the Sellers’ Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract (including all performance bonds, warranty obligations or otherwise), nor to the Sellers’ Knowledge has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or violation of, or default under, any Disclosed Contract (including all Surety Bonds, warranty obligations or otherwise). Except as set forth on Schedule 2.19.3, neither Sellers nor either Company has received notice from any other party to any Disclosed Contract or to the Sellers’ Knowledge has any reason to believe that such party intends to terminate such Disclosed Contract or alter in any material way the relationship of the parties under such Disclosed Contract. No party to any Disclosed Contract has given either Company or any Seller notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof nor, to the Sellers’ Knowledge, are there any circumstances which would lead to any of the foregoing.

2.19.4 Bids. Schedule 2.19.4 sets forth a true, accurate and complete list of each outstanding bid or proposal for business submitted by each Company.

2.20 Affiliate Transactions. Except for the matters disclosed on Schedule 2.20, no Seller nor any Affiliate of any Seller is, directly or indirectly, an officer, director, member, manager, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, either Company. Except as disclosed on Schedule 2.20, no Seller nor any Affiliate of any Seller owns or has any ownership interest in any Asset used in, or necessary to, the Business.

2.21 Customers and Suppliers. Schedule 2.21 sets forth a true, accurate and complete list of (a) the ten largest customers of Precision (measured by aggregate billings) for the fiscal year ended December 31, 2008 and for the nine months ended September 30, 2009, indicating the existing Contractual Obligations with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services to the Companies (measured by the aggregate amount purchased by the Companies) for the fiscal year ended December 31, 2008 and for the nine months ended September 30, 2009, indicating the Contractual Obligations for continued supply from each such supplier. Except as set forth on Schedule 2.21, the relationships of the Companies with the customers and the suppliers required to be listed on Schedule 2.21, and with El Paso Energy for both current and planned projects, including the Ruby Ridge Pipeline project, are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases, material increase in the prices charged or paid, or change to the supply or credit terms, as the case may be) or notified either Company of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or alter (including any reduction in the rate or amount of sales or purchases, the amount of the purchase price for sales or purchases, material increase in the prices charged or paid, or change to the supply or credit terms, as the case may be) its relationship with either Company (other than upon the completion of the project covered by the applicable Contractual Obligation). As of the Closing Date, to the Sellers’ Knowledge, there is no reason to believe that there will be any change in the relationships of the Companies with any of their customers or suppliers, including El Paso Energy for both current and planned projects, including the Ruby Ridge Pipeline project, as a result of the Contemplated Transactions. The Sellers have no notice of any facts or circumstances that have resulted or would reasonably be expected to result in a change in the relationship that the Companies have with any of their customers and suppliers listed or required to be listed on Schedule 2.21, including El Paso Energy for both current and planned projects, including the Ruby Ridge Pipeline project.

2.22 Customer Warranties. Except as set forth on Schedule 2.6.1, there are no pending, nor to the Sellers’ Knowledge, threatened, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by Precision. Except as set forth on Schedule 2.6.1 and Schedule 2.22, all of the services rendered by Precision (whether directly or indirectly through independent contractors) have been performed in conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and the Companies do not have any pending claims for replacement or repair or for other damages relating to or arising from any such sources, except for amounts which are immaterial in the aggregate, and neither Company has or shall have any Liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the Ordinary Course of Business which are immaterial individually and in the aggregate and not required by GAAP to be disclosed in the Interim Financials. Except as set forth on Schedule 2.22, none of Precision’s Disclosed Contracts with any customer contains any unusual warranty provisions that would impose material Liability on either Company. Set forth on Schedule 2.22 is the aggregate amount of warranty claims incurred by Precision during each of the last three completed fiscal years. Except as set forth on Schedule 2.5 and Schedule 2.22, there is no reason to expect an increase in the amount of warranty claims in proportion to revenues in connection with current projects subject to Contractual Obligations.

2.23 Capital Expenditures and Investments. The Companies’ outstanding Contractual Obligations and budget for capital expenditures and Investments are set forth on Schedule 2.23, which includes a schedule of all monies disbursed on account of capital expenditures and Investments made by the Companies since the Most Recent Balance Sheet Date through September 30, 2009.

2.24 Employees.

2.24.1 All non-union employees of the Companies and PPL are, including employer, job title, location and base compensation, listed on Schedule 2.24, together with a list of all employees whose employment with either Company or PPL is currently contemplated to be terminated by the Companies or PPL at or prior to the Closing, other than the termination of the Transferred Employees pursuant to this Agreement. Except as set forth on Schedule 2.19, no present or past employee of either Company or PPL is bound by an unexpired non-competition agreement with either Company or PPL or, to Sellers’ Knowledge, any other Person. Except as set forth on Schedule 2.24, pursuant to Employee Plans or travel advances to employees in the Ordinary Course of Business, neither Company or PPL is a party to any Contractual Obligation with any employee or former employee.

2.24.2 Except as disclosed on Schedule 2.24, there are no material labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Sellers’ Knowledge, threatened between either Company or PPL, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 2.24, (a) no employee of either Company or PPL is represented by a labor union, association or representative body, (b) neither Company nor PPL is a party to, or otherwise subject to, any collective bargaining agreement or other labor union, association or representative body Contractual Obligation, (c) during the past five years there have been no strikes, slowdowns, work stoppages, lockouts, or, to the Sellers’ Knowledge, threats thereof, by or with respect to any employees of either Company or PPL, (d) no petitions or proceedings by an employee or group of employees of either Company or PPL are pending with any labor relations board seeking recognition of a bargaining representative and (e) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, association or representative body to organize employees of either Company or PPL and no demand for recognition of employees of either Company or PPL is currently pending on behalf of, any labor union, association or representative body. Neither Company or PPL is a party to, or otherwise bound by, any consent decree with, or citation or other Governmental Order relating to employees or employment practices. Except as disclosed on Schedule 2.24, the Companies and PPL are in compliance with applicable Legal Requirements, Contractual Obligations, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Fair Labor Standards Act (“FLSA”) and the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and, in all material respects, all other notification and bargaining obligations arising under any collective bargaining agreement, by Legal Requirement or otherwise. Neither Company nor PPL has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of either Company or PPL without complying with all applicable provisions of WARN, or implemented any early retirement, separation or window program within the past five years, nor has either Company or PPL planned or announced any such action or program for the future except as contemplated by this Agreement. Except as provided in Section 4.10 and except as contemplated by this Agreement, no current executive officer’s or other key employee’s employment with either Company or PPL has been terminated for any reason nor has any such officer or employee notified the applicable Company or PPL of his or her intention to resign or retire.

2.24.3 Neither Company nor PPL is delinquent in payments to any of its (a) employees for any wages, salaries, overtime pay, commissions, bonuses, benefits or other Compensation, or (b) consultants for payments for any services arising under any policy, practice, Contractual Obligation, plan, program or Legal Requirement. None of either Company’s or PPL’s employment policies or practices is currently being audited or, to Sellers’ Knowledge investigated by any Governmental Authority. Except as set forth on Schedule 2.24.3, there is no pending or, to the Sellers’ Knowledge, threatened Action, unfair labor practice charge, or other charge or inquiry against either Company or PPL brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of either Company’s or PPL’s employees, or other individual or any Governmental Authority with respect to employment practices brought by or before any Governmental Authority.

2.24.4 To the Sellers’ Knowledge, no employee, officer, manager, contractor or consultant of either Company or PPL is obligated under any applicable Law or under any Contractual Obligation of any nature, or is subject to any judgment, decree or Governmental Order that would interfere with the use of such employee’s, officer’s, contractor’s or consultant’s best efforts to promote the interests of the applicable Company or PPL or that would conflict with either Business. To the Sellers’ Knowledge, the conduct of the Businesses has not and will not, and the consummation of the Contemplated Transactions will not, conflict with or result in a material breach of the terms, conditions or provisions, or constitute a default under any Contractual Obligation under which any employee, officer, contractor or consultant of either Company or PPL is obligated.

2.25 Litigation; Governmental Orders.

2.25.1 Litigation. Except as disclosed on Schedule 2.25, there is no Action to which either Company or PPL is a party (either as plaintiff or defendant) or to which their Assets are subject pending, or to the Sellers’ Knowledge, threatened. There is no Action to which either Company or any Seller is a party (either as plaintiff or defendant) or to which its assets are subject pending, or to the Sellers’ Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or delay the consummation of, or otherwise relates to, this Agreement or the Contemplated Transactions, or (b) may result in any change in the current equity ownership of either Company or PPL, nor, to the Sellers’ Knowledge, is there any basis for any of the foregoing. Except as disclosed on Schedule 2.25, there is no Action that either Company or any Seller (with respect to any Seller, related to the Businesses) presently intends to initiate. Except as disclosed on Schedule 2.25, no Seller has any notice of any facts or circumstances that would reasonably be expected to result in any Action to which either Company or PPL is a party (either as plaintiff or defendant) or to which its Assets are subject.

2.25.2 Governmental Orders. Except as disclosed on Schedule 2.25, no Governmental Order has been issued that is applicable to, or otherwise affects, either Company, PPL or their Assets or Businesses.

2.26 Insurance. Schedule 2.26 sets forth a true, correct and complete list of insurance policies, including policies by which the Companies, PPL or any of their Assets, employees, officers or directors or the Businesses have been insured since January 1, 2007 (the “Liability Policies”). The list includes for each Liability Policy the type of policy, policy number and name of insurer. The Sellers have made available in the Data Room true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.26 describes any self-insurance arrangements affecting either Company or PPL. The Companies and PPL have since January 1, 2007 maintained in full force and effect with, to Sellers’ Knowledge, financially sound and reputable insurers insurance with respect to their Assets and the Businesses, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 2.26, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy other than denials of employee health claims or (b) has provided any notice of cancellation and, to Sellers’ Knowledge, no insurer plans to cancel any Liability Policy or materially alter the coverage under any Liability Policy.

2.27 Banking Facilities. Schedule 2.27 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which either Company or PPL has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by such Company or PPL thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of either Company or PPL in connection with such accounts, safety deposit boxes or other arrangements.

2.28 Powers of Attorney. Except as set forth on Schedule 2.28, neither Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.29 No Brokers. Except for CAC, the fees and expenses of which are Closing Date Seller Expenses to be paid pursuant to Section 1.5 or to be paid solely by Sellers following Closing, neither Company nor any Seller has Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

2.30 Securities Law Matters.

2.30.1 The shares of MasTec Common Stock that may be issued in connection with Earn-Out Payments to Sellers (the “Earn-Out Shares”) are being acquired by the Sellers for the Sellers’ own accounts and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities laws, and the Earn-Out Shares will not be disposed of by any Seller in contravention of the 1933 Act or any applicable state securities laws.

2.30.2 Each Seller is an “accredited investor” as defined in Rule 501(a) under the 1933 Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Earn-Out Shares and make an informed investment decision.

2.30.3 Each Seller has had an opportunity to ask questions and receive answers concerning MasTec and the Earn-Out Shares and has had full access to such other information concerning MasTec and the Earn-Out Shares as such Seller has requested or which has been filed by MasTec with the SEC.

2.30.4 Each Seller has discussed with and relied upon the advice of its independent legal counsel, tax and financial advisors with regard to the meaning and legal consequences of such Seller’s representations and warranties contained herein and the considerations involved in making an investment in the Earn-Out Shares, and such Seller understands that MasTec is relying on such Seller’s representations set forth herein in respect of the offer and sale of the Earn-Out Shares.

2.30.5 Each Seller acknowledges that the Earn-Out Shares are “restricted securities” as defined by Rule 144 promulgated under the 1933 Act, are not registered under the 1933 Act or any applicable state securities laws and are being issued by MasTec to the Sellers in reliance upon the Section 4(2) private placement exemption contained in the 1933 Act.

2.30.6 Each Seller understands that he or it must bear the economic risk of his or its acquisition of the Earn-Out Shares for an indefinite period of time because (i) the acquisition of Earn-Out Shares pursuant to this Agreement has not been registered under the 1933 Act and applicable state securities laws; and (ii) the Earn-Out Shares may therefore not be sold, transferred, pledged, or otherwise disposed of unless subsequently so registered or, in the opinion (reasonably satisfactory to MasTec) of Gardere (which is reasonably satisfactory for purposes of this opinion only) or other counsel (reasonably satisfactory to MasTec) registration under the 1933 Act or any applicable state securities laws is not required.

2.30.7 Legends. It is understood that the certificates evidencing the Earn-Out Shares may bear one or all of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

(b) Any legend required by Law, including any legend required by the Business Corporation Act of the State of Florida.

2.31 Surety Bonds.

2.31.1 The Companies have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds, surety bonds and all such similar undertakings (collectively, “Surety Bonds”) required to be posted in connection with their operations. Schedule 2.31 contains a true and complete list of all Surety Bonds posted by the Companies in connection with their operations including the name of each surety and the estimated cost of completion as of September 30, 2009 for the project or job secured by such Surety Bond.

2.31.2 Except as disclosed on Schedule 2.31, each Company is in compliance in all material respects with all Surety Bonds applicable to it, and the operation of its Business and the state of reclamation with respect to the Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise are in compliance in all material respects with all applicable reclamation and other applicable Legal Requirements. Except as set forth on Schedule 2.31, neither Company is nor to Sellers’ Knowledge will be required to obtain a substitute Surety Bond with respect to any of its Surety Bonds and the Surety Bonds will remain in effect on identical terms immediately following the Closing.

2.32 Transport Operations. Except as set forth in Schedule 2.32, Transport’s sole business is and at all times has been the Transport Business. Transport does not provide, and has never provided, any services to any Person other than Precision; and Transport’s sole customer is, and has always been, Precision.

2.33 PPL. Except as set forth on Schedule 2.33, PPL holds no assets, except for its Precision Units to be sold to the Buyer pursuant to this Agreement, and conducts no business or operations other than the employment of the Transferred Employees and the provision of the services of the Transferred Employees to Precision.

3.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MASTEC.

In order to induce the Sellers and the Companies to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Buyer and MasTec, jointly and severally, hereby represent and warrant to the Sellers and the Companies as follows:

3.1 Organization. MasTec is duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own its properties and to carry on its business as it is now being conducted. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Since formation, Buyer has been wholly-owned by MasTec and is an eligible entity as defined in Section 301.7701-3(a) of the Treasury Regulations that is disregarded as an entity for federal tax purposes under Treasury Regulation §301.7701-3.

3.2 Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer, and no other corporate or other action on the part of the Buyer or any other Person is necessary to authorize the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the Contemplated Transactions. This Agreement (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms, except as limited by the Enforceability Exceptions.

3.3 Authorization of Governmental Authorities. Except for compliance with the HSR Act, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement or (b) the consummation of the Contemplated Transactions by the Buyer.

3.4 Noncontravention. Neither the execution, delivery nor performance by the Buyer of this Agreement nor the consummation of the Contemplated Transactions will:

(a) violate any provision of any Legal Requirement applicable to the Buyer;

(b) result in a breach or violation of, or default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any Contractual Obligation of the Buyer;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation, except as contemplated by Section 6.8; or

(d) result in a breach or violation of, or default under, the Buyer’s Organizational Documents.

3.5 No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

3.6 Securities Law Compliance. MasTec has made all filings with the SEC that it is required to make under the 1933 Act and the Exchange Act (collectively the “Public Reports”). The Public Reports were prepared and comply in all material respects with the requirements of the 1933 Act and the Exchange Act, as applicable.

3.7 MasTec Financial Statements. The financial statements of MasTec (the “MasTec Financial Statements”) included in the Public Reports were prepared in accordance with the books and records of MasTec and its Subsidiaries and have been prepared in accordance with GAAP. The MasTec financial statements fairly present in all material respects in accordance with GAAP the financial position of MasTec and its Subsidiaries as at the respective dates thereof and the results of the operations of MasTec and its Subsidiaries for the respective periods covered thereby.

3.8 MasTec Material Adverse Effect. Since the date of the latest MasTec Financial Statement included in the Public Reports, there has been no MasTec Material Adverse Effect.

3.9 No Actual Knowledge of Certain Breaches. None of Jose Mas, Pablo Alvarez, Alberto de Cardenas or Mike Love has actual knowledge of any breach of the representations and warranties set forth in Section 2.6 (Financial Statements).

4.	PRE-CLOSING COVENANTS

4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers and the Companies will, and will cause each of their respective Representatives to, (a) afford Buyer and its Representatives and prospective lenders or other financing sources and their Representatives (collectively, “Advisors”), upon reasonable advance notice and during regular business hours full and free access to the Companies’ and PPL’s personnel (including, for purposes of negotiating post-Closing employment and non-competition arrangements), properties, jobsites, Contractual Obligations, customers, books and records (including all Tax records), and other documents and data, (b) furnish Buyer and its Advisors with and upload to the Data Room copies of all such Contractual Obligations, books and records, and other existing documents and data as Buyer and its Advisors may reasonably request, and (c) furnish the Buyer and its Advisors with and upload to the Data Room such additional financial, operating, and other data and information as Buyer or its Advisors may reasonably request; provided that (i) no investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty made by the Companies or the Sellers; (ii) such access does not unreasonably interfere with the normal business operations of the Companies; (iii) that all requests for access shall be directed to Murphy, Rooney, the Companies’ counsel, or such other person as the Companies may designate from time to time; and (iv) the Companies shall not be required to provide access to customers until the Companies arrange meetings with such customers; provided that Sellers and the Companies shall use their commercially reasonable efforts to arrange such meetings, respectively.

4.2 Operation of the Companies and their Businesses

4.2.1 Ordinary Course. Except as expressly consented to in writing by Buyer between the date of this Agreement and the Closing Date (the “Pre-Closing Period”), or contemplated hereby, the Companies and PPL shall and the Sellers shall cause the Companies to act and carry on their respective Businesses solely in the Ordinary Course of Business and shall use commercially reasonable efforts to (i) maintain and preserve their business organization, assets, Governmental Authorizations and properties, (ii) preserve their business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with them, (iii) continue to perform under all Disclosed Contracts, (iv) maintain all Insurance Policies set forth on Schedule 2.26 and (v) keep available the services of their present officers, employees and consultants.

4.2.2 Negative Covenants. To the extent permitted by applicable laws, without limiting the generality of the foregoing, except (i) as expressly consented to in writing by Buyer, which consent will not be unreasonably withheld or delayed, (ii) as contemplated by this Agreement, (iii) in the Ordinary Course of Business or (iv) as set forth on Schedule 4.2.2, during the Pre-Closing Period,

(a) neither Company nor PPL shall directly or indirectly do any of the following:

(i) declare, set aside or pay any cash or non-cash distributions or dividends, split, combine or reclassify any Equity Securities or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for its Equity Securities or Debt; or purchase, redeem or otherwise acquire any Equity Securities;

(ii) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Equity Securities;

(iii) amend or adopt any amendments to either Company’s Organizational Documents;

(iv) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any Person or division thereof, or any assets that are material, in the aggregate, to either Company;

(v) sell, lease, license, pledge, or otherwise dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance, other than Permitted Encumbrances, any of its material properties or Assets, including any capital asset or related capital assets with a fair market value in excess of One Hundred Thousand Dollars ($100,000);

(vi) knowingly or irrevocably waive any material right of the Companies under any Disclosed Contract;

(vii) incur any Debt, (B) issue, sell or amend any Debt, (C) Guarantee or otherwise become Liable for any Debt of another Person, (D) make any material loans, advances or capital contributions to, or Investment in, any other Person, (E) modify or cancel any material third-party Debt owed to either Company, or (F) enter into any arrangement having the economic effect of the foregoing;

(viii) make any single capital expenditure or other expenditures with respect to PP&E in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(ix) except as required to comply with applicable Laws or the terms of any Employee Plan, (A) adopt, enter into, terminate or amend any Employee Plan, (B) increase the Compensation or fringe benefits of (other than increases in the Ordinary Course of Business, or pay any bonus not required by an existing plan, arrangement or agreement to, any officer or employee of either Company or PPL, (C) grant any Equity Securities, or (D) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Plan;

(x) except as may be required to comply with applicable Tax Laws, make, revoke, amend or change any election in respect of Taxes, file any amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (except with respect to income Taxes);

(xi) threaten, commence, pay, discharge, settle or satisfy any Action;

(xii) terminate or fail to renew any Governmental Authorization that is required for continued operations;

(xiii) enter into, amend or modify any collective bargaining agreement or union contract with any labor organization or union or waive, release or assign any rights or claims under any such agreement or contract;

(xiv) accelerate or defer any material obligation or payment by or to either Company, or not pay any accounts payable or other obligation of either Company when due, unless contested in good faith with full and complete appropriate reserves provided in the relevant Company’s books and records;

(xv) decrease or defer in any material respect, any required maintenance, repair or replacement of any PP&E or the level of costs expended in connection therewith;

(xvi) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(xvii) discontinue any line of business or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

(xviii) take any action that would or would reasonably be expected to (A) result in a representation or warranty of the Sellers and/or the Companies becoming untrue, (B) result in any of the conditions set forth in Section 6 or Section 7 not being satisfied, or (C) otherwise prevent or materially delay or materially impair its ability to consummate the Contemplated Transactions on the terms contemplated by this Agreement;

(xix) at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee of either Company or PPL;

(xx) make any change to its accounting methods, principles or practices (including with respect to Taxes) or to the Financials or to the working capital policies applicable to either Company, except as required by GAAP;

(xxi) except for entering into any non-exclusive license agreements in the Ordinary Course of Business, transfer or grant to any third party any rights with respect to any Intellectual Property;

(xxii) form any Subsidiary or acquire any Equity Security of any Person; or

(xxiii) authorize or enter into an agreement to do anything prohibited by the foregoing; and

(b) no Seller shall directly or indirectly do any of the following:

(i) sell, lease, pledge, or otherwise transfer, dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance any Units;

(ii) take any action that would or would reasonably be expected to (A) result in a representation or warranty of the Sellers and/or the Companies becoming untrue, (B) result in any of the conditions set forth in Section 6 or Section 7 not being satisfied, or (C) otherwise prevent or materially delay or materially impair its ability to consummate the Contemplated Transactions on the terms contemplated by this Agreement; or

(iii) authorize or enter into an agreement to do anything prohibited by the foregoing.

4.3 Commercially Reasonable Efforts; Notification; Hart-Scott-Rodino Act Filings.

4.3.1 (a) Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided in this Section 4.3, each of the Sellers, the Companies, MasTec and Buyer agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) preparing and filing of all forms, registrations and notices required to be filed, obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending of any Actions challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Buyer be obligated to, and the Companies shall not without the prior written consent of Buyer, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Buyer, its Affiliates or the Companies, nor shall Buyer agree to take any action which would reasonably be expected to materially reduce the Earn-Out Payments without the prior written consent of Sellers’ Representative, in each case in response to a request by or discussion with a Governmental Authority in order to address any regulatory issues associated with or arising from the Contemplated Transactions.

4.3.2 If not accomplished prior to the execution of this Agreement, without limiting the generality of the foregoing, as soon as may be reasonably practicable, and in no event later than 10 Business Days after the date hereof, Buyer and the Companies each shall file with the FTC and the Antitrust Division of the DOJ Notification and Report Forms relating to the Contemplated Transactions as required by the HSR Act. Subject to applicable Laws and the preservation of any applicable attorney-client privilege, Buyer and the Companies each shall promptly (i) supply the other with any information that may be required in order to effectuate such filings, (ii) supply any additional information that reasonably may be required by the FTC or the DOJ, and each will use reasonable efforts to obtain a waiver of the applicable waiting period and (iii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Buyer and the Companies shall share equally all filing fees and other charges for the filing under the HSR Act and shall each be responsible for all costs and expenses for obtaining their own respective consents, approvals or waivers from third parties and for defending any actions against them challenging this Agreement or the consummation of the Contemplated Transactions.

4.4 Acquisition Proposals.

4.4.1 The Companies and Sellers shall not, nor shall they permit or authorize any of their Representatives to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving either Company or PPL, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of a significant portion of the Assets or any Asset material to the Businesses (other than the sale of Inventory or obsolete PP&E, which has been replaced by all substitute PP&E necessary to continue to operate the Businesses in the Ordinary Course of Business) or Equity Securities of either Company or PPL, (iii) any purchase or sale of, or tender offer or exchange offer for Equity Securities of PPL or Units (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Companies and the Sellers shall not, nor shall they permit or authorize any of their Representatives to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or conversations with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, or (b) enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this paragraph by any Representative, whether or not such Person is purporting to act on behalf of either Company and Seller or otherwise, shall be deemed to be a breach of this Section 4.4 by the Companies and Sellers.

4.4.2 The Companies and Sellers will promptly (and in any event within two (2) days) notify Buyer in writing of the existence of any proposal, discussion, negotiation or inquiry received by either Company, any Seller or any of their Representatives with respect to any Acquisition Proposal, and the Companies and Sellers will immediately communicate to Buyer the terms of any proposal, discussion, negotiation or inquiry which it or they may receive (including a copy of any such proposal) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.

4.4.3 The Companies and Sellers will, and will cause their Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any Acquisition Proposal. In addition, the Companies shall promptly request that each Person who has heretofore received information in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of either Company or any Seller. The Companies shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which either Company is a party. The Companies and the Sellers agree that they will take the necessary steps to promptly inform their Representatives of the obligations undertaken by the Companies and Sellers in this Section 4.4.

4.5 Bank Accounts; Powers of Attorney. As of the Closing, to the extent requested by Buyer, Sellers and the Companies shall cause Buyer’s designees to be added, and the Companies’ respective designees to be removed, as signatories with respect to each of the Companies’ respective bank accounts and to terminate any powers of attorney.

4.6 Notice and Cure. Between the date hereof and the Closing Date, the Companies and Sellers will notify Buyer in writing (where appropriate and only with respect to matters occurring after the date hereof, through updates to the Disclosure Schedules) of, and contemporaneously will provide Buyer with and upload to the Data Room true, accurate and complete copies of any and all information or documents relating to, and will make commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, that existed or occurred on, prior to or after the date of this Agreement, as soon as practicable after it becomes known to either Company or any Seller, that causes or will cause any representation, warranty, covenant or agreement of either Company and/or the Sellers under this Agreement to be breached, that renders or will render untrue any representation or warranty of either Company and/or the Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance, or that make the timely satisfaction of any condition to Closing impossible or unlikely. Both Sellers and Buyer shall have the right until the Closing Date to amend or supplement their respective Disclosure Schedules with respect to any matter. No notice (or updates to Disclosure Schedules) given pursuant to this Section 4.6 shall have any effect on the representations, warranties or agreements contained in this Agreement for purposes of determining satisfaction of any condition, whether a breach or default has occurred, or the termination or indemnification rights of the parties provided by this Agreement or otherwise. Notwithstanding the foregoing, no party hereto shall have any Liability for indemnification pursuant to this Agreement on account of a breach of a representation or warranty to the extent that (a) such matter or event is disclosed in a revised Disclosure Schedule delivered prior to the Closing Date and (b) the party that receives the revised Disclosure Schedule has the right to terminate this Agreement based upon such breach but elects to proceed with the Closing.

4.7 Consultation. To the extent permitted by applicable Law, between the date hereof and the Closing Date, the Companies will consult with management of Buyer with a view to informing them as to the operation and management of the Companies and PPL.

4.8 Cooperation Regarding: Financing. Companies and the Sellers acknowledge that Buyer’s financing for the Contemplated Transactions may be secured by security granted on Closing against certain assets of the Companies and agree that prior to the Closing, the Companies and the Sellers and their Representatives shall provide to Buyer and its Affiliates and Representatives all cooperation reasonably requested by Buyer that is necessary or reasonably required in connection with such financing (at Buyer’s sole cost and expense), including the following: (i) causing the Sellers and the Companies’ other senior officers to participate in meetings, presentations, due diligence sessions with prospective lenders, investors and rating agencies; (ii) providing information reasonably necessary for Buyer to prepare any pledge and security documents, currency or interest hedging agreement, and other definitive financing documents, provided that no obligation of the Companies under any such document or agreement shall be effective until the Closing; (iii) facilitating the pledging of collateral, provided that no pledge shall be effective until the Closing; (iv) furnishing on a confidential basis to Buyer and its financing sources, as promptly as practicable, such financial and other pertinent information regarding the Companies as may be reasonably requested by Buyer; (v) providing requested officer’s certificates and representation letters; and (vi) providing information reasonably requested by Buyer to enable Buyer to secure solvency opinions, in each of the foregoing cases as may be necessary and customary in connection with a financing; provided that, notwithstanding anything in this Agreement to the contrary, until the Closing occurs, the Companies shall not (1) be required to pay any commitment or other similar fee, (2) have any Liability under any loan agreement or any related document or any other agreement or document related to Buyer’s financing, or (3) be required to incur any other Liability in connection with the financing. Buyer and its Representatives shall be permitted to disclose information as necessary in connection with Buyer’s financing subject to reasonable arrangements to protect the confidentiality of Sellers’ and the Companies’ confidential information. Notwithstanding anything to the contrary contained in this Agreement, MasTec shall not be obligated to effectuate any Financing and any Financing, to the extent effectuated, shall be upon terms and conditions that are acceptable to MasTec in its sole and absolute discretion.

4.9 Interim Financial Statements. During the Pre-Closing Period, the Sellers and Companies shall provide Buyer (a) within twenty (20) days after the date hereof, the consolidated balance sheet of the Companies, LandCo and PPL as of September 30, 2009 (the “Most Recent Balance Sheet,”) and the related statements of income and cash flows of the Companies, LandCo and PPL for the nine months then ended (together with the Most Recent Balance Sheet, the “Interim Financials”) and (b) within 30 days after the end of each calendar month, the unaudited consolidated balance sheet, income statement and statement of cash flows as of the end of, or for, such month as applicable, for the Companies and PPL, and (ii) within 30 days after the end of each fiscal quarter, the unaudited consolidated balance sheet and the unaudited statements of income and of cash flow for such fiscal quarter for the Companies and PPL (in each case of clauses (i) and (ii) prepared in accordance with Precision GAAP (subject to normal year-end adjustments, the effect of which will not individually or in the aggregate, be materially adverse and the absences of footnotes and consistent with the preparation of the Financial Statements) except as set forth in Schedule 2.6.2. Upon delivery of the foregoing financial statements to Buyer, the representations set forth in Section 2.6 shall be deemed to have been made as to such financial statements as of the date of this Agreement.

4.10 Termination of Certain Employees. Effective as of the Closing Date, PPL shall terminate the employment of all those employees named on Schedule 4.10 (the “Transferred Employees”). Buyer shall not be liable to any Seller or other Person for any severance obligations, benefit obligations or any other Liabilities in connection with the termination of the Transferred Employees or other Person’s employment with PPL, all of which Liabilities shall be the responsibility of PPL.

4.11 Assistance. Sellers shall assist Precision in obtaining the employment of the Transferred Employees, and Sellers shall cooperate with and shall make available to Buyer, to the extent permitted by applicable Laws, all information and documents as may be necessary to assist and coordinate Precision’s employment of the Transferred Employees.

4.12 Guarantees by Sellers. Sellers have guaranteed certain Debt of PPL and the Companies (the “Seller Guarantees”). If the Seller Guarantees are not released at or prior to Closing, the Companies and MasTec will indemnify Sellers from any liability related to or arising out of the Seller Guarantees, and following Closing shall use commercially reasonable efforts to have the Seller Guarantees released.

4.13 Consents for Assumption of Debt. MasTec and Buyer shall use commercially reasonable efforts to assist Sellers in securing any necessary consent to the assignment of Contractual Obligations; provided that MasTec and its Affiliates, other than the Companies, shall have no obligation to assume or guarantee such Contractual Obligations.

4.14 Confidentiality.

4.14.1 The Companies and their Representatives have delivered and may prior to Closing deliver to MasTec, Buyer and their Representatives certain information about the properties, employees, finances, businesses and operations of the Companies. All information, whether written or oral, about the Companies furnished by the Companies and their Representatives is referred to in this Section 4.14 as “Evaluation Material.” Evaluation Material also includes all notes, analyses, compilations, studies, interpretations or other documents prepared by MasTec, Buyer or their Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to MasTec, Buyer or their Representatives. Evaluation Material does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by MasTec, Buyer or their Representatives in violation of this Section 4.14, (b) is in MasTec’s possession on a non-confidential basis prior to its disclosure by the Companies or their Representatives, (c) was or becomes available to MasTec, Buyer or their Affiliates on a non-confidential basis from a Person (other than the Companies or their Representatives) who MasTec or Buyer reasonably believed is not prohibited from disclosing such information to MasTec, Buyer or their Affiliates by a legal, contractual or fiduciary obligation to the Companies, (d) was independently developed by MasTec, Buyer or their Affiliates without reference to the Evaluation Material, or (e) is, upon the advice of Buyer’s legal counsel, required to be disclosed by Law (as defined below).

4.14.2 Subject to Section 4.14.3, unless otherwise agreed in writing by the Sellers’ Representative, Buyer agrees, except as required by Law, to keep confidential and not to disclose or reveal any Evaluation Material to any Person other than Buyer’s Representatives. MasTec and Buyer agree they and their Representatives have used and, unless the Closing occurs, will use the Evaluation Material only in connection with their consideration of whether to purchase the Companies and will not otherwise use it in their business or otherwise. If this Agreement terminates, MasTec and Buyer agree to destroy all Evaluation Material in either their possession or control or the possession or control of their Representatives.

4.14.3 If Buyer or any of its Representatives is required by, Law to disclose any Evaluation Material, Buyer will, to the extent permitted by Law, provide the Sellers’ Representative with prompt notice of such request or requirement in order to enable the Companies to seek an appropriate protective order or other remedy at the Companies sole cost and expense, to consult with Buyer with respect to the Companies taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 4.14. If such protective order or other remedy is not obtained, or the Companies waive compliance, in whole or in part, with the terms of this Section 4.14, the Buyer and its Representative will use reasonable efforts to disclose only that portion of the Evaluation Material that is legally required to be disclosed. If Buyer and its Representatives shall have complied fully with the provisions of this Section 4.14.3, the Companies agree that such disclosure may be made by Buyer or its Representatives without any Liability to Sellers or the Companies whatsoever.

4.14.4 Unless the Closing occurs, MasTec and Buyer agree that neither they nor any of their Affiliates will, for a period of two years after the date hereof, hire or solicit for employment any Key Employee.

5.	POST-CLOSING COVENANTS.

5.1 Confidentiality.

5.1.1 Each Seller acknowledges that the success of the Companies after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between such Seller and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 5.1.1. Accordingly, each Seller hereby agrees with the Buyer that such Seller and its Representatives will not, and that such Seller will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Businesses or the Companies, except to attorneys, accountants and authorized representatives of Sellers and to employees of Sellers in the Ordinary Course of Business, including (1) customer and supplier information, including lists of names and addresses of customers and suppliers of the Companies or their Affiliates, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Companies, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Companies’ information systems, Company Software and Company Technology, (5) information identified as confidential and/or proprietary in internal documents of the Companies or PPL and (6) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 5.1.1 will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement so long as reasonable prior notice is given to the Buyer of such retention and disclosure and a reasonable opportunity is afforded to the Buyer to contest the same or (b) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions. Each Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 5.1.1 by any of its Representatives.

5.1.2 Notwithstanding the foregoing, each Seller and each of its Representatives may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other Tax analyses) that are provided to such Seller relating to such Tax treatment and Tax structure.

5.1.3 Prior to and following the Closing Date, each Seller hereby agrees that such Seller and its Representatives will, and that such Seller will cause its Affiliates to, hold in strict confidence all, and not divulge or disclose, or buy or sell any MasTec securities while in possession of, any material non-public information of any kind concerning MasTec and its direct and indirect Subsidiaries, taken as a whole.

5.2 Restrictive Covenants.

5.2.1 Noncompetition. Each Seller on his or its own behalf and on behalf of each of his or its Related Entities, covenants that from the Closing Date through the later of the seven year anniversary of the Effective Date or 24 months after such Seller’s termination of employment with Precision or its Affiliates, neither he or it nor his or its Related Entities will for his, its or their own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise:

(a) (A) own, manage or control, or become engaged or serve as a shareholder, bondholder, creditor, officer, director, partner, member, employee, agent, consultant, advisor, contractor with, employer or representative of, or in any similar capacity, or (B) give financial, technical or other assistance to, otherwise invest or have a financial interest in, or in exchange for compensation otherwise associate with any Person, business or enterprise that competes directly or indirectly with the Companies or their Businesses (a “Competitive Business”) anywhere within the continental Unites States (the “Territory”); provided, however, that each Seller and his or its Related Entities may passively hold up to 2% of the outstanding publicly-traded securities of a Person engaged in the Precision Business for investment purposes only;

(b) recruit, induce, solicit for employment or in any manner attempt to recruit, induce or solicit any Key Employee or person employed by PPL (including any Transferred Employee or any non-union employee of either Company and any person who was a non-union employee of either Company within the twelve (12) months prior to the attempted recruitment, inducement or solicitation) whether or not such employment with PPL or either Company is (or was) pursuant to a written contract and whether or not such employment is (or was) at will;

(c) solicit, contact or deal with: (i) any Person that is at such time, or at any time during the five-year period preceding the Closing Date or the five-year period preceding the latest Earn-Out Payment, whichever is more recent, was, a customer, supplier or business associate of either Company or PPL, or (ii) any Person from whom either Company or PPL solicited business or with whom either Company or PPL discussed in a material manner a potential business relationship at any time during the five-year period preceding the Closing Date, in each case, for the purpose of offering or providing services or products which are competitive with services or products provided by either Company;

(d) cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any agreement or arrangement of any kind to which either Company is a party or from which it benefits; or

(e) seek to interfere with or adversely affect the ongoing relationships between either Company, on the one hand, and its suppliers, customers and professional and business contacts, on the other.

5.2.2 Acknowledgement. Each Seller acknowledges that the Companies conduct business throughout the Territory. Accordingly, each Seller agrees that the Territory is reasonable to protect the legitimate business interests of the Buyer. Each Seller agrees that any reduction to the Territory would seriously undermine the efficacy of this Section 5.2 and the protections that it is intended to provide. Each Seller acknowledges and agrees that the covenants contained in this Section 5.2 are essential elements of this Agreement and that but for these covenants the Buyer would not have agreed to purchase the Units. Each Seller further expressly agrees and acknowledges that (a) the confidentiality, nonsolicitation and non-competition covenants contained in this Agreement (i) are reasonable and necessary for the protection of the Buyer with respect to the covenants’ respective stated purposes, time, scope and geographic area, and are supported by adequate consideration; (ii) are necessary for the protection of the Buyer’s legitimate business interests, including the trade secrets, goodwill, and relationships with customers and suppliers purchased by the Buyer pursuant to this Agreement; and (iii) are not unduly restrictive of any rights of the Sellers; and (b) each Seller has sufficient employment alternatives and sufficient assets, taking into account the Purchase Price received and to be received by such Seller, such that such Seller does not have to compete with either Company or impermissibly use either Company’s confidential, proprietary, trade secret information described in this Agreement during the term of this Section 5.2 in order to earn a living. Except as set forth in Section 5.2.7, the existence of any claim or cause of action against the Buyer by any Seller, whether predicated on the Buyer’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of the covenants contained in this Section 5.2.

5.2.3 Injunction. The Sellers agree that a violation of the terms, provisions, covered obligations, duties and conditions described in this Section 5.2 will cause irreparable damage to the Buyer for which money damages or other legal remedies would not be an adequate remedy. Accordingly, the Sellers acknowledge and hereby agree that in the event of any breach or threatened breach by any Seller of any of their covenants or obligations set forth in this Section 5.2, the Buyer shall be entitled, in any court in the United States or otherwise having jurisdiction, to an injunction or injunctions, without the posting of any bond, to prevent or restrain breaches or threatened breaches of this Section 5.2, and to specifically enforce the terms and provisions of this Section 5.2 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Section 5.2. Each Seller hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Section 5.2, and to specifically enforce the terms and provisions of this Section 5.2 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of each Seller under this Section 5.2. The Sellers further agree that (x) by seeking the remedies provided for in this Section 5.2.3, the Buyer shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages), and (y) nothing set forth in this Section 5.2.3 shall require Buyer to institute any Action for (or limit Buyer’s right to institute any Action for) specific performance under this Section 5.2.3 prior or as a condition to exercising any rights under Section 9 or otherwise, nor shall the commencement of any Action pursuant to this Section 5.2.3 or anything set forth in this Section 5.2.3 restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available to Buyer thereafter.

5.2.4 Severability. In the event that any provision of this Section 5 shall be held to be invalid or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining provisions hereof shall remain in full force and effect, to the extent permitted by Law, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. All parties hereto hereby agree that each and every restrictive covenant as set forth in Section 5.1.1 and Section 5.2.1(a) through and including Section 5.2.1(e) is a separate and distinct restrictive covenant, designated to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.

5.2.5 Allocation of Purchase Price Has No Effect. Each Seller acknowledges and agrees that a portion of the Purchase Price will be allocated (as set forth on Schedule 1.3)as consideration to the covenants set forth in this Section 5.2. Notwithstanding the foregoing, each Seller acknowledges that Buyer would not have entered into the Contemplated Transactions without the covenants set forth in this Section 5.2; and if any covenant set forth in this Section 5.2 is breached by any Seller, each Seller acknowledges and agrees that such allocation shall not be deemed to be a measure of the damages that would result from such a breach, and each Seller agrees that at no time shall he or it argue or in any way assert in any Action that such consideration is a measure of the damages resulting from such breach.

5.2.6 “Related Entity”. Solely for purposes of this Section 5.2, “Related Entity” means with reference to any Person, another Person controlled by, under the control of or under common control with, that Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and practices of the other Person, whether through ownership of voting securities or otherwise. Without limitation, any director, executive officer or beneficial owner of 50% or more of the equity of a Person shall, for purpose of this Agreement, be deemed to control the other Person.

5.2.7 Default on Earn-Out Payments. If Buyer fails to pay any Earn-Out Payment when due and does not cure such failure to pay within 30 days after the receipt of written notice from the Sellers’ Representative of such failure to pay, then the restrictive covenants contained in Section 5.2 will terminate and be of no force and effect with respect to any Seller no longer employed by Buyer or its Affiliates if Buyer thereafter fails to pay such unpaid Earn-Out Payment on or prior to the 90th day after the end of such 30 day period. For clarity, a dispute regarding the amount of an Earn-out Payment shall not in and of itself be a failure to pay an Earn-Out Payment when due, as any disputed portion of an Earn-Out Payment shall not be due until such time as the disputed amount is resolved in accordance with Section 1.10.6, and any failure to make an Earn-Out Payment as permitted by Section 1.10.11 or Section 9.8 shall not be a failure to pay an Earn-Out Payment when due as no such payment is required at such time.

5.3 Cooperation Regarding Financial Statements. The Sellers shall use their good faith efforts at Buyer’s cost and expense to assist and cooperate with the efforts of the Buyer and its accountants and auditors to prepare and audit any financial statements (including pro forma financial statements) that the Buyer will be required to prepare, file or furnish pursuant to any applicable securities laws or exchange requirements, including the 1933 Act, the Exchange Act, the rules and regulations of the SEC promulgated thereunder, and any rules or regulations of the New York Stock Exchange or other stock exchange, or under any other applicable Laws.

5.4 Litigation Support. If and for so long as the Buyer or either Company is actively contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving either Company or Business, the Sellers will cooperate in the contest or defense and provide such testimony as may be reasonably necessary in connection with the contest or defense, at the cost and expense of the Buyer (unless and to the extent the Buyer is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne by the Sellers).

5.5 Access to Books and Records. From and after the Closing, the Buyer shall provide the Sellers and their advisors with reasonable access (for the purpose of examining and copying at the Sellers’ expense) during normal business hours and upon reasonable advance notice, to the books and records relating to the Businesses prior to the Closing (the “Books and Records”) and, until the 36-month anniversary of the Closing, reasonable access, during normal business hours and upon reasonable advance notice to the former financial and accounting employees of the Businesses, in each case to the extent necessary for the purpose of (a) compliance with tax requirements or (b) providing information relating to Third Party Claims reasonably required by the Sellers in order to satisfy their indemnification obligations pursuant to this Agreement; provided, however, that such access shall not unreasonably interfere with the normal business operations of the Buyer or its Affiliates or the Businesses and shall be provided pursuant to the Buyer’s reasonable confidentiality and security safeguards. Unless otherwise consented to in writing by the Sellers, the Buyer shall not destroy, alter or otherwise dispose of any of the Books and Records in advance of the earlier of the date of destruction or disposition pursuant to the Buyer’s document retention policies or seven years following the Closing without first offering to surrender to the Sellers such Books and Records or any portion thereof that the Buyer may intend to destroy, alter or dispose of.

5.6 LLC Indemnification Provisions. Buyer agrees to cause each Company to perform its obligations under such Company’s Organizational Documents then in effect to provide its members, officers, employees and agents with all rights of indemnification thereunder and at least to the extent required by applicable Law; provided, however, that none of MasTec, Buyer and the Companies shall be required to indemnify any member, officer, employee or agent in respect of any liability or obligation of such person to MasTec or Buyer and which liability or obligation arises under this Agreement.

5.7 Employment and Benefit Arrangements. Buyer shall cause Precision to offer employment to the Transferred Employees, which offer shall be delivered to the Transferred Employees prior to the Closing; and Sellers shall cooperate with and shall make available to Buyer, to the extent permitted by applicable Laws, all information and documents as may be necessary to assist and coordinate Precision’s employment of the Transferred Employees. Buyer shall cause Precision to offer such employees salary and bonus packages that are, in the aggregate, substantially comparable to the salary and bonus packages in place prior to the Closing. Precision shall cause the Transferred Employees to be covered under the MasTec’s benefit plans, arrangements or agreements and shall provide such employees with credit for service with PPL thereunder for purposes of eligibility and vesting. The Buyer shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements (other than those under MasTec’s 401(k) plan) and shall give the Transferred Employees and their eligible dependants credit under the new coverage or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or other plan modification occurs. Within ten (10) days after the Closing, the Sellers shall provide Buyer with a schedule that reflects those deductibles, co-payments and out of those pocket payments. MasTec shall cause MasTec’s 401(k) plan (or the 401(k) Plan of Buyer or an Affiliate of MasTec) to accept eligible rollover contributions from PPL’s 401(k) plan from the Transferred Employees who become participants in MasTec’s 401(k) plan (or the 401(k) plan of Buyer or an Affiliate of MasTec), subject to and conditioned upon Sellers providing MasTec with evidence satisfactory to MasTec that the failures in PPL’s 401(k) Plan reflected on Schedule 2.17(c) have been corrected, and MasTec’s otherwise being able to reasonably conclude in accordance with Treas. Reg. §1.401(a)(31)-1 A-14, that such amounts would constitute valid rollover contributions. Notwithstanding anything to the contrary in this Agreement (other than, for clarity, the Principals Employment Agreements), nothing in this Agreement shall require Buyer, MasTec or either

Company to retain any Transferred Employee for any period of time after the Closing Date and subject to the requirements of applicable Law, Buyer, MasTec and the Companies reserve the right, at any time after the Closing Date, to terminate such employment and to amend, modify or terminate any terms or conditions of employment, including any Employee Plan, program, policy, practice or arrangement or the compensation or working conditions of the Transferred Employees. MasTec and Buyer agree to cause Precision (i) to pay the Transferred Employees 2009 bonuses in an amount of at least $500,000, (ii) to pay field employees 2009 bonuses in an amount equal to at least $2,000,000, (iii) to provide Transferred Employees with aggregate accrued vacations with a value of at least $25,000 as of their date of hire, (iv) to provide to the applicable employees 2009 profit sharing payments of at least $200,000, and (v) to pay the stand-by-pay accrued as a current Liability in the Actual Closing Balance Sheet.

5.8 Warranty Repairs. With respect to all warranty repairs that are performed following the Closing Date by the Companies, but for which Sellers are responsible pursuant to Section 9.1.3 or any other provision of Section 9, Buyer agrees to cause the Companies to perform any such warranty repair, and the Losses of the Buyer Indemnified Persons with respect to each such warranty repair, shall in all cases be equal to the sum of (a) actual material cost, plus (b) actual labor cost, plus (c) actual fuel and transportation costs, and plus (d) all other costs actually incurred by the Companies, Buyer and their Affiliates in connection with such warranty repair. This Section 5.8, except as set forth in the previous sentence with respect to the determination of the amount of Losses, does not in any manner alter Sellers’ obligations pursuant to Section 9 with respect to all such warranty repairs.

5.9 Workers’ Compensation Insurance. Effective upon the Closing, Buyer and Precision shall cause the Zurich American Insurance Company workers’ compensation insurance policy to be terminated. Sellers shall be responsible for, indemnify and hold the Companies and Buyer harmless from any amounts due Zurich American Insurance Company in respect of the termination of such insurance policy. If Precision receives a refund or rebate as a retroactive premium adjustment in respect of any amount of premium paid to Zurich American Insurance Company for such insurance policy for 2009, Precision shall immediately pay such refund or rebate to the Sellers in accordance with Schedule 1.2, such payment to be due within five (5) Business Days thereafter.

5.10 Lien Releases and Termination Statements. Not later than the Closing Date, Sellers shall procure the release of any liens and the filing of termination statements in respect of each of the UCC financing statements disclosed in Section C of Schedule 2.9.1.

6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Units and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1 Sellers’ and the Companies’ Performance.

6.1.1 Covenants; Etc. All of the covenants and obligations that Sellers and/or the Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

6.1.2 Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement that are qualified as to materiality shall have been true and correct, and those not so qualified shall have been true and correct in all material respects on the Effective Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall have been true and correct, as those not so qualified shall have been true and correct in all material respects, on and as of such earlier date).

6.1.3 Documents, Etc. Each document required to be delivered by Sellers pursuant to Section 1.9.2(a) must have been delivered.

6.2 No Actions. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, either Company, Sellers or against any Person affiliated with Buyer, either Company, or Sellers any Action (a) involving any challenge to, or seeking material damages or other material relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, making illegal, or otherwise materially interfering with any of the Contemplated Transactions that in either such case of (a) of (b) has not been fully resolved without additional cost or Liability to Buyer, which has not been fully paid by Sellers.

6.3 No Claim Regarding Units or Sale Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person other than Sellers (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Units of, or any other Equity Securities in, either Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Units that in either such case of (a) of (b) has not been fully resolved without additional cost or Liability to Buyer, which has not been fully paid by Sellers.

6.4 No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Governmental Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Contemplated Transactions illegal or that otherwise prohibits or requires the payment of any damages as a result of the Contemplated Transactions, and no Action in which any of the foregoing is sought shall be pending.

6.5 No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

6.6 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Contemplated Transactions shall have expired or been terminated, or approval of the relevant Governmental Authority otherwise obtained.

6.7 Escrow Agreement. The Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement and a receipt for the Escrow Fund.

6.8 Third-Party Consents. The Companies shall have received and delivered to Buyer the third-party consents listed on Schedule 2.5, without additional cost or Liability to Buyer, which has not been fully paid by Sellers and MasTec shall have received any consent required under the Second Amended and Restated Loan and Security Agreement dated July 29, 2008, by and among MasTec, Inc., certain of its subsidiaries, Bank of America, N.A., as collateral and administrative agent and General Electric Capital Corporation, as syndication agent.

6.9 Financing. MasTec shall have consummated a financing providing net proceeds to MasTec of not less than $75 million on such terms as may be acceptable to MasTec in its sole and absolute discretion (the “Financing”).

7.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligations to sell the Units and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers’ Representative, in whole or in part):

7.1 Buyer’s Performance.

7.1.1 Covenants; Etc. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with.

7.1.2 Representations and Warranties. The representations and warranties of the Buyer and MasTec contained in this Agreement that are qualified as to materiality shall have been true and correct, and those not so qualified shall have been true and correct in all material respects on the Effective Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall have been true and correct, as those not so qualified shall have been true and correct in all material respects, on and as of such earlier date).

7.1.3 Documents, Etc. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.9.2(b) and must have irrevocably initiated the payment of the Section 1.9.2(b) Cash Purchase Price required to be made by Buyer pursuant hereto.

7.2 No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Governmental Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Contemplated Transactions illegal or that otherwise prohibits or requires the payment of any damages as a result of the Contemplated Transactions or that would impair Buyer’s ability to make the Earn-Out Payments, and no Action in which any of the foregoing is sought shall be pending.

7.3 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Contemplated Transactions shall have expired or been terminated, or approval of the relevant Governmental Authority otherwise obtained.

7.4 No MasTec Material Adverse Effect. Since the date of this Agreement, no MasTec Material Adverse Effect shall have occurred.

8.	TERMINATION

8.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

8.1.1 by mutual written consent of the Buyer and the Sellers’ Representative;

8.1.2 on or after December 16, 2009 by either the Sellers’ Representative or the Buyer if the Closing has not occurred on or before such date;

8.1.3 on or after the 37th day following the date of this Agreement, by either the Sellers’ Representative or the Buyer if the Closing has not occurred on or before such date; provided, that the terminating party shall give the other party not less than two (2) Business Days notice of its intent to terminate this Agreement pursuant to this Section 8.1.3 and within such two (2) Business Day period will discuss with the other party or parties the basis upon which such notice was given and shall explore possible alternatives; provided, however, that the decision to terminate shall rest solely in the discretion of the notifying party; and provided, further that the right to terminate this Agreement pursuant to this Section 8.1.3 shall not be available to a party that is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement;

8.1.4 by the Sellers’ Representative, upon written notice, if (i) a MasTec Material Adverse Effect has occurred, (ii) Buyer shall have breached any agreement, obligation or covenant such that the condition set forth in Section 7.1 would not be satisfied, or (iii) all of the conditions set forth in Section 6 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and Buyer fails to satisfy its obligations to be carried out at Closing under Section 1; provided, that in the case of (ii) if the breach of Buyer’s agreement, obligation or covenant is curable through the exercise of Buyer’s commercially reasonable efforts, then the Sellers’ Representative may not terminate this Agreement pursuant to this Section 8.1.4 for thirty (30) days after the Sellers’ Representative shall have given written notice of such breach to Buyer (so long as Buyer continues to use commercially reasonable efforts to cure the breach during such period), it being understood that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 8.1.4 if Buyer cures such breach within such thirty (30) day period;

8.1.5 by Buyer, upon written notice to the Sellers’ Representative, if (i) a Material Adverse Effect has occurred, (ii) Sellers or either Company shall have breached any agreement, obligation or covenant such that the condition set forth in Section 6.1 would not be satisfied, (iii) all of the conditions set forth in Section 7 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and Sellers and the Companies fail to satisfy all of their obligations to be carried out at Closing under Section 1, or (iv) if the Interim Financials, in

Buyer’s sole and absolute discretion, are unsatisfactory in any respect; provided that in the case of (ii) if the breach of Sellers’ or the Companies’ agreement, obligation or covenant is curable through the exercise of commercially reasonable efforts, then Buyer may not terminate this Agreement pursuant to this Section 8.1.5 for thirty (30) days after Buyer shall have given written notice of such breach to the Sellers’ Representative (so long as Sellers and/or the Companies continue to use commercially reasonable efforts to cure such breach during such period), it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1.5 if Sellers or the Companies cure such breach within such thirty (30) day period; or

8.1.6 by Buyer or the Sellers if there shall be any Legal Requirement that makes consummation of the purchase of the Units illegal or otherwise prohibited, or if any Governmental Order enjoining Buyer or Sellers from consummating the purchase of the Units is entered and such order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this provision shall have used all commercially reasonable efforts to remove or vacate such order.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force and effect, except for the provisions of Section 4.14 (Confidentiality), this Section 8.2, Section 11 and Section 12 and the Buyer Confidentiality Agreement which shall survive such termination; provided, however, that nothing herein shall relieve any party from Liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, except solely with respect to a breach of Section 4.14 (Confidentiality), neither MasTec nor Buyer shall have any liability or obligation (under Section 9 of this Agreement, at common law or otherwise) with respect to this Agreement or the Contemplated Transactions if the Financing shall not have been consummated. Unless the Financing has been consummated, in no event, if the Closing does not occur, whether or not this Agreement has been terminated pursuant to any provision hereof, shall MasTec, Buyer or any of their Affiliates or Related Entities, either individually or in the aggregate, be subject to any Liability whatsoever relating to or arising out of this Agreement or the Contemplated Transactions, including breaches by Buyer of any representations, warranties, covenants (other than Section 4.14 (Confidentiality)), agreements or obligations contained in this Agreement, and in no event shall Sellers, the Sellers’ Representative, the Companies or any of their Affiliates or Related Entities seek equitable relief or seek to recover any money damages from MasTec, Buyer or any of their Affiliates or Related Entities, except solely with respect to a breach of Section 4.14 (Confidentiality).

9.	INDEMNIFICATION.

9.1 Indemnification by the Sellers. Subject to the limitations set forth in this Section 9, from and after Closing, the Sellers, jointly and severally, will indemnify and hold harmless the Buyer and each of its Affiliates (including, following the Closing, the Companies), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Losses whether or not involving a Third Party Claim, incurred or suffered by Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

9.1.1 any breach of, or inaccuracy in, any representation or warranty made by the Sellers in Section 2;

9.1.2 any breach or violation of any covenant or agreement of the Sellers and/or either Company to the extent required to be performed or complied with by the Sellers (including under this Section 9) or the Companies in this Agreement; provided that with respect to either Company, only to the extent required to be performed or complied with by such Company at or prior to Closing;

9.1.3 any Liabilities (other than Liabilities under the Contractual Obligations of the Company, except for Liabilities of the Companies or Sellers of any kind or nature (i) the existence of which would conflict with or constitute a breach of a representation, warranty or agreement of Sellers or the Companies contained herein or (ii) by reason of or arising out of any default or breach occurring prior to the Effective Date (or that would be a default or breach but for the passage of time or giving of notice, or both) or any unperformed, warranty repair obligation of the Companies that exists prior to the Effective Date under such Contractual Obligations but that is unperformed as of the Effective Date whether or not such Contractual Obligation is disclosed on the Companies’ Disclosure Schedules) of the Companies or the Sellers, of any nature whatsoever, whether accrued, absolute, contingent or otherwise, arising from or relating to the operations or activities of the Companies prior to the Effective Date, except to the extent any such liability is reflected as a current Liability in the Closing Balance Sheet or included as Actual Indebtedness pursuant to Section 1.8;

9.1.4 except to the extent any such Liability is reflected as a current Liability in the Actual Closing Balance Sheet, any Disclosed Liabilities; or

9.1.5 the matters set forth on Schedule 9.1.5.

9.1.6 The Sellers shall not be liable for any indemnification obligations under this Agreement with respect to, or to hold the Buyer Indemnified Persons harmless from, any claim or group of related claims, unless such claim or group of related claims involves Losses in excess of $20,000 (a “De Minimis Claim”), nor shall any De Minimis Claim be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Persons’ Losses; provided that the limitations provided in this sentence shall only apply with respect to an aggregate of up to $250,000 of De Minimis Claims and if all De Minimis Claims in the aggregate exceed $250,000 (such excess, “Excess De Minimis Claims”), the Sellers shall, subject to the other limitations provided in this Agreement, indemnify and hold the Buyer Indemnified Persons harmless from the amount of such excess over $250,000 and the amount of such excess shall be applied to and considered for purposes of calculating the aggregate amount of the Buyer Indemnified Persons’ Losses needed to meet the Deductible and the Liability Cap. In addition, the Sellers shall not be liable for the indemnification obligations pursuant to Section 9.1.1, Section 9.1.3, Section 9.1.4 or Section 9.1.5, or to hold the Buyer Indemnified Persons harmless, until the aggregate amount of Losses, including Losses with respect to Excess De Minimis Claims, with respect to matters referred to in Section 9.1.1, Section 9.1.3, Section 9.1.4 and Section 9.1.5 exceeds One Million Dollars ($1,000,000) excluding in calculating such amount any De Minimis Claims but not Excess De Minimis Claims (the “Deductible”), after which the Sellers will be jointly and severally responsible for all Losses, including Losses with respect to Excess De Minimis Claims, in excess of the Deductible up to a maximum aggregate amount of Losses equal to Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) (the “Liability Cap”). Notwithstanding anything herein to the contrary, (A) none of the De Minimis Claim limitation, the Deductible or the Liability Cap will apply (i) in the case of fraud or intentional misrepresentation or (ii) with respect to Sellers indemnification obligations pursuant to Section 9.1.2, and (B) the Liability Cap will not apply (i) with respect to any breach of Sections 2.1 (Organization and Predecessors), 2.2 (Capitalization and Title), 2.3 (Power and Authorization), 2.5 (Noncontravention), 2.9.1 (Ownership of Assets), 2.17 (Employee Benefit Plans), 2.18 (Environmental Matters), or 2.29 (No Brokers) or (ii) with respect to Sellers’ indemnification obligations pursuant to Section 10.

9.1.7 Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and schedules and exhibits hereto shall be read without regard and without giving effect to any Materiality Qualifier contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation and warranty).

9.2 Indemnity by the Buyer and MasTec. Subject to the limitations set forth in this Section 9, from and after Closing, the Buyer and MasTec, jointly and severally, will indemnify and hold harmless the Sellers and the Sellers’ Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

9.2.1 any breach of, or inaccuracy in, any representation or warranty made by the Buyer and MasTec in Section 3; or

9.2.2 any breach or violation of any covenant or agreement of the Buyer or MasTec (including under this Section 9) or any covenant or agreement of the Companies to the extent required to be performed or complied with by the Companies after the Closing Date, in either case in or pursuant to this Agreement.

9.3 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Sections 9.1.1 or 9.2.1 for any breach of, or inaccuracy in, any representation or warranty or Section 9.1.3 for any Liability unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Person, is provided to the Indemnifying Person:

9.3.1 at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 2.1 (Organization and Predecessors), 2.2 (Capitalization and Title), 2.3 (Power and Authorization), 2.5 (Noncontravention), 2.9.1 (Ownership of Assets), 2.29 (No Brokers), 3.1 (Organization), 3.2 (Power and Authorization), 3.4 (Noncontravention) or 3.5 (No Brokers);

9.3.2 at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation;

9.3.3 at any time prior to the ninetieth (90th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in 2.17 (Employee Benefit Plans), or 2.18 (Environmental Matters); and

9.3.4 at any time prior to last day of the eighteenth (18th) month anniversary of the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty or any Loss arising from Liabilities described in Section 9.1.1, 9.1.3 or 9.2.1; provided that if, at any time prior to the expiration of the respective survival period set forth in this Section 9.3 with respect to any particular representation or warranty, any Indemnified Party delivers to any Indemnifying Party a written notice alleging the existence of an inaccuracy in or breach of such representation or warranty and asserting a claim for Losses pursuant to Section 9.1 or Section 9.2, then the representation or warranty underlying the claim asserted in such notice and all indemnity obligations under this Section 9 related thereto shall survive until such claim is finally and fully resolved in accordance with this Agreement.

Claims for indemnification pursuant to any other provision of Sections 9.1 and 9.2 or pursuant to Section 10 are not subject to the limitations set forth in this Section 9.3.

9.4 Third Party Claims.

9.4.1 Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Person under this Section 9, then the Indemnified Person will promptly give written notice to the Indemnifying Person; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 9 except to the extent that the Indemnifying Person is actually prejudiced by the Indemnified Party’s failure to give such notice in such a timely manner.

9.4.2 Assumption of Defense, etc. The Indemnifying Person will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 9.4.1. In addition, the Indemnifying Person will have the right to assume the defense of the Indemnified Person against the Third Party Claim with counsel reasonably satisfactory (taking into account the jurisdiction in which the claim is brought, the materiality of the claim and the experience levels and other qualifications of counsel available to defend such claim) to the Indemnified Person so long as (a) the Indemnifying Person gives written notice to the Indemnified Person within fifteen days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (c) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the

Third Party Claim, (d) the Third Party Claim does not relate to or otherwise arise in connection with Taxes (provided, that with respect to Taxes, this Section 9.4.2 shall not affect the Sellers’ right to defend any claim of a Governmental Authority as permitted by Section 10.3.4(b)) or any criminal or regulatory enforcement Action and (e) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Person will pay the fees and expenses of separate co-counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Person’s assumption of control of the defense of the Third Party Claim.

9.4.3 Limitations on Indemnifying Person. The Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld, conditioned or delayed, unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (b) results in the full and general release of all Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Person.

9.4.4 Indemnified Person’s Control. If the Indemnifying Person does not deliver the notice contemplated by clause (a) of Section 9.4.2 within 15 days after the Indemnified Person has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably delayed, conditioned or withheld. If such notice and evidence is given on a timely basis and the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 9.4.2 is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably delayed, conditioned or withheld. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 9.4.4, the Indemnifying Person will (a) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.4.5 Reasonable Cooperation. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

9.5 Sellers’ Representative. For purposes of this Section 9, it is understood and agreed that the Sellers’ Representative shall act on behalf of all Sellers.

9.6 Knowledge and Investigation. Except as provided in Section 4.6 or in this Section 9, the right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this Section 9 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, performance of or compliance with any covenant or agreement, referred to in Sections 9.1 or 9.2, or otherwise.

9.7 Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 9 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 9 without regard to the availability of a remedy under any other provision of this Section 9.

9.8 Right of Setoff. Upon notice to the Sellers specifying in reasonable detail the basis therefor and after the release of all amounts from the Escrow Account or, if prior to such release, if Indemnity Claims are pending for the full amount of the Escrow Account, the Buyer may set off any amount to which it may be entitled (after taking into account the limitations provided in this Section 9) from the Sellers against amounts otherwise payable, if any, under Section 1.10 or Section 9.1.5. The exercise of such right of setoff by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement between the Buyer or any of its Affiliates and the Sellers. Neither the exercise or failure to exercise such right of setoff will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if the Buyer sets off an amount pursuant to this Section 9.8 and it is later finally mutually determined by the parties or pursuant to Section 11.15 that such setoff amount was in excess of the amount which the Sellers were required to indemnify the Buyer, then the Buyer shall pay interest to the Sellers on such excess amount at the Prime Rate as published by the Wall Street Journal on the date such setoff is made.

9.9 Companies’ Indemnification Obligations. The obligation of the Companies’ to indemnify Buyer and the other Buyer Indemnified Persons shall terminate in all respects upon the Closing; provided that for the avoidance of doubt the parties agree that the termination of the Companies’ indemnification obligations pursuant to this Section 9.9 shall have no effect on or in any way limit Buyer’s or any other Buyer Indemnified Person’s rights to indemnification from the Sellers, including Buyer’s and the other Buyer Indemnified Persons’ rights to offset Losses that are incurred by or imposed on Buyer or any other Buyer Indemnified Person against any amounts otherwise payable pursuant to Section 1.10. In addition, the Sellers’ rights to seek contribution or payment of any amount from either Company for any indemnification obligations that they are required to make to Buyer or any other Buyer Indemnified Person shall also terminate in all respects upon the Closing. If either Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Companies or Sellers hereunder, then (without limiting any of the rights of either Company, Buyer or any other Buyer Indemnified Persons as Indemnified Persons) Buyer shall also be deemed, by virtue of its ownership of the Equity Securities of the Companies, to have incurred Losses as a result of and in connection with such inaccuracy or breach but in any case the total amount both Buyer and the Companies may recover shall not exceed the amount of Losses.

9.10 Time of Payment of Claims. Except as otherwise set forth in this Section 9, any amount owing by any Person pursuant to this Section 9 shall be paid within five (5) Business Days after determination of such amount.

9.11 Insurance and Other Sources of Reimbursement. The amount of any Losses for which indemnification is provided under this Section 9 shall be reduced by (i) the insurance proceeds received with respect to any such Losses and (ii) any other amount, if any, recovered from third parties (as a result of indemnification, contribution, guarantee or otherwise) by the Indemnified Party (or its Affiliates) with respect to any Losses less in the case of (i) and (ii) all reasonable costs of the Indemnified Party to collect such proceeds and any increase in insurance premiums resulting from such recovery (net of any reductions in such premiums which have occurred between the Closing and the date of the underlying Claim, other than reductions which have been previously fully offset pursuant hereto). For five years following Closing, Buyer will cause the Companies to maintain the insurance policies set forth on Schedule 9.11; provided, however, that Buyer may terminate such insurance policies if it or any of its Affiliates provides equivalent substitute coverage, either through individual policies or MasTec’s insurance program. If any Indemnified Party shall have been indemnified in full pursuant to this Section 9 with respect to any Losses, such Indemnified Party shall, assign to such Indemnifying Party (to the extent of any indemnification payment received by the Indemnified Party) any claim which such Indemnified Party may have under any applicable insurance policy or other Contract which provides coverage for such Losses to the extent of such indemnification payment. Such Indemnified Party shall use its commercially reasonable efforts (at the expense of the Indemnifying Party) to collect under such insurance policy or other Contract; provided, however, that such commercially reasonable efforts shall not require any Indemnified Party to litigate any insurance claim or assert any insurance coverage claim that could reasonably be expected to result in the loss of, or material increase in the cost of, future coverage, or substantially reduce the coverage available as a result of such claim. If any Indemnified Party shall have received any indemnification payment from an Indemnifying Party pursuant to this Section 9 with respect to any Losses and the Indemnified Party has been indemnified in full with respect to such Losses (after application or other insurance proceeds as set forth in the first sentence of this paragraph) and has or shall subsequently have received insurance proceeds or other amounts with respect to such Losses, which when added together with all other insurance (less all reasonable costs of collection and any increase in insurance premiums resulting from such recovery) and other proceeds and indemnification amounts received is in excess of the amount of the Losses (without reduction for insurance or other proceeds), then such Indemnified Party shall promptly pay over to the Indemnifying Party such excess, but not in excess of the amount previously so paid by the Indemnifying Party.

9.12 Purchase Price Adjustment. Payments received by any party pursuant to this Section 9 shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.

9.13 Effect of Computation of Actual Net Working Capital. Except for payments of amounts owed pursuant to Section 1.8, notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnified Person shall have any right to indemnification under Section 9.1 or Section 10 with respect to any Loss or alleged Loss to the extent of any Liability, reserve or accrual included as a Current Liability in the Actual Closing Balance Sheet or included as Actual Indebtedness pursuant to Section 1.8.

9.14 Satisfaction of Indemnity Claims. To the extent any amount is owed by Sellers to any Buyer Indemnified Person pursuant to Section 9.1.1, then such amount will first be satisfied from the Escrow Account in accordance with the terms of the Escrow Agreement. To the extent the Escrow Account is insufficient to satisfy all such amounts owed, any excess shall be satisfied in cash via wire transfer or same day funds check.

9.15 Limitations on Liability.

9.15.1 If a breach of the representations, warranties and/or covenants given by the Sellers in this Agreement is capable of remedy without Loss to Buyer, the Buyer Indemnified Parties shall only be entitled to compensation if the breach is not remedied within thirty (30) days after the date on which notice is served on the Sellers’ Representative in accordance with Section 9.

9.15.2 Notwithstanding anything to the contrary set forth herein, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent that such party has been indemnified or reimbursed for such amount pursuant to this Section 9.

9.15.3 Notwithstanding anything to the contrary set forth herein, if any Losses for which Sellers are obligated to indemnify Buyer pursuant to Section 9.1 arise in connection with or related to the work performed with respect to any Enbridge Project (job numbers 09-043, 09-054, 09-085, 09-094, 09-097, 09-002, 09-004, 09-010, 09-053, 09-084 and 09-010) during the period commencing July 1, 2009 and ending on the Effective Date, and any bonuses are paid by Enbridge and received by either Company with respect to such project, then Sellers’ obligation to indemnify Buyer for such Losses shall be reduced (but not below zero) by an amount equal to the amount of such bonus received, multiplied by the percentage of the Enbridge Project completed between July 1, 2009 and the Effective Date.

9.16 Exclusive Remedy. Buyer acknowledges and agrees that, should the Closing occur, except in the case of fraud, Buyer Indemnified Parties’ sole and exclusive remedy with respect to any and all claims relating to this Agreement or the Contemplated Transactions (but, for clarity, excluding the Company Agreements), whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement shall be pursuant to the indemnification provisions set forth in this Section 9 and Section 10 and, as applicable, the injunction provisions set forth in Section 5.2.3, and hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Sellers and their Affiliates arising under or based upon any Law or otherwise relating to this Agreement and the Contemplated Transactions.

9.17 Allocation of Purchase Price Is Not Agreement of Losses. Notwithstanding the fact that MasTec, Buyer and Sellers have determined that the Allocation reflects the fair market value of the respective categories of the Companies’ Assets and the covenants set forth in Section 5.2.1, the parties agree that the respective allocations among such categories and covenants is not an agreement of the Losses that would be incurred by the Buyer Indemnified Persons if any Seller breaches (a) any of its representations, warranties or covenants set forth herein relating to any category of Assets, or (b) such covenant. Each of the parties agrees that at no time will such party argue or in any way assert in any Action that the respective allocations among the categories of the Companies’ Assets and the covenant set forth in Section 5.2.1 reflect the parties’ agreement of the measure of Losses that would result from any breach of this Agreement.

10.	TAX MATTERS

10.1 Representations and Obligations Regarding Taxes. The Sellers jointly and severally represent and warrant to and agree with Buyer as follows, in each case except to the extent set forth on the relevant Companies’ Disclosure Schedules (for purposes of this Section 10, the “Companies” includes the Companies and/or any entity that at any time has been a subsidiary of either Company, and either of the Companies may be referred to individually as a “Company”):

10.1.1 Except as set forth on Schedule 10.1.1: (A) each Company has duly and timely filed all Tax Returns it was required to file; (B) all such Tax Returns were true, correct and complete in all material respects and all Taxes owed by such Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid; (C) neither Company is the beneficiary of any extension of time within which to file any Tax Return; (D) each Company has maintained adequate provision for Taxes (excluding amounts deferred to take into account timing differences between book and tax) payable by such Company as of the Closing Date; (E) no claim has ever been made by a Governmental Authority in a jurisdiction where a Company does not currently file Tax Returns that such Company is or may be subject to taxation by that jurisdiction; and (F) there are no Liens on any of the assets of either Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

10.1.2 Except as set forth on Schedule 10.1.2, there is no material dispute or claim concerning any Tax Liability of either Company either (A) claimed or raised by any authority in writing or (B) to the Sellers’ Knowledge based upon personal contact with any agent of such authority. Except as set forth on Schedule 10.1.2, neither Company has received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against either Company. There is no dispute or claim concerning any Tax liability of either Company either claimed or raised by any Governmental Authority in writing.

10.1.3 Except as set forth on Schedule 10.1.3, no Tax Return has been audited, or is currently the subject of audit. Each Company has made available in the Data Room correct and complete copies of all federal and foreign Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by such Company since its formation. Neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

10.1.4 Except as set forth on Schedule 10.1.4, neither Company is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes. Neither Company has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign Law) or any safe harbor lease transaction. Neither Company has acquired nor does it own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103 of the Code.

10.1.5 Each Company has been since its formation an eligible entity as defined in Section 301.7701-3(a) of the Treasury Regulations, has been treated as a partnership for federal income tax purposes and has not elected to be taxed as an association for federal, state or local income tax purposes.

10.1.6 Except as set forth on Schedule 10.1.6, neither Company shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local, or foreign tax law or a “closing agreement” as described in Section 7121 of the Code.

10.1.7 Neither Company has engaged in any “reportable transaction” as defined in Section 1.6011-4 of the Treasury Regulations.

10.1.8 Neither Company has received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against either Company.

10.1.9 Except as set forth on Schedule 10.1.9, each Company and PPL has withheld and paid all Taxes required to have been withheld and to be paid prior to Closing in connection with amounts, allocable, paid or owing to any employee, independent contractor, creditor, member, partner or other third party. Neither Company has a non-accountable expense reimbursement arrangement within the meaning of Treasury Regulation Section 1.62-2(c).

10.1.10 No Seller is a foreign person within the meaning of Section 1445 of the Code.

10.2 Covenants With Respect To Taxes.

10.2.1 Buyer shall (i) grant to the Sellers’ Representative reasonable access to the Companies’ books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that the books and records relate to the operations of the Companies during taxable periods ending on or prior to or that include the Closing Date as may be necessary for Tax Return preparation, audit, or other financial reporting matters, and (ii) otherwise reasonably cooperate with the Sellers’ Representative in connection with the preparation and filing of any Tax Return of the Company that the Sellers are responsible for and with any audit of Taxes that relates to the Businesses of the Companies prior to the Closing Date, in each case to the extent relevant to the Sellers’ indemnification obligations under Section 10.3.

10.2.2 Buyer shall be responsible for preparing and filing, or causing the Companies to prepare and file, all Tax Returns of the Companies required to be filed for taxable periods ending after the Effective Date, or solely in the case of income Tax Returns, the Closing Date, and the Sellers shall be responsible, at their cost, for filing all Tax Returns of the Companies for taxable periods ending on or before the Effective Date (“Seller-Prepared Returns”), or solely in the case of income Tax Returns, the Closing Date. The Sellers shall furnish such Seller-Prepared Returns to the Buyer for its review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least 30 days prior to the due date (or extended due date) for filing such Tax Returns, and such Tax Returns shall be prepared in accordance with past practice, except as required by Law. The Sellers shall pay all Taxes required to be paid with respect to Seller-Prepared Returns, except to the extent such Taxes have been previously paid, deposited or accrued in Actual Net Working Capital on the Actual Closing Balance Sheet. In the case of any Tax Returns other than income Tax Returns (a “Straddle Return”) for taxable periods which begin before the Effective Date and end after the Effective Date (a “Straddle Period”), Buyer shall furnish such Tax Returns to the Seller’s Representative for its review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least 30 days prior to the due date (or extended due date) for filing such Tax Returns, and such Tax Returns shall be prepared in accordance with past practice, except as required by Law. The Sellers shall jointly and severally pay to Buyer within five (5) days after the date on which Taxes are paid with respect to a Straddle Return approved by the Sellers’ Representative or as to which the refusal of Sellers’ Representative to approve is unreasonable an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Effective Date as determined pursuant to Section 10.2.3, reduced by the amount of the accrual for those Taxes in Actual Net Working Capital on the Actual Closing Balance Sheet.

10.2.3 For purposes of this Agreement, other than in the case of income Tax Returns, in the case of any period that begins before the Effective Date and ends after the Effective Date, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions and any credits available with respect to any Tax, shall be allocated based on an interim closing of the books by assuming that the taxable period ended on the Effective Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Effective Date divided by the total number of days in the taxable period. In the case of income Tax Returns, Straddle Periods shall be based on the Closing Date rather than the Effective Date.

10.2.4 No election shall be made to treat Buyer as an association for federal, state or local income tax purposes. On or before the Closing Date, MasTec shall furnish the Sellers’ Representative with copies of the Organizational Documents relating to Buyer.

10.2.5 Buyer and MasTec hereby agree not to take any action or filing position inconsistent with treating the Escrow Fund as installment obligations under Section 453 of the Code.

10.2.6 Neither Buyer nor its Affiliates (including the Companies) may amend or cause the amendment of a Tax Return of the Companies, or file or amend any Tax election concerning the Companies, with respect to any period ending on or prior to the Closing Date or any period that begins before and ends after the Closing Date, without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.

10.2.7 Any refund of Taxes of the Companies (including any interest with respect thereto) attributable to any period occurring on or before the Effective Date, or in the case of income Tax Returns, the Closing Date, or as allocated pursuant to Section 10.2.3 shall be the property of the Sellers, shall be paid promptly to the Sellers’ Representative and, if received by Buyer or its Affiliate (including the Companies), shall be payable promptly to the Sellers’ Representative.

10.2.8 Buyer shall not permit, and shall cause its Affiliates not to permit, the Companies to take any actions on the Closing Date that are out of the ordinary course of business of either Company, except as required or contemplated by this Agreement.

10.3 Indemnification for Taxes. Notwithstanding anything to the contrary in this Agreement (in particular Section 9):

10.3.1 The Sellers shall jointly and severally indemnify Buyer and its Affiliates, including, after the Closing, the Companies (each herein sometimes referred to as an “Buyer Indemnified Taxpayer” and together with Sellers, each an “Indemnified Taxpayer”) against, and agree to jointly and severally protect, save and hold harmless each Buyer Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including reasonable attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Tax Losses”), resulting from:

(a) a claim by any Governmental Authority for any Taxes, except to the extent such Taxes have been previously paid, deposited, or accrued in Actual Net Working Capital on the Actual Closing Balance Sheet, allocable to any period ending on or prior to the Effective Date, or in the case of income Taxes, the Closing Date, or allocable pursuant to Section 10.2.3 to that portion of any Straddle Period ending on the Effective Date, or in the case of income Taxes, the Closing Date, of (A) either the Companies or the Sellers and (B) any corporation that is or was a member of an Affiliated Group of which such Company was or is a member, or any liability of any of the foregoing for the Taxes of any Person, whether as a transferee or successor, by contract or otherwise;

(b) a claim by any Governmental Authority for any Taxes arising from the sale of the Units pursuant to this Agreement;

(c) any breach of any representation, warranty or obligation set forth in this Section 10;

(d) any Taxes owing in respect of item 3 on Schedule 10.1.1.

10.3.2 Tax Gross Up.

(a) On or prior to February 28, 2010, MasTec shall pay to Sellers as additional cash consideration for the purchase of the Units (the “Gross-Up Payment”) the amount determined pursuant to this Section 10.3.2. The Gross-Up Payment shall be equal to (i) the excess of (x) the federal, state and local income Tax of the Companies and the Sellers resulting from the operations of the Companies and the Contemplated Transactions computed for the period beginning on January 1, 2009 through and including the Closing Date (the “Closing Period”) minus (y) the federal, state and local income Tax of the Companies and the Sellers resulting from the operations of the Companies and the Contemplated Transactions for the period commencing on January 1, 2009 through and including the Effective Date (the “Stub Period”), (for this purpose (1) including the taxable income or loss and deduction of Precision from Global Pipeline Partners, LLC (“GPP”) as if the transfer of the interest in GPP were as of the end of each of the Closing Period and the Stub Period, (2) taking into account the Tax basis increases as a result of the allocation of the taxable income of the Companies for such periods in calculating the gain on the sale of the Units hereunder, (3) treating the Closing Date or the Effective Date, as the case may be, as the end of a Tax year; and (4) the Tax shall be determined in accordance with past practice and Precision GAAP, except as otherwise required by Law,) (the “Closing Period Tax”), divided by (ii) the percentage equal to the excess of (a) 100% minus (b) the sum of the maximum federal and Wisconsin capital gain tax rate for long-term capital gain applicable to an individual resident of Wisconsin applicable to receipt of the Gross-Up Payment, net of applicable federal deduction for the Wisconsin capital gain tax. On or before January 31, 2010, Sellers shall calculate or cause to be calculated the amount of the Closing Period Tax and furnish a copy of such calculation (the “Closing Period Tax Calculation”) and such other workpapers as MasTec shall reasonably request to MasTec for review. In the event that the parties do not agree on the computation of the Gross-Up Payment or the Closing Period Tax, the dispute shall be resolved in the same manner as provided in Section 1.8.3. The Sellers agree that GPP may elect to “close the books” as of the Closing Date for purposes of Section 706(d) of the Code and, in that event, the items of income, gain, loss and deduction of GPP for the Tax year in which the Closing Date occurs shall be allocated between the Sellers and MasTec in accordance with the close the books method. MasTec agrees to reasonable cooperate with Sellers to cause GPP to adopt the closing of the books allocation method.

(b) In the event that a Governmental Authority makes a claim that is settled, compromised or otherwise resolved in a final, non-appealable manner that has the effect of increasing the net taxable income of the Companies for the Closing Period, MasTec shall pay to Sellers for the purchase of the Units additional cash consideration computed in accordance with the provisions of this Section 10.3.2, including the interest, but not any penalties with respect to such additional Tax.

(c) This Section 10.3.2 assumes that Closing occurs in 2009. If the Closing Date occurs after December 31, 2009, then the parties agree to negotiate in good faith to revise this Section 10.3.2 consistent with the parties’ intent that the Sellers are to be made whole by MasTec with respect to income Taxes for the period from the Effective Date through the Closing Date, taking into account any Tax benefits from the payment of such Taxes.

10.3.3 Subject to the resolution of any Tax contest pursuant to Section 10.3.4, upon notice from Buyer to the Sellers’ Representative or Sellers’ Representative to Buyer, as the case may be, that an Indemnified Taxpayer is entitled to an indemnification payment for a Tax Loss pursuant to Section 10.3.1 or Section 10.3.2, the indemnifying party thereupon shall pay (or in the case of multiple indemnifying parties, they shall jointly and severally pay) to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to the payment and net of any Tax benefit actually realized by the Indemnified Taxpayer resulting from the Tax Loss, will indemnify and hold the Indemnified Taxpayer harmless from the Tax Loss. Any indemnity payment under this Section 10.3.3 shall be treated as an adjustment to the Purchase Price for Tax purposes.

10.3.4 Tax Contests.

(a) If a claim with respect to Taxes (a “Tax Claim”) shall be made by any Governmental Authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall notify the Sellers’ Representative or Buyer, as the case may be, in writing (and, in any event, within thirty (30) days of the receipt of notice of any such Tax Claim), but any failure to give the notice will not waive any rights of the Indemnified Taxpayer, except to the extent the indemnifying party or parties have suffered actual prejudice thereby.

(b) The indemnifying party or parties shall have the right to defend the Indemnified Taxpayer against the claim with counsel of its or their choice so long as (A) with respect to a claim that does not relate to a Straddle Period, the indemnifying party notifies or indemnifying parties notify the Indemnified Taxpayer in writing within 15 days after the Indemnified Taxpayer has given notice of the claim that the indemnifying party will or indemnifying parties will jointly and severally indemnify the Indemnified Taxpayer from and against the entirety of any Tax Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim (except to the extent that the claim relates to Taxes that have been previously accrued in Actual Net Working Capital on the Actual Closing Balance Sheet), and (B) the indemnifying party or indemnifying parties conduct the defense of the claim actively and diligently.

With respect to any Tax Claim, the indemnifying party or parties shall have the right to control and defend, with counsel of its or their choice at its or their expense, such Tax Claim (and all proceedings taken in connection therewith) and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable representatives of a Governmental Authority with respect thereto, and may, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the indemnifying party or parties will consult with the Indemnified Taxpayer in the negotiation and settlement of any Tax Claim, and the indemnifying party or parties will not, without the written consent of the Indemnified Taxpayer (which consent shall not be unreasonably delayed, conditioned or withheld), settle or compromise any Tax Claim in any manner if such settlement or compromise would have the effect of increasing the Taxes of the Indemnified Taxpayer. To the extent that a Tax Claim relates to a Straddle Period, the Sellers’ Representative and the Buyer will jointly control all proceedings taken in connection with any such Tax Claim, and neither Sellers’ Representative nor the Buyer or its Affiliate will settle or compromise a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other party’s or parties’ written consent which consent shall not be unreasonably delayed, conditioned or withheld. The Indemnified Taxpayer will cooperate with the indemnifying party or parties in contesting any Tax Claim, which cooperation will include the retention and (upon the indemnifying party’s or parties’ request) the provision to the indemnifying party or parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

10.3.5 Notwithstanding anything to the contrary in this Agreement, the indemnification obligations under this Section 10 shall survive the Closing until the 90th day following the end of the applicable statutes of limitations.

10.3.6 All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be jointly and severally paid by the Sellers when due, and the Sellers will, at their expense, file all necessary Tax Returns and other documentation with respect to all the transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.

11.	MISCELLANEOUS

11.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Sellers, to Sellers’ Representative:	Michael Daniel Murphy 3314 56th Street Eau Claire, WI 54703 Tel No.: (715) 874-4510

and

Steven R. Rooney 3314 56 th Street Eau Claire, WI 54703 Tel No.: (715) 874-4510

with a copy (which shall not constitute notice) to:	Gardere Wynne Sewell LLP 3000 Thanksgiving Tower 1601 Elm Street Dallas, Texas 75201 Telephone: (214) 999-4703 Facsimile: (214) 999-3703 Attention: Larry Schoenbrun and Lawrence B. Goldstein

If to the Buyer, to:	MasTec, Inc. 800 S. Douglas Road, 12th Floor Coral Gables, FL 33134 Telephone (305) 406-1892 Facsimile (305) 406-1900 Attention: Pablo A. Alvarez, Executive Vice President, Mergers and Acquisitions

with a copy (which shall not constitute notice) to:	MasTec, Inc. 800 S. Douglas Road, 12th Floor Coral Gables, FL 33134 Telephone: (305) 406-1849 Facsimile: (305) 406-1947 Attention: Albert de Cardenas, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, FL 33131 Telephone: (305) 579-0724 Facsimile: (305) 961-5724 Attention: David Barkus, Esq.

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.2 Sellers’ Representative.

11.2.1 Appointment. “Sellers’ Representative” means Murphy and Rooney; provided, that in the event of either Murphy’s or Rooney’s death, resignation or physical or mental incapacity to act as the Sellers’ Representative, “Sellers’ Representative” shall mean the survivor. Each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as such Seller’s attorney-in-fact and agent to act in such Seller’s name, place and stead in connection with all matters arising from and under this Agreement, the Escrow Agreement, each of the Company Agreements and any other agreements, documents or instruments related to the Contemplated Transactions and acknowledges that such appointment is coupled with an interest. Sellers’ Representative hereby accepts such appointment and authorization.

11.2.2 Authority. Each Seller agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Sellers’ Representative under this Agreement; authorizes the Sellers’ Representative to assert claims, make demands and commence actions on behalf of the Sellers under this Agreement, dispute or to refrain from disputing any claim made by the Sellers, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to the Sellers under, this Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind the Sellers in so doing), give such instructions and do such other things and refrain from doing such things as the Sellers’ Representative shall deem appropriate to carry out the provisions of this Agreement, give any and all consents and notices under this Agreement, and perform all actions, exercise all powers, receive service of process with respect to any Action under this Agreement, the Escrow Agreement, the Company Agreement and any other agreement or instrument in connection with the Contemplated Transactions, agree to, negotiate and authorize payments in connection with the Escrow Fund, the Purchase Price Adjustment, the Earn-Out Payments and any other payment pursuant to the terms of this Agreement, and fulfill all duties otherwise assigned to the Sellers’ Representative in this Agreement. Each Seller hereby expressly acknowledges and agrees that the Sellers’ Representative has the sole and exclusive authority to act on such Seller’s behalf in respect of all matters arising under or in connection with this Agreement after execution of this

Agreement, notwithstanding any dispute or disagreement among them, and that no Seller shall have any authority to act unilaterally or independently of the Sellers’ Representative in respect to any such matter. Buyer, the Companies (after the Closing) and the Escrow Agent shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement and the Escrow Agreement without any Liability to, or obligation to inquire of, any of the Sellers. All notices, counter notices or other instruments or designations delivered by any Seller in regard to this Agreement shall not be effective unless, but shall be effective if, signed by the Sellers’ Representative, and if not, such document shall have no force or effect whatsoever, and Buyer, the Companies (after the Closing), the Escrow Agent and any other Person may proceed without regard to any such document.

11.2.3 Change of Representative. The Sellers’ Representative may be changed by the Sellers upon not less than twenty (20) calendar days prior written notice to Buyer; provided, that the Sellers’ Representative may not be removed unless Sellers who held a majority of the Units agree to such removal and to the identity of the substituted agent or agents. The Sellers’ Representative may resign at any time upon not less than thirty (30) calendar days’ prior written notice to Buyer, but in any event, not prior to the appointment of a substitute Sellers’ Representative. No bond shall be required of the Sellers’ Representative. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers.

11.2.4 A decision, act, consent or instruction of the Sellers’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers; and Buyer may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. Buyer is hereby relieved from any Liability to any Person, including any Seller, for any acts done by it in accordance with or reliance on such decision, act, consent or instruction of the Sellers’ Representative.

11.2.5 All notices or other communications required to be made or delivered by Buyer to the Sellers shall be made to the Sellers’ Representative for the benefit of the Sellers, and any notices so made shall discharge in full all notice requirements of Buyer to the Sellers with respect thereto. All notices or other communications required to be made or delivered by the Sellers to Buyer shall be made by the Sellers’ Representative for the benefit of the Sellers, and any notices so made shall discharge in full all notice requirements of the Sellers to Buyer with respect thereto.

11.3 Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Sellers’ Representative; provided, however, that the provisions of this Section 11.3 will not prohibit (a) any disclosure required by any applicable Legal Requirements, including any disclosure necessary or desirable to provide proper disclosure under the securities laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions.

11.4 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder (other than transfers by operation of law) without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder; provided, however, that such assignment or designation shall not relieve Buyer of its obligations hereunder. Except as expressly set forth in Section 9 with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

11.5 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Sellers’ Representative, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.6 Further Assurances. From and after the date hereof, upon the request of the Sellers’ Representative or the Buyer, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of either Company or other Person with whom such Company has a relationship from maintaining the same relationship with such Company after the Closing as it maintained prior to the Closing.

11.7 Entire Agreement. This Agreement, the Company Agreements, the Buyer Confidentiality Agreement and the other agreements and documents to be executed and delivered pursuant hereto or contemporaneously herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

11.8 Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Disclosure Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Disclosure Schedule or a reasonable person would be reasonably likely to conclude that a matter disclosed on a Disclosure Schedule is also responsive to a matter required to be disclosed on another Disclosure Schedule. The inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission or evidence of the materiality of such item. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Person other than the parties hereto of any matter whatsoever (including any violation of Law or breach of contract).

11.9 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

11.10 Survival. The covenants and agreements and, subject to Section 9.3, the representations and warranties set forth in this Agreement shall survive and remain in effect after the Closing.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, then each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

11.12 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.14 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.15 Jurisdiction; Venue; Service of Process.

11.15.1 Jurisdiction. Subject to the provisions of Section 5.2.3, each party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Florida or the United States District Courts located in the Southern District of Florida for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.15.2 Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party will bring Actions only in Miami-Dade County, Florida. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

11.15.3 Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action (including, with respect to each Seller that notice need only be given to the Sellers’ Representative) and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.16 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS,

WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.17 Expenses. Except as provided in Sections 1.8.3, 1.10.6, 4.3.2, 9 or 10, each party shall bear its own expenses incurred in connection with this Agreement and the Contemplated Transactions; provided that Sellers shall bear all Closing Date Seller Expenses, and no Closing Date Seller Expenses will be included in the Actual Closing Balance Sheet.

11.18 Specific Performance. Buyer shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement specifically enforced through injunctive or other relief, without the necessity of posting a bond, it being acknowledged that each Company is a unique asset, with value to Buyer’s business not readily quantifiable and any breach by Sellers and/or either Company which causes the Closing not to occur will cause irreparable injury to Buyer, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Buyer. The Sellers and the Companies covenant and agree that they shall not, and shall not authorize any other Person to, challenge or question the enforceability of any provision of this Section 11.18.

11.19 Spousal Consent. Each of Mrs. Murphy and Mrs. Rooney acknowledges and agrees as follows:

11.19.1 THAT SHE IS AWARE THAT SHE HAS THE RIGHT TO SEEK INDEPENDENT LEGAL COUNSEL RELATIVE TO HER RIGHTS AFFECTED BY THIS AGREEMENT PRIOR TO SIGNING THIS AGREEMENT;

11.19.2 that she is aware of the fact that the “Wisconsin Marital Property Law” governs the property rights of married persons in Wisconsin. Under the Wisconsin Marital Property System, each spouse has a 50% ownership interest in property acquired during marriage resulting from the efforts of either or both spouses (specifically excluding gifted or inherited property which shall be the individual property of the receiving spouse);

11.19.3 that she has read and understands this Agreement, having been given reasonable opportunity to inquire relative to the same; and

11.19.4 that she consents to the terms and conditions of this Agreement and to the consummation of the Contemplated Transactions.

11.20 Joint and Several. The covenants, agreements, obligations and Liabilities of the Companies, the Sellers, the Sellers’ Representative, Mrs. Murphy and Mrs. Rooney hereunder and under each agreement or other document executed in connection herewith, whether on the date hereof, the Effective Date, the Closing Date or at any other time shall be joint and several in all respects. The covenants, agreements, obligations and Liabilities of MasTec and the Buyer hereunder and under each agreement or other document executed in connection herewith, whether on the date hereof, the Effective Date, the Closing Date or at any other time shall be joint and several in all respects. Where in this Agreement or any agreement or document referred to in the preceding sentence, provision is made for any action to be taken or not to be taken by any of the Companies, the Sellers, the Sellers’ Representative Mrs. Murphy or Mrs. Rooney the Sellers agree to cause such Persons to take or not to take such action and shall be jointly and severally Liable for such Persons taking or not taking any such action, as the case may be. Where in this Agreement or any agreement or document referred to in the preceding sentence, provision is made for any action to be taken or not to be taken by Buyer, MasTec agrees to cause Buyer to take or not to take such action and shall be jointly and severally Liable for Buyer taking or not taking any such action, as the case may be.

11.21 Legal Representation. Each of the parties hereto acknowledges and understands that Gardere Wynne Sewell LLP is representing PPL, Steven R. Rooney, and Michael Daniel Murphy and no other party hereto. In any proceeding by or against any Seller wherein any Seller asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, or any other agreement executed or to be executed in connection with the Contemplated Transactions, any claim is asserted against any Seller, or this Agreement or any other agreement executed or to be executed in connection with the Contemplated Transactions is sought to be enforced against any Seller, Buyer and MasTec agree in connection with such proceeding (a) that neither they nor their counsel will move to seek disqualification of Gardere Wynne Sewell LLP, (b) to waive any right they may have to assert the attorney-client privilege against Gardere Wynne Sewell LLP with respect to any communication or information contained in Gardere Wynne Sewell LLP’s possession or files and (c) to consent to the representation of the Sellers by Gardere Wynne Sewell LLP. This consent and waiver extends to Gardere Wynne Sewell LLP’s representing the Sellers against Buyer and MasTec in litigation, arbitration or mediation in connection with this Agreement or the Contemplated Transactions.

11.22 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS AND THE COMPANIES DO NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED WITH RESPECT TO THE INTERESTS, ANY COMPANY, OR ANY OF THE ASSETS, AND EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS HEREBY EXPRESSLY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE INTERESTS, ANY COMPANY, OR ANY ASSETS, SUCH DISCLAIMER INCLUDING ANY WARRANTY OR REPRESENTATION (EXPRESS, STATUTORY OR IMPLIED) AS TO: (I) THE CONDITION OF THE ASSETS, (II) FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE, (III) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED TO BUYER OR ITS REPRESENTATIVES, ADVISORS OR CONSULTANTS BY THE COMPANIES, SELLERS, SELLERS’ AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION IN ANY “DATA ROOM” OR “VIRTUAL DATA ROOM,” ANY PROJECTIONS AND ANY INTERIM FINANCIAL STATEMENTS (OTHER THAN THOSE “INTERIM FINANCIALS” ATTACHED AS SCHEDULE 2.6.1) AND (IV) COMPLIANCE WITH ANY REGULATIONS, LAWS OR PROTECTION OF ENVIRONMENT OR HEALTH. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS.”

12.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

12.1 Definitions. As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts, excluding retainage, payable to Precision. For all purposes hereunder, the Accounts Receivable shall be valued at their net realizable value, net of an allowance for bad debts.

“Action” means any action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least 30% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director, limited liability company manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of any Legal Requirement.

“Backlog” means the amount of revenue that Precision, based on its past practices for calculating such amounts, expects to recognize from: (i) remaining work to be performed on uncompleted Contractual Obligations in progress and (ii) executed Contractual Obligations on which work has not yet begun.

“Business Day” means any weekday other than a weekday on which banks in New York City, New York or Coral Gables, Florida are authorized or required to be closed.

“Businesses” means, collectively, the Precision Business and the Transport Business.

“Buyer’s Disclosure Schedule” means the disclosure schedules attached hereto and delivered by Buyer to Sellers in connection with this Agreement.

“Buyer’s Expenses” means all documented out of pocket expenses incurred by Buyer, MasTec or any of their Affiliates and Related Entities in connection with the investigation, financing, documentation, negotiation and consummation of the Contemplated Transactions and any other document, agreement or instrument contemplated by this Agreement, including, without limitation, the reasonable fees and expenses of counsel, accountants and financial advisors, any fees paid to obtain any consents required to permit MasTec to enter into this Agreement or consummate the Contemplated Transactions and fees and expenses incurred in connection with obtaining and consummating the Financing, all in an aggregate amount not to exceed $1,000,000.00.

“CAC” means Capital Alliance Corporation.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980.

“Closing Date Purchase Price” means the Cash Purchase Price minus the Escrow Amount.

“Closing Date Seller Expenses” means all fees, costs and expenses (including any attorneys’, accountants’, financial advisor’s or finder’s fees) incurred by or for the benefit of the Companies or Sellers in connection with (a) the due diligence conducted in anticipation of the Contemplated Transactions, (b) the negotiation, preparation and review of this Agreement (including the Sellers’ Disclosure Schedules and the Companies’ Disclosure Schedules) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions, (c) the preparation and submission of any filing or notice required to be made or given in connection with the Contemplated Transactions and the obtaining of any consent required to be obtained in connection with the Contemplated Transactions or (d) otherwise in connection with the Contemplated Transactions, in each case of (a), (b), (c) and (d) to the extent such fees, costs and expenses are owing as of Closing Date

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies’ Disclosure Schedules” means the disclosure schedules attached hereto and delivered by the Companies to the Buyer in connection with this Agreement.

“Companies” and “Company” are defined in the Preamble.

“Company Software” means Owned Software and Licensed Software.

“Company Technology” means any and all Technology used or useful in connection with the Business and any and all Intellectual Property in any and all such Technology.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever, paid or provided directly or indirectly by any Company to such Person or Affiliates of such Person.

“Contaminant” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, solid waste, petroleum or petroleum-derived substance or waste, asbestos, air contaminant, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes any substance defined in or regulated under any Environmental Law.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including the sale and purchase of the Units.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“CPA Firm” means, unless otherwise agreed in writing by Sellers’ Representative and Buyer, an accountant mutually satisfactory to Sellers’ Representative and Buyer who satisfies each of the following requirements (unless otherwise agreed by Sellers’ Representative and Buyer): (i) neither the accountant nor the firm that employs the accountant shall have performed any accounting or consulting services for any party or any Affiliate of any party at any time during the three year period prior to the date of this Agreement; (ii) the accountant is not related in any way by blood or marriage to any party or any executive officer or director of any party or any Affiliate of such party; (iii) the accountant has been a certified public accountant duly licensed to practice in the state where he or she has his or her primary office for a period of not less than ten years; and (iv) the accountant is willing to accept engagement as a CPA Firm on the terms and conditions of this Agreement.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for Liabilities secured by any Encumbrance (other than Permitted Encumbrances) existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contractual Obligations, (d) for the deferred purchase price of property, goods or services, including in connection with the acquisition of any business or non-competition agreement (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit and bankers’ acceptances, (g) for Contractual Obligations relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above, and (h) in the nature of Guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Disclosed Liabilities” means those Liabilities, matters, benefit plans, Actions, disputes, violations, citations, penalties, claims, and potential or Threatened Liabilities, Actions, disputes, violations, citations, penalties, claims (i) disclosed on Schedule 1.2 with respect to any and all amounts owed to CAC, (ii) with respect to item 2 on Schedule 2.6.1, (iii) disclosed on Schedule 2.7, but with respect to item 2, only that portion of such item related to the period prior to the Effective Date, (iv) with respect to subsections (h),

(n), (o), (t) and (u) on Schedule 2.8, (v) those Liens (including all underlying Debt related thereto) set forth in Section C of the Encumbrances Schedule attached to Schedule 2.9.1, (vi) with respect to infringement and other claims with respect to item 13 on Schedule 2.14, (vii) with respect to all disclosures on Schedule 2.15, (viii) with respect to items 8 and 9 on Schedule 2.15.3, (ix) with respect to all payments under those agreements listed in item 3 and all liability with respect to item 6 on Schedule 2.17(a), (x) with respect to all items on Schedule 2.17(c), (xi) with respect to all items on Schedule 2.17(e), (xii) with respect to all items on Schedule 2.17(f), (xiii) with respect to all items on Schedule 2.17(h), (xiv) with respect to all items on Schedule 2.17(g) (xv) with respect to all items on Schedule 2.18, but with respect to item 3, only those indemnification obligations for the period prior to the Effective Date and with respect to item 4, only those Environmental, Health and Safety Liabilities arising out of or related to the period prior to the Effective Date, (xvi) with respect to items a.8. (with respect to breaches of the confidentiality provisions in disclosing such agreements hereunder), and q.2. on Schedule 2.19, (xvii) with respect to all items on Schedule 2.19.3, (xviii) with respect to all items on Schedule 2.22, but with respect to item 1 (including subitems (1) and (2) thereunder) only those unperformed warranty obligations with respect to the period prior to the Effective Date, (xix) with respect to all items disclosed on Schedule 2.24.3, (xx) with respect to all items disclosed on Schedule 2.25, (xxi) with respect to item 1 (with respect to breaches of the confidentiality provisions in disclosing the terms of such agreements) disclosed on Schedule 2.31, (xxii) with respect to all items disclosed on Schedule 10.1.1, (xxiii) with respect to all items disclosed on Schedule 10.1.2, and(xxiv) with respect to any Taxes resulting from the audits disclosed on Schedule 10.1.3 or otherwise disclosed in an update to a Schedule pursuant to Section 4.6. The matters disclosed in item (f)(2) of Schedule 2.8 and referred to elsewhere in the Companies’ Disclosure Schedules are omitted from this definition as they are covered separately in Section 9.1.5.

“Disclosure Schedules” means, collectively, the Companies’ Disclosure Schedules, the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule.

“DOJ” means the United States Department of Justice.

“Effective Date” means November 1, 2009.

“Enbridge” means Enbridge Energy, Limited Partnership, Enbridge Pipelines (Southern Lights) L.L.C. and/or their respective Affiliates.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” means (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and (b) general principles of equity that may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms.

“Environmental, Health and Safety Liabilities” means any claim, demand, order, suit, cost, damages, expense, Liability, obligation (including any investigatory, corrective or remedial obligation), or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by CERCLA.

“Environmental Laws” means all Legal Requirements relating to or addressing the environment, health or safety, which shall include the use, handling, treatment, storage or disposal of any Contaminant, or workplace or worker safety and health.

“Equity Security” of any Person means any (i) capital stock, membership or partnership interest or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (iv) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Escrow Amount” means Fifteen Million Dollars ($15,000,000).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Damages” means any incidental, consequential (including lost profits), punitive, special, indirect or exemplary damages, damages for diminution in value, or damages calculated on a multiple of earnings or similar basis.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Force Majeure” means acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Authorization” means any approval, consent, license, Permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Headquarters Facility” means Precision’s headquarters and yard located at 3314 56th Street, Eau Claire, Wisconsin 54703.

“HSR Act” means the Hart-Scott-Rodino Premerger Notification Act, 15 U.S.C. 18a.

“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Section 9.1 or 9.2, as the case may be.

“Indemnifying Person” means, with respect to any Indemnity Claims, (i) the Sellers, or (ii) the Buyer under Section 9.1 or 9.2, respectively, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 9.1 or 9.2.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature anywhere, including all rights and interests pertaining to or deriving from:

(a) patents, copyrights, mask work rights, Technology, know-how, processes, Trade Secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and Software;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(e) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Inventory” means all inventory related to the Business, wherever located, including all finished goods whether held at any location or facility of the Company or in transit to the Company.

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, Equity Securities (including joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“Key Employee” means Kara Linderholm, Bobby Poteet, Jake Breunig, Jim Cunningham, Russell Fischer, Scott Schoener, Jim Mallon and all other superintendants of the Businesses.

“Law” means any United States federal, national, foreign, supranational, state, provincial, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Legal Requirement” means any Law, Governmental Order or Permit.

“Liability” means, with respect to any Person, any liability or obligation of such Person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such debt, duty or liability is immediately due and payable, and including all costs and expenses related thereto.

“Licensed Software” means all Software that is owned by any third party and that is licensed to and used by either Company in the conduct of its respective Business.

“Losses” means any loss, liability, claim, damage, expense (including costs of defense and reasonable attorneys’ fees under circumstances a party is entitled to incur such costs and fees pursuant to this Agreement); provided, however, the term Losses shall be limited to actual damages and shall exclude Excluded Damages, except (i) with respect to any breach of the representations and warranties set forth in Section 2.6 (Financial Statements) as to which Losses shall include damages for a diminution of value, indirect damages and other special damages, and (ii) in the case of fraud or intentional misrepresentation in which event Losses shall include all actual damages and all Excluded Damages.

“MasTec” means MasTec, Inc., a Florida corporation, of which the Buyer is a wholly-owned subsidiary.

“MasTec Material Adverse Effect” means any change in, development, event, occurrence or effect on, MasTec’s businesses, operations, assets, currently contemplated contracts, condition (financial or otherwise) or results of operations which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, (a) is, or would reasonably be expected to be, materially adverse to MasTec’s businesses, operations, assets, currently contemplated contracts, condition (financial or otherwise) or results of operations, or (b) prevents or materially delays MasTec’s ability to perform its obligations hereunder, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any action taken by any of the Sellers or any of their Affiliates; (ii) any omission to act or action taken with the prior written consent of the Sellers’ Representative (including those omissions to act or actions taken which are required by this Agreement); or (iii) any national or international political or social occurrence, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent any such event or occurrence impacts MasTec in a manner disproportionate to the impact on other companies in the industries in which it operates.

“Material Adverse Effect” means any change in, development, event, occurrence or effect on, the Businesses, operations, Assets, currently contemplated contracts (including (a) with El Paso Energy for both current and planned projects, including the Ruby Ridge Pipeline project (the “Ruby Project”) and (b) with Enbridge), condition (financial or otherwise) or results of operations of the Companies which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, (a) is, or would reasonably be expected to be, materially adverse to the

Businesses, operations, Assets, currently contemplated contracts (including (a) with El Paso Energy for both current and planned projects, including the Ruby Project and (b) Enbridge), condition (financial or otherwise) or results of operations of the Companies, or (b) prevents or materially delays a Company’s ability to perform its obligations hereunder, but shall exclude any prospects (other than with respect to Ruby and Enbridge projects) and shall also exclude any effect resulting or arising from: (i) any action taken by Buyer or any of its Affiliates; (ii) any omission to act or action taken with the prior written consent of the Buyer (including those omissions to act or actions taken which are required by this Agreement); or (iii) any national or international political or social occurrence, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent any such event or occurrence impacts the Companies in a manner disproportionate to the impact on other companies in the industry in which the Companies operate. The parties hereto acknowledge and agree that any loss or material adverse change to either one or both of the Ruby and Enbridge contracts shall be conclusively and for all purposes deemed to be a Material Adverse Effect, and each party waives any right he or it has to contest that such loss is not a Material Adverse Effect.

“Materiality Qualifier” means any qualifier referencing materiality, a Material Adverse Effect or any similar qualifier.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“Net Working Capital” means as of any particular date (a) the value of all of the Companies’ current Assets (including for any determination as of the Effective Date, all cash on the books of PPL as of the Effective Date), excluding (i) any Receivables not collected on or prior to the 90th day following the Closing Date, (ii) any inter-Company Receivables and (iii) the GPP Investment Asset, less (b) the amount of all of the Companies’ current Liabilities (x) excluding any inter-Company Liabilities and Liabilities included in Actual Indebtedness (for purposes of this definition only, Actual Indebtedness shall be determined prior to the exclusion of the Indebtedness reduction described in the proviso of Section 1.5.1(c)) and (y) including accrued current Liabilities not yet due (including for any determination as of the Effective Date, accrued expenses of PPL for salary and benefits of its employees as of the Effective Date), all as determined in accordance with Precision GAAP; provided that, and regardless of whether such accruals were included in the Financial Statements, current Liabilities shall (1) include (i) accruals for “stand-by pay” accrued and unpaid to the Effective Date, (ii) office employee bonus accruals for 2009 in an amount equal to $500,000, (iii) field employee bonus accruals for 2009 in an amount equal to $2,000,000, (iv) vacation pay accruals for 2009 in an amount equal to $25,000 and (v) accruals for profit sharing in an amount equal to $200,000 (the amount set forth in each of the foregoing clauses (ii) through (v) shall be that percentage of the full amount equal to the percentage of calendar year 2009 elapsed prior to the Effective Date), and (2) exclude any reserve or accruals for the following: (i) Receivables; (ii) retainage; (iii) Disclosed Liabilities; (iv) Tax Losses; (v) termination costs of Zurich American Insurance Company worker’s compensation insurance policy described in Section 5.9; or (vi) the matters set forth on Schedule 9.1.5, nor shall any write-offs be made with respect to any of the items in this clause (2).

“Occupational Safety and Health Law” means any Legal Requirement, including the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, which both has been adopted and is effective prior to the Closing Date and which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person and does not require the consent of the shareholders, board of directors or members of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, shareholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Software” means all Software used by each Company in the conduct of its respective Business that is owned or purported to be owned by such Company.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in books and records in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens are not material in amount and do not interfered with any current or anticipated operation of either Business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated in any material respect by the current or contemplated use and operation of the Real Property, (d) restrictions on the transfer of securities arising under federal and state securities laws and (e) Encumbrances which will be terminated as of the Closing as provided in this Agreement.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“PP&E” means property, plant and equipment, including trucks, trailers and other construction equipment.

“Precision Business” means Precision’s pipeline construction, maintenance and related services business for hydrocarbon transmission and distribution (petroleum, natural gas and related products) throughout North America, including all services provided by Precision prior to the date hereof, including (i) cross country construction of pipelines from four (4) to forty-two (42) inches, (ii) pipeline integrity projects, (iii) looping and laterials, (iv) hydrostatic testing, (v) pipeline drying services, (vi) pipeline rehabilitation, (vii) meter and pump station construction and (viii) services and construction related to pumping and compressor facilities, gathering and collection systems and municipal distribution.

“Precision GAAP” means GAAP, applied in a manner consistent with Schedule 12.1, but only to the extent the items on such schedule are consistent with GAAP at the relevant time of calculation.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through, in, into or from the air, soil, surface water, groundwater or any property.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Sellers’ Disclosure Schedule” means the disclosure schedules attached hereto and delivered by Sellers to Buyer in connection with this Agreement.

“Sellers’ Internal Knowledge” means the knowledge of Murphy, Rooney, Kara Linderholm and Bobby Poteet each of whom will be deemed to have knowledge of all such matters as he or she would have discovered had he or she reviewed the books, records and files, of the Companies and PPL.

“Sellers’ Knowledge” means the knowledge of Murphy, Rooney, Kara Linderholm and Bobby Poteet each of whom will be deemed to have knowledge of all such matters as he or she would have discovered had he or she made reasonable inquiries.

“Software” means computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (1) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of a Tax audit (provided such amounts are not duplicative of any other Taxes) and (2) liability of the Company for the payment of any amounts of the type described in clause (1) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Threatened” means a claim, Action, dispute or audit, with respect to which a demand or statement has been made to a Company, any Seller or their Representatives orally or in writing.

“Trade Secrets” means trade secrets, know how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Treasury Regulations” means the regulations promulgated under the Code.

12.2 Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Term	Location
“Acquisition Proposal”	Section 4.4.1
“Actual Closing Balance Sheet”	Section 1.8.4
“Actual Indebtedness”	Section 1.8.1
“Actual Net Working Capital”	Section 1.8.1
“Actual PP&E”	Section 1.8.1
“Actual Uncollected Receivables”	Section 1.8.1
“Advisors”	Section 4.1
“Agreement”	Preamble
“Allocated Purchase Price”	Section 1.3
“Allocation”	Section 1.3
“Annual Budget”	Section 1.10.8
“Approved Acquisitions”	Section 1.10.3
“Approved Annual Budget”	Section 1.10.8
“Assets”	Section 2.9.1
“Audited Financials”	Section 2.6.1
“Board”	Section 1.10.8
“Books and Records”	Section 5.5
“Buyer”	Preamble
“Buyer Indemnified Person”	Section 9.1
“Buyer Indemnified Taxpayer”	Section 10.3.1
“Buyer’s Earn-Out Position”	Section 1.10.6
“Buyer’s Position”	Section 1.8.3
“Cash Purchase Price”	Section 1.5.1
“Closing”	Section 1.9
“Closing Balance Sheet”	Section 1.8.1
“Closing Certificate”	Section 1.4
“Closing Date”	Section 1.9.1
“Closing Period”	Section 10.3.2(a)
“Closing Period Tax”	Section 10.3.2(a)
“Closing Period Tax Calculation”	Section 10.3.2(a)
“Commercial Software”	Section 2.14.1
“Companies” and “Company”	Preamble
“Company Agreements”	Section 2.3
“Company Employees”	Section 2.17(a)
“Competitive Business”	Section 5.2.1(a)
“Compliance Period”	Section 1.10.11
“Controlled Group”	Section 2.17(c)
“Customer Assets”	Section 2.16
“Data Room”	Section 1.9.2(a)(xi)
“Deductible”	Section 9.1.6
“Disclosed Contract”	Section 2.19.2
“Earn-Out Dispute Expenses”	Section 1.10.6

Term	Location
“Earn-Out Objection”	Section 1.10.6
“Earn-Out Payments”	Section 1.10.1
“Earn-Out Period”	Section 1.10.2
“Earn-Out Review Period”	Section 1.10.6
“Earn-Out Shares”	Section 2.30.1
“EBITDA”	Section 1.10.3
“Employee Plans”	Section 2.17(a)
“EO Financial Statements”	Section 1.10.3
“Equipment”	Section 2.13
“Escrow Account”	Section 1.6
“Escrow Agent”	Section 1.6
“Escrow Agreement”	Section 1.6
“Escrow Fund”	Section 1.5.1
“Escrow Period”	Section 1.6
“Estimated Closing Balance Sheet”	Section 1.4
“Estimated Indebtedness”	Section 1.4.1
“Estimated Net Working Capital”	Section 1.4.3
“Estimated PP&E”	Section 1.4.2
“Estimated PP&E Surplus”	Section 1.5.1(c)
“Existing Operations”	Section 1.10.3
“Final Closing Statement”	Section 1.8.1
“Financials”	Section 2.6.1
“Financing”	Section 6.9
“FLSA”	Section 2.24.2
“Gardere”	Section 2.8(i)
“General Release”	Section 1.9.2(a)(xiii)
“GPP”	Section 10.3.2(a)
“GPP Investment Asset”	Schedule 9.1.5
“Gross-UP Payment”	Section 10.3.2(a)
“Headquarters Lease”	Section 1.9.2(a)(xii)
“Hybrid Earn-Out Period”	Section 1.10.11
“Identified Excluded Business”	Section 1.10.8
“Indemnified Taxpayer”	Section 10.3.1
“Interim Financials”	Section 4.9
“IRS”	Section 2.17(e)
“LandCo”	Section 1.9.2(a)(xii)
“Liability Cap”	Section 9.1.6
“Liability Policies”	Section 2.26
“Licenses”	Section 2.14.6
“MasTec Common Stock”	Section 1.10.4
“MasTec Financial Statements”	Section 3.7
“Most Recent Balance Sheet”	Section 4.9
“Most Recent Balance Sheet Date”	Section 2.6.1
“Mrs. Murphy”	Preamble

Term	Location
“Mrs. Rooney”	Preamble
“Multiemployer Plan”	Section 2.17(a)
“Murphy”	Preamble
“Negative EBITDA Earn-Out Period”	Section 1.10.1(g)
“Noncompliance Period”	Section 1.10.11
“PBGC”	Section 2.17(e)
“PPL”	Preamble
“PPL Assets”	Section 2.9.1
“Pre-Closing Period”	Section 4.2.1
“Precision”	Preamble
“Precision Units”	Recitals
“Predecessor”	Section 2.1.2
“Principals Employment Agreements”	Section 1.9.2(a)(xv)
“Public Reports”	Section 3.6
“Purchase Price”	Section 1.2
“Purchase Price Adjustment”	Section 1.8.4(a)
“Purchase Price Dispute Expenses”	Section 1.8.3
“Real Property”	Section 2.12.1
“Real Property Leases”	Section 2.12.1
“Receivables”	Section 2.10
“Registration Rights Agreement”	Section 1.9.2(a)(xiv)
“Related Entity”	Section 5.2.6
“Restrictive Covenant Breach”	Section 1.10.11
“Revised Annual Budget”	Section 1.10.8
“Rooney”	Preamble
“SEC”	Section 2.15.4(d)
“Seller”	Preamble
“Seller Guarantees”	Section 4.12
“Seller Indemnified Person”	Section 9.2
“Seller-Prepared Returns”	Section 10.2.2
“Sellers’ Earn-Out Position”	Section 1.10.6
“Sellers’ Objection”	Section 1.8.2
“Sellers’ Position”	Section 1.8.3
“Sellers’ Representative”	Preamble
“Straddle Period”	Section 10.2.2
“Straddle Return”	Section 10.2.2
“Stub Period”	Section 10.3.2(a)
“Surety Bonds”	Section 2.31.1
“Tax Claim”	Section 10.3.4(a)
“Tax Losses”	Section 10.3.1
“Territory”	Section 5.2.1(a)
“Third Party Claim”	Section 9.4.1
“Transferred Employees”	Section 4.10
“Transport”	Preamble

Term	Location
“Transport Business”	Recitals
“Transport Sellers”	Preamble
“Transport Units”	Recitals
“Uncollected Retainage”	Section 1.12
“Uncollected Retainage Determination Date”	Section 1.12
“Underlying Leases”	Section 2.12.1
“Units”	Recitals
“WARN”	Section 2.24.2

12.3 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the date first set forth above.

BUYER:

PRECISION ACQUISITION, LLC

By:	/s/ Jose R. Mas
Name:	Jose R. Mas
Title:	President

GUARANTOR:

MASTEC, INC.

By:	/s/ Jose R. Mas
Name:	Jose R. Mas
Title:	President and Chief Executive Officer

SELLERS:

PPL MANAGEMENT, INC.

By:	/s/ Michael Daniel Murphy
Name:	Michael D. Murphy
Title:	President

/s/ Michael Daniel Murphy
Michael Daniel Murphy

/s/ Steven R. Rooney
Steven R. Rooney

COMPANIES:

PRECISION PIPELINE LLC

By:	/s/ Michael Daniel Murphy
Name:	Michael D. Murphy
Title:	Managing Member

Signature page to Interest Purchase Agreement

PRECISION TRANSPORT, LLC

By:	/s/ Michael Daniel Murphy
Name:	Michael Daniel Murphy
Title:	Managing Member

/s/ Angela D. Murphy
Angela D. Murphy, solely with respect to Sections 11.19 and 11.20

/s/ Karen K. Rooney
Karen K. Rooney, solely with respect to Sections 11.19 and 11.20

SELLERS’ REPRESENTATIVE:

/s/ Michael Daniel Murphy
Michael Daniel Murphy, as Sellers’ Representative

/s/ Steven R. Rooney
Steven R. Rooney, as Sellers’ Representative

Signature page to Interest Purchase Agreement